EXHIBIT 2

EMERGENT BIOSOLUTIONS INC.
-AND-
2396638 ONTARIO INC.
-AND-
CANGENE CORPORATION
ARRANGEMENT AGREEMENT
December 11, 2013

TABLE OF CONTENTS
(continued)
Page

ARTICLE 1 - INTERPRETATION
1.1          Definitions
1.2          Currency
1.3          Accounting Matters
1.4          Knowledge
1.5          Date For Any Action
1.6          Interpretation
1.7          Schedules
ARTICLE 2 - THE ARRANGEMENT AND ITS ANNOUNCEMENT
2.1          Process Regarding Company
2.2          Circular
2.3          Public Announcement
2.4          List of Securityholders
ARTICLE 3 - CONDITIONS TO THE ARRANGEMENT
3.1          Mutual Conditions
3.2          Conditions in Favour of Company
3.3          Conditions in Favour of Parent and Buyer
3.4          Satisfaction, Waiver and Release of Conditions
ARTICLE 4 - REPRESENTATIONS AND WARRANTIES
4.1          Representations and Warranties of Company
4.2          Representations and Warranties of Parent and Buyer
4.3          Survival of Representations, Warranties and Covenants
4.4          Effect of Inconsequential Inaccuracies
ARTICLE 5 - IMPLEMENTATION
5.1          General
5.2          Satisfaction of Conditions
5.3          Options and other Equity Based Compensation Arrangements
5.4          Defence of Proceedings
5.5          Registrar and Transfer Agent
5.6          Access; Confidentiality
5.7          Duty to Inform
5.8          Board Recommendation
5.9          Withholding Rights
5.10          Pre-Closing Reorganization
5.11          Knowledge
ARTICLE 6 - CONDUCT OF BUSINESS
6.1          Conduct of Business by Company
6.2          Not Used
6.3          Financing
6.4          Net Cash and Working Capital Statements
ARTICLE 7 - ALTERNATIVE TRANSACTIONS
7.1          Non-Solicitation; Adverse Acts
7.2          Permitted Actions
7.3          Notification of Acquisition Proposal
7.4          Access to Information
7.5          Implementation of Superior Proposal
7.6          Response by Parent
7.7          General
ARTICLE 8 - TERMINATION AND AMENDMENT OF AGREEMENT
8.1          Termination
8.2          Amendment
8.3          Approval of Amendments
ARTICLE 9 - TERMINATION PAYMENTS
9.1          Payment to Parent
9.2          Payment to Company
9.3          Damages
ARTICLE 10 - PARENT, BUYER AND COMPANY COVENANTS
10.1          Indemnities
10.2          Directors and Officers Insurance and Other Indemnification Matters
10.3          Third Party Beneficiaries
10.4          Guarantee
10.5          Termination or Other Disposition of Plans
10.6          Employee Matters and Employee Benefit Matters
10.7          Novation
ARTICLE 11 - GENERAL
11.1          Confidentiality and Public Disclosure
11.2          Assignment
11.3          Binding Effect
11.4          Representatives
11.5          Responsibility for Expenses
11.6          Time
11.7          Notices
11.8          Governing Law
11.9          Injunctive Relief
11.10 Entire Agreement
11.11 Further Assurances
11.12 Waivers and Modifications
11.13 Privacy Issues
11.14 Liability
11.15 Counterparts
11.16 Severability

SCHEDULES
Schedule A -Plan of Arrangement
Schedule B - Mutual Conditions
Schedule C - Conditions in Favour of Company
Schedule D - Conditions in Favour of Parent and Buyer
Schedule E - Representations and Warranties of Company
Schedule F - Representations and Warranties of Parent and Buyer
Schedule G - Regulatory Approvals

ARRANGEMENT AGREEMENT
THIS AGREEMENT is made this 11th day of December, 2013 (this "Agreement").
AMONG:
CANGENE CORPORATION, a corporation amalgamated under the laws of Ontario,("Company"),
– and –
2396638 ONTARIO INC., a corporation incorporated under the laws of Ontario, ("Buyer"),
– and –
EMERGENT BIOSOLUTIONS INC., a corporation incorporated under the laws of Delaware, ("Parent")
WHEREAS:
A.
The authorized capital of Company consists of an unlimited number of common shares, of which 66,746,870 Common Shares were issued and outstanding as of the close of business on December 10, 2013 as fully paid and non-assessable;

B.
There are no options, warrants or other securities outstanding that require the issue or sale of any securities of Company, other than the Options to acquire an aggregate of 1,709,302 Common Shares outstanding as of the close of business on December 10, 2013;

C.
Buyer proposes to acquire all of the Common Shares including Common Shares issued upon exercise of the Options described in recital B to this Agreement pursuant to the Arrangement as provided for in this Agreement for the aggregate Consideration contemplated herein;

D.
Contemporaneously herewith, Parent and Buyer have entered into a voting support agreement (the "Voting Support Agreement") with certain holders of Common Shares (the "Locked-Up Shareholders") pursuant to which, among other things, Buyer has agreed to take all steps required of it to cause the Arrangement to occur and the Locked-Up Shareholders have agreed to vote in support of the Arrangement all of the Common Shares held or hereafter acquired by them, all on the terms and subject to the conditions set forth in the Voting Support Agreement; and

E.
The board of directors of Company, after receiving the Fairness Opinion and legal advice and after considering other factors, has unanimously determined that it is in the best interests of Company to enter into this Agreement, to support and implement the Transactions and for the board of directors of Company to recommend that Shareholders vote in favour of the Arrangement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set out in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Company, Parent and Buyer agree that:
ARTICLE 1 -  INTERPRETATION
1.1	Definitions
In this Agreement, unless otherwise defined or expressly stated herein or something in the subject matter or the context is clearly inconsistent therewith:
(1)	"Accrued Liabilities" means ordinarily recurring operating expenses of Company and its Subsidiaries incurred as of the Effective Time but which are not yet due and payable as of the Effective Time.
(2)
"Acquisition Proposal" means any proposal or offer with respect to any transaction (by purchase, merger, amalgamation, arrangement, business combination, liquidation, dissolution, recapitalization, take-over bid or otherwise) that would result in any person (or group of persons) other than Parent and its Subsidiaries acquiring (a) assets of Company and/or its Subsidiaries that represent 20% or more of the consolidated assets of Company, or which collectively produce 20% or more of the consolidated revenue of Company and its Subsidiaries, as at July 31, 2013, or (b) 20% or more of the equity (or rights thereto) of Company or any of its Subsidiaries (provided that, for purposes of Section 9.1(c), paragraphs (a) and (b) of the definition of "Acquisition Proposal" shall be read as follows: "(a) assets of Company and/or its Subsidiaries that constitute more than 50% of the consolidated assets of Company or any of its Subsidiaries; or (b) more than 50% of the equity (or rights thereto) of Company or any of its Subsidiaries").

(3)	"Act" or the "OBCA" means the Business Corporations Act (Ontario), as amended.
(4)	"affiliate" has the meaning corresponding to "affiliated companies" in the Securities Act (Ontario), as amended.
(5)
"Agency" means any domestic or foreign court, tribunal, federal, state, provincial or local government or governmental or quasi-governmental agency, department or authority or other regulatory authority (including (a) the TSX, and (b) any Health Agency) or administrative agency or commission (including the Securities Commissions) or any elected or appointed public official, in each case having jurisdiction over either of Company, any of its Subsidiaries, any of the Company Products, or over Parent.

(6)	"Agreement" has the meaning set out in the preamble to this Agreement.
(7)	"Alternative Transaction" means any Acquisition Proposal made by any person other than Parent or Buyer or any other affiliate of Parent.
(8)
"Antitrust Laws" means any and all United States (federal or state), Canadian or other foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

(9)	"Apotex Group" means Apotex Inc., Apotex Holdings Inc., Sherman Foundation, Apotex Foundation and Barry Sherman.
(10)	"Apotex Plan" has the meaning set out in Section 10.5(b).
(11)
"Arrangement" means an arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with this Agreement (including the Plan of Arrangement) or made at the direction of the Court.

(12)	"Assigned Contracts" has the meaning set out in Section (ll)(vi) of Schedule E.
(13)	"Authorized Capital" has the meaning set out in Section (c) of Schedule E.
(14)	"Business" means the business of Company and its Subsidiaries as currently conducted.
(15)
"business day" or "Business Day" means any day other than a Saturday, Sunday, a public holiday or a day on which commercial banks are not open for business in Winnipeg, Manitoba, Toronto, Ontario or Rockville, Maryland under applicable Law.

(16)	"Business Personnel" has the meaning set out in Section (r)(iii) of Schedule E.
(17)	"Buyer" means 2396638 Ontario Inc.
(18)	"CDSA" means the Controlled Drugs and Substances Act, SC 1996, c 19, as amended.
(19)	"Cessation Date" has the meaning set out in Section 10.5(b).
(20)	"Change of Recommendation" has the meaning set out in Section 7.5.
(21)	"Code" means the United States Internal Revenue Code of 1986, as amended.
(22)	"Common Shares" means the common shares in the capital of Company.
(23)	"Company" means Cangene Corporation, a corporation amalgamated under the laws of Ontario.
(24)
"Company Circular" means the notice of special meeting and accompanying management information circular of Company, including all appendices thereto, to be sent to Shareholders in connection with the Special Meeting.

(25)	"Company Disclosure Statement" means the statement delivered by Company to Parent concurrently with the execution of this Agreement.
(26)	"Company Expenses" has the meaning set forth in Section 9.2(b).
(27)	"Company Intellectual Property" has the meaning set forth in Section (q)(i) of Schedule E.
(28)	"Company Permits" has the meaning set forth in Section (j)(i) of Schedule E.
(29)	"Company Plans" has the meaning set out in Section (s)(i) of Schedule E.
(30)
"Company Products" means all products that are being researched, tested, developed, commercialized, manufactured, sold or distributed by Company or any of its Subsidiaries, and all products with respect to which Company or any of its Subsidiaries owns licenses to distribute, as set forth in Schedule 1.1(29); Provided, however, that Parent and Buyer acknowledge and agree that the Company Product episil® is licensed to Company and manufactured for Company a third party, and that the applicable Regulatory Approvals for episil® have been obtained and are owned by such third party.  Accordingly, any and all representations and warranties made by Company in this Agreement relating to the development of, Regulatory Approvals for, and the manufacture of, episil® as a Company Product are made only to the knowledge of Company, notwithstanding any provision herein to the contrary.

(31)	"Company Property" has the meaning set out in Section (z) of Schedule E.
(32)	"Company Public Disclosure Documents" has the meaning set out in Section (e) of Schedule E.
(33)	"Competition Act" means the Competition Act (Canada), as amended, including the regulations promulgated thereunder.
(34)
"Confidentiality Agreement" means (a) the confidentiality agreement dated August 27, 2012 between Company and Parent and (b) that certain Clean Team and Confidentiality Agreement dated November 1, 2013 between Company and Parent governing the sharing of certain sensitive information of Company.

(35)	"Consents and Approvals" has the meaning set out in Section (d)(i) of Schedule E.
(36)
"Consideration" means the cash amount per Common Share calculated by dividing $222,000,000 by the number of outstanding Common Shares as at the Effective Date.  Based upon there being 68,456,172 Common Shares outstanding on the Effective Date (after exercise of all outstanding Stock Options), the Consideration will be $3.24.

(37)	"Continuing Company Employee" has the meaning set out in Section 10.6(a).
(38)
"Contract" means any contract, royalty, instrument, permit, franchise, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, arrangement or understanding whether oral or written.

(39)	"Contract Disputes Act" means the Contract Disputes Act of 1978 (41 U.S.C. § 7101-7109), which establishes the procedures to be used by contractors and contracting officers in resolving disputes.
(40)	"Court" means the Ontario Superior Court of Justice (Commercial List).
(41)	"CRA" means the Canada Revenue Agency.
(42)	"CTA" means a clinical trial application.
(43)	"Curable Matters" has the meaning set out in Section 8.1(c).
(44)	"Data Regulations" has the meaning set out in Section (ll)(xiv) of Schedule E.
(45)
"Data Room Information" means the documents relating to Company and its Subsidiaries provided by or on behalf of Company (including documents posted on the electronic data site) to Parent or its counsel on or before the execution of this Agreement but excluding financial projections and financial forecasts.

(46)	"DEA" means the United States Drug Enforcement Administration.
(47)	"Debt Financing" has the meaning set out in Section 6.3(b).
(48)	"Depositary" has the meaning set out in Section 5.9.
(49)	"DFARS" means the United States Defense Federal Acquisition Regulation Supplement and applicable supplements.
(50)	"Director" means the Director appointed pursuant to Section 278 of the OBCA.
(51)	"Disclosed Personal Information" has the meaning set out in Section 11.13(b).
(52)	"Effective Date" means the date on or before the Outside Date on which the Arrangement becomes effective in accordance with the OBCA and the Final Order.
(53)	"Effective Time" means the time on the Effective Date that the Arrangement becomes effective in accordance with its terms.
(54)	"EMA" means the European Medicines Agency.
(55)
"Employee Benefit Plan" means any employee benefit plan, program, policy, practices or other arrangement providing benefits to any current or former employee, officer, consultant or director of Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Company or any of its Subsidiaries or to which Company or any of its Subsidiaries contributes or is obligated to contribute or with respect to which Company or any of its Subsidiaries may have liabilities, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), any medical, health, hospitalization, dental, disability or life insurance plan, any pension plan, whether registered or not under any applicable pension benefits regulation or any tax laws of Canada or a province thereof, group registered retirement savings plan or unregistered savings plan, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement.

(56)
"Employment Agreement" means a written contract, offer, letter or agreement of Company or of any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which Company or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

(57)
"Environmental Laws" means any applicable federal, state, provincial or local law, common law, statute, ordinance, code, regulation, rule, approval, permit, license, judgment, decree, order, directive, or other legal requirement that pertains to the regulation, protection or preservation of the environment (including ambient air, soil, sediment, surface water, ground water, wetlands, land or subsurface strata), natural resources, public health and safety or worker health and safety as affected by Hazardous Materials, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other management of or contact with Hazardous Materials.

(58)	"Environmental Permit" means any permit, license, authorization or consent required to be obtained by Company and its Subsidiaries pursuant to applicable Environmental Laws.
(59)	"ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules promulgated thereunder.
(60)	"Exclusivity Agreement" means the exclusivity agreement dated June 18, 2013 between Company and Parent, as amended.
(61)	"Existing Promotional Materials" has the meaning set out in Section (cc)(ix) of Schedule E.
(62)	"Export Control Laws" has the meaning set out in Section (kk)(i) of Schedule E.
(63)
"Fairness Opinion" means the opinion of the Financial Advisor to the board of directors of Company to the effect that, as of the date of the opinion, the consideration received pursuant to the Arrangement is fair to all Shareholders (other than the Apotex Group, Parent and their respective affiliates) from a financial point of view.

(64)	"FAR" means the United States Federal Acquisition Regulation and applicable supplements.
(65)	"FCPA" means the United States Foreign Corrupt Practices Act of 1977, as amended.
(66)	"FDA" means the United States Food and Drug Administration.
(67)	"FDCA" means the United States Federal Food, Drug and Cosmetic Act, as amended as of the date of this Agreement.
(68)
"Federal and State Healthcare Programs" means all Federal or State sponsored health care programs with which Company and its Subsidiaries are required to comply, including the federal health care programs listed in 42 U.S.C. § 1320a-7b(f), as amended from time to time.

(69)	"Filed Company Public Disclosure Documents" has the meaning set out in Section (h) of Schedule E.
(70)
"Final Order" means the final order of the Court approving the Arrangement, as such order may be amended by the Court at any time before the Effective Time, or if appealed, unless that appeal is withdrawn or denied, as affirmed or as amended on appeal.

(71)	"Financial Advisor" means Raymond James Ltd.
(72)	"Food and Drugs Act" means the Canada act respecting food, drugs, cosmetics and therapeutic devices, as amended as of the date of this Agreement.
(73)	"GAAP" means Canadian generally accepted accounting principles.
(74)	"Government Bid" means any outstanding bid, quotation, proposal or grant application by Company which, if accepted or awarded, would result in a Government Contract.
(75)
"Government Contract" means any Contract, including any prime contract, subcontract, contractor team arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, task order, change order, option or other arrangement of any kind between Company or any of its Subsidiaries and either (a) any Agency, (b) any prime contractor of any Agency or (c) any first tier subcontractor with respect to any contract described in clauses (a) or (b) of this definition, where the ultimate customer is an Agency, that has not been closed by the Agency, such prime contractor or such subcontractor, as appropriate, and is actively being performed by Company or any of its Subsidiaries.

(76)	"Grant" means an award of financial assistance in the form of money, or property or services in lieu of money, by a government or public entity to a recipient.
(77)
"Hazardous Materials" means any material, chemical, compound, substance, mixture, waste or by-product (regardless of physical form or concentration) that (a) is hazardous, toxic, infectious, explosive, radioactive, carcinogenic, ignitable, corrosive, reactive, or otherwise deleterious to living things or the environment, or (b) is defined, designated, listed, restricted or otherwise regulated under Environmental Laws.  The term "Hazardous Materials" shall include any "hazardous substance" as defined, listed, designated or regulated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended, any "hazardous waste" or "solid waste" as defined, listed, designated or regulated under Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended, polychlorinated biphenyls (PCBs), toxic mold, lead-based paints, urea-formaldehyde foam insulation, asbestos, and petroleum, petroleum products or by-products (including crude oil or any fraction thereof).

(78)
"Health Agency" means Health Canada, the HHS and each and all of its constituent agencies including FDA, EMA, European Commission's Enterprise Directorate General and any other governmental or quasi-governmental body (whether, federal, regional, state, provincial, or local) exercising comparable or similar authority, including any such body, having jurisdiction over Company, its Subsidiaries and their activities or over Parent, its Subsidiaries and their activities, as applicable, including regulating the quality, identity, strength, purity, safety, efficacy, manufacturing, distribution, sale, pricing, price reporting, government or private payment or reimbursement for, rebates related to, and import or export of the Company Products necessary for the lawful operating of the businesses of Company or any of its Subsidiaries as currently conducted, or as expected to be conducted following completion of the Transactions, or the products of Parent necessary for the lawful operating of the business of Parent or any of its Subsidiaries as currently conducted, as applicable and the testing, manufacturing, sale or distribution, as applicable, of each of the Company Products, that are material to the conduct of the business of Company and its Subsidiaries, as such business is currently conducted, or is expected to be conducted following completion of the Transactions, or of each of Parent's products that are material to the conduct of the business of Parent and its Subsidiaries, as such business is currently conducted, as applicable.

(79)	"HHS" means the United States Department of Health and Human Services.
(80)	"Holdco" means a corporation that satisfies the requirements set forth in Section 2.5 of the Plan of Arrangement.
(81)
"Holdco Agreement" means a share purchase agreement, in the form approved by Parent, acting reasonably, to be entered into between Parent, Buyer, a Holdco and all of the Holdco Shareholders of such Holdco, providing for the transfer of all of the issued and outstanding Holdco Shares of such Holdco to Buyer in accordance with the Plan of Arrangement and containing (a) the terms and conditions set forth in Section 2.5 of the Plan of Arrangement; (b) such representations and warranties, terms and conditions and indemnities as Parent and Buyer may reasonably request; and (c) the requirement for such Holdco Shareholder to arrange for the provision of an opinion of legal counsel to such Holdco in form satisfactory to Parent, acting reasonably, in connection with the transfer of such Holdco Shares, based on customary certificates of officers of such Holdco and assumptions, to the effect that: (v) the Holdco is a subsisting corporation or equivalent under its governing laws; (w) the Holdco Shareholders are the registered holders of all outstanding shares of the Holdco based solely on the registers of the Holdco; (x) all necessary corporate action has been taken by the Holdco to authorize the execution, delivery and performance of the share purchase agreement; (y) the execution, delivery and performance of the share purchase agreement by the Holdco does not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of all currently effective articles and by-laws or other organizational documents of the Holdco; (z) and the share purchase agreement constitutes a legal, valid and binding obligation of the Holdco enforceable against the Holdco in accordance with its terms.

(82)	"Holdco Shareholder" means a holder of Holdco Shares.
(83)	"Holdco Shares" means the common shares of a Holdco.
(84)	"HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.
(85)	"HSR Approval" means any waiting period, and any extension thereof, under the HSR Act applicable to the Transactions shall have expired or shall have early terminated.
(86)	"IFRS" means International Financial Reporting Standards.
(87)	"including" means "including without limitation" and "includes" means "includes without limitation", unless limitation is specified.
(88)
"Inconsequential Inaccuracy" means any one or more inaccuracies in the representations and warranties of Company in (a) Schedule E or (b) in any other provision of this Agreement ( in each case, without giving effect to, applying to, or taking into consideration any materiality qualification contained in such representations and warranties) that, either individually or in the aggregate with all other inaccuracies in such representations and warranties, is not, and could not be, or would not reasonably be expected to be, Materially Adverse.

(89)	"IND" means an investigational new drug application, as defined at 21 C.F.R. Part 312.
(90)	"Indemnified Persons" has the meaning set out in Section 10.1.
(91)
"Intellectual Property" means all of the following in all jurisdictions worldwide: Patents, rights of copyrights (including the rights to copy, modify, create derivative works, and distribute), works of authorship fixed in any tangible medium of expression and in any medium, whether or not copyrightable, database rights, know-how, including manufacturing know-how, Trade Secrets, Marks, any registrations or applications with respect to any of the foregoing, any other intellectual property rights, and any rights under or with respect to any of the foregoing any such applications that are in fact filed, the right to file applications to register copyrights in copyrightable works that have been created in whole or part as of the date of this Agreement, and any such applications that are in fact filed.

(92)	"Interim Order" means an interim order of the Court, as may be amended, providing for, among other things, the calling and holding of the Special Meeting.
(93)	"ITA" means the Income Tax Act (Canada), as amended.
(94)	"ITAR" means International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130.
(95)
"Law" means all laws, statutes, by-laws, rules, regulations, orders, decrees, ordinances, protocols, codes, guidelines, policies, notices, directions and judgements or other requirements of any nation, state, other government entity or Agency.

(96)	"Leased Real Property" has the meaning set out in Section (n)(ii) of Schedule E.
(97)	"Liens" has the meaning set out in Section (b) of Schedule E.
(98)	"Locked-Up Shareholders" has the meaning set out in recital D to this Agreement.
(99)
"Marks" means trademarks, service marks, trade dress, domain names, corporate names, fictitious or assumed names, and others indicators of source, origin, sponsorship, certification or endorsement worldwide, and all goodwill in and to all of the foregoing, as well as any other indicators of origin, sponsorship, certification or endorsement.

(100)	"Material Contract" has the meaning set out in Section (l) of Schedule E.
(101)
"Materially Adverse" means a fact, circumstance, change, effect, occurrence, event or state of facts that, individually or in the aggregate, would or could reasonably be expected to (a) materially and adversely affect the financial condition, operations, results of operations, business, assets or capital of Company and its Subsidiaries, taken as a whole, (b) prevent or impair (i) Company or any of its Subsidiaries from performing its material obligations under this Agreement, the Transactions or any other agreement contemplated hereby or thereby, or (ii) Company's ability to consummate the Transactions; provided that, except as hereinafter set forth in this definition, no fact, circumstance, change, effect, occurrence, event or state of facts relating to any of the following, individually or in the aggregate, shall be considered Materially Adverse, solely as contemplated in (a) above, (or be taken into account in determining whether a fact, circumstance, change, effect, occurrence, event or state of facts is Materially Adverse, solely as contemplated in (a) above):

(i)	general political, economic or financial conditions in North America or elsewhere;
(ii)
the state of (including any changes in) credit, banking, currency or capital markets generally in Canada, the United States, Europe or elsewhere (including the failure of any financial institution, whether or not Company has credit arrangements or other business dealings with such financial institution, or the imposition of any limitation (whether or not mandatory) by any Agency on the extension of credit generally by financial institutions);

(iii)	any changes in currency exchange rates, interest rates, monetary policy or inflation;
(iv)	any change in the trading price or trading volume of Common Shares;
(v)	conditions generally affecting any of the pharmaceutical, biologics or medical device industries;
(vi)	any change in Law, GAAP, IFRS or FAR or in the interpretation, application or non-application of Law, GAAP, IFRS or FAR by any Agency;
(vii)
any national or international, political or social conditions (including, the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military, militant or terrorist attack (or any escalation or worsening thereof);

(viii)	any failure by Company to meet any public estimates or expectations regarding its revenues, earnings or other financial performance or results of operations;
(ix)	any matters disclosed in this Agreement or in the Company Disclosure Statement;
(x)	the occurrence of a Net Cash Termination Event or a Working Capital Termination Event;
(xi)	any action or inaction taken by Company or any of its Subsidiaries to which Parent has expressly consented in writing or as expressly permitted by this Agreement;
(xii)	any strikes, slowdowns or work stoppages;
(xiii)	earthquakes, hurricanes, tsunamis, tornadoes, floods or other natural disasters, weather conditions, explosions or fires or other force majeure events;
(xiv)	any notice to Company that any Agency will not consent to a Novation Agreement or Other FAR 42.12 Agreement for any Assigned Contract; or
(xv)	any failure to obtain an Other FAR 42.12 Agreement for any Assigned Contract.
it being understood that any cause of any change referred to in clauses (iv) and/or (x) above may be taken into consideration when determining whether a fact, circumstance, change, effect, occurrence, event or state of facts is Materially Adverse, but excluding any underlying cause referred to in clauses (i) to (xv)) above (other than clauses (iv) and/or (x) above); it being further understood that any fact, circumstance, change, effect, occurrence, event or state of facts referred to in clauses (i), (ii), (iii), (v), (vi), (vii), (xii) and (xiii) may nevertheless be taken into consideration when determining whether a fact, circumstance, change, effect, occurrence, event or state of facts is Materially Adverse to the extent that any such circumstance, change, effect, occurrence, event or state of facts disproportionately has an impact on the financial condition, operations, results of operations, business, assets or capital of Company or its Subsidiaries relative to other participants in such party's industry.
(102)
"Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and includes any multi-employer plan within the meaning of any pension legislation in force in Canada or any province of Canada.

(103)
"Net Cash" means (a) all cash and cash equivalents held in money market, savings, investment, brokerage and other corporate bank accounts maintained by Company or its Subsidiaries plus (b) all fees associated with any filings made pursuant to applicable Antitrust Laws and paid by Company pursuant to Section 11.5 less (c) the actual closing costs arising from and attributable to the Transactions to the extent such costs are payable on or after the Effective Date, including costs in the categories identified in Schedule 1.1(103) plus (d) any amounts payable pursuant to Section 6.1(h) plus (e ) any amounts paid, or payable prior to the Effective Date, in respect of discharge of Liens pursuant to Section 5.2(a) not exceeding $600,000.

(104)	"Net Cash Termination Event" means, Net Cash, as disclosed in the statement produced pursuant to Section 6.4, is less than $30,000,000.
(105)
"Novation Agreement" means a Contract (a) executed by (i) Company; (ii) Parent; and (iii) Agency; and (b) by which the Agency recognizes the transfer of such Contract and related assets in accordance with FAR Subpart 42.12.

(106)	"Option Plan" means the amended and restated stock option plan of Company.
(107)	"Optionholders" means the holders at the relevant time of Options.
(108)	"Options" means all options to purchase Common Shares issued pursuant to the Option Plan.
(109)	"Other FAR 42.12 Agreement" means an agreement other than a Novation Agreement with an Agency addressing issues related to the change in ownership which may occur before or after the Effective Date.
(110)	"Outside Date" means March 31, 2014 or such later date to which Company and Parent may agree in writing.
(111)	"Owned Real Property" has the meaning set out in Section (n)(i) of Schedule E.
(112)	"Parent" means Emergent BioSolutions Inc., a corporation incorporated under the laws of Delaware.
(113)	"Parent Disclosure Statement" means the statement delivered by Parent to Company concurrently with the execution of this Agreement.
(114)	"Parent Expenses" has the meaning set out in Section 9.1(d).
(115)
"Parent Information" means all information as may be reasonably requested by Company or as required by the Interim Order or applicable Law to be disclosed in the Company Circular and any amendment or supplement thereto with respect to Parent.

(116)	"Parent Information Representation" has the meaning set out in Section 2.2(b).
(117)
"Patents" means all patents and patent applications (including utility patents, utility models, design patents, certificates of invention and applications for certificates of invention and related priority rights) and registered design and registered design applications and all rights in connection therewith in any country, and including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

(118)
"Permits" means all certificates, franchises, licenses, permits, grants, covenants, certificates, orders, registrations, consents, variances, authorizations and approvals issued to or granted by Agencies or other third parties. For the avoidance of doubt, this definition does not encompass any Environmental Permit.

(119)
"Permitted Liens" means (a) Liens for Taxes, assessments or similar charges incurred in the ordinary course of business that are not yet due and payable or which are being contested in good faith through appropriate proceedings (provided such items being contested are identified in Schedule 1.1(119)(i)); (b) pledges or deposits made in the ordinary course of business; (c) Liens of mechanics, materialmen, warehousemen or other like Liens securing obligations incurred in the ordinary course of business that are not yet due and payable or for which a bond has been posted if such Lien is being contested in good faith (provided such items for which a bond has been posted are identified in Schedule 1.1(119)(iii)); (d) matters of record or registered Liens affecting title to any asset; (e) requirements and restrictions of zoning, building and other applicable Law and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities or other governmental entities; (f) statutory Liens of landlords for amounts that are not yet due and payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty; (g) Liens arising under conditional sales contracts and requirements leases with third parties entered into in the ordinary course of business; (h) defects, irregularities or imperfections of title and similar Liens and encumbrances which are incurred in the ordinary course of business consistent with past practice; (i) any easement, right of way, lease, license or sublease or encumbrance that would be set forth in a title policy; and (j) Liens that will be released prior to, or on, the Effective Date, and in each of (a) through (i) above do not individually or in the aggregate materially detract from the value of the related assets or properties or materially impair the continued use thereof in the operation of the Business.

(120)
"person" includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Agency, syndicate or other entity, whether or not having legal status.

(121)	"Plan" means any Employee Benefit Plan other than a Multiemployer Plan.
(122)
"Plan of Arrangement" means the plan of arrangement in the form and content of Schedule A, and any amendments or variations thereto made in accordance with Section 8.2 of this Agreement or Article 5 of the Plan of Arrangement or made at the direction of the Court.

(123)	"Pre-Arrangement Reorganization" has the meaning set out in Section 5.10.
(124)	"Premium Cap" has the meaning set out in Section 10.2(a).
(125)	"Principal" has the meaning set forth in FAR 2.101.
(126)	"Qualified Plans" has the meaning set out in Section (s)(v) of Schedule E.
(127)	"Real Property" has the meaning set out in Section (n)(ii) of Schedule E.
(128)
"Regulatory Approvals" means those sanctions, rulings, consents, orders, exemptions, permits, waivers, early termination authorizations, clearances, written confirmations of no intention to initiate legal proceedings and other approvals of an Agency necessary to consummate the Transaction (including (a) the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a time lapses following the giving of notice of an objection being made by an Agency and (b) those set out on Schedule G).

(129)	"Representatives" of a person means, collectively, the directors, officers, employees, professional advisors, agents or other authorized representatives of such person.
(130)	"Response Period" has the meaning set out in Section 7.5(b).
(131)	"Reverse Termination Fee" means the fee in the amount of $15,820,000 payable by Parent to Company in the circumstances set out in Section 9.2.
(132)	"SAM" means the U.S. government's System for Award Management.
(133)	"SEC" means the Securities Exchange Commission or its successor.
(134)	"Securities Commissions" means the securities regulatory authorities in each of the provinces of Canada.
(135)	"Shareholder Approval" means the approval of the Arrangement by the affirmative vote of 66 2/3% of the votes cast at the Special Meeting by Shareholders.
(136)	"Shareholders" means the holders at the relevant time of Common Shares or, where the context requires, of Holdco Shares.
(137)	"Special Meeting" means the special meeting of Shareholders, including any postponement or adjournment thereof, to be called and held in accordance with the Interim Order to consider the Arrangement.
(138)	"Specified Manufacturing Facilities" means the Baltimore, Maryland manufacturing facilities and each of the 3 Winnipeg, Manitoba manufacturing facilities as set forth in Schedule 1.1(138).
(139)	"Subsidiaries" means in respect of a person, each of the corporate entities, partnerships and other entities over which it exercises direction or control, and "Subsidiary" means any such entity.
(140)	"Successor Plan" has the meaning set out in Section 10.5(b).
(141)
"Superior Proposal" means any bona fide written Acquisition Proposal made before or after the date hereof by a third party that was not solicited after the date hereof in contravention of Section 7.1, that, in the good faith determination of the board of directors of Company (following consultation with the Financial Advisor and outside legal advisors): (a) is reasonably capable of being completed without undue delay (taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal), (b) is not subject to access conditions or any financing conditions, (c) if subject to a due diligence condition, any such due diligence shall be completed in no more than 2 weeks and (d) could reasonably be expected, if consummated in accordance with its terms (but not assuming away any risk of non-completion), to result in a transaction more favorable, from a financial perspective, to Shareholders (other than Parent and its affiliates) than the Arrangement (including any amendments to the terms and conditions of the arrangement proposed by Parent pursuant to Section 7.6).

(142)
"Tax" and "Taxes" means, with respect to any person, all income taxes (including any tax on or based upon net income, gross income, capital gains income as specially defined, earnings profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, Canada or Quebec Pension Plan premiums, excise, severance, social security premiums, workers' compensation premiums, unemployment insurance or compensation premiums, stamp taxes, conveyance fees, documentary taxes, occupation taxes, premium taxes, real property taxes or assessments, personal property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes of any kind whatsoever, and any interest and any penalties or additional amounts imposed by any taxing Agency (domestic or otherwise) on such person or for which such person is responsible, and any interest, penalties, additional taxes, additions to tax or other amounts imposed with respect to the foregoing, and includes any items described above attributable to another person in respect of which the first person or any Subsidiary of such first person is liable to pay in accordance with applicable Law, Contract or otherwise, whether or not disputed.

(143)
"Tax Returns" means returns, reports and forms (including schedules thereto) required to be filed in accordance with applicable Law with any Agency of Canada, the United Kingdom or the United States or any provincial, state or local Agency thereof or therein or any other jurisdiction responsible for the imposition or collection of Taxes.

(144)	"Termination Fee" means the fee in the amount of $7,910,000 payable by Company to Parent in the circumstances set out in Section 9.1.
(145)	"Termination Period" has the meaning set out in Section 8.1(c).
(146)	"Trade Secrets" means all "Trade Secrets" as defined in the United States Uniform Trade Secrets Act.
(147)	"Transactions" means the Arrangement and the other transactions related to the acquisition of Company by Parent contemplated by this Agreement and the other agreements contemplated hereby.
(148)	"Transferred Members" has the meaning set out in Section 10.5(b).
(149)	"Transition Committee" has the meaning set out in Section 6.2.
(150)	"TSX" means the Toronto Stock Exchange or its successor.
(151)	"Unwinding Transaction" has the meaning set out in Section 5.10.
(152)	"US Dollars" or "$" means United States dollars.
(153)	"US Government Bid" means any outstanding bid, quotation, proposal, or grant application by Company which, if accepted or awarded, would result in a US Government Contract.
(154)
"US Government Contract" means any Contract, including any prime contract, subcontract, contractor team arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, task order, change order, option or other arrangement of any kind between Company or any of its Subsidiaries and either (a) any US Agency, (b) any prime contractor of any US Agency or (c) any first tier subcontractor with respect to any contract described in clauses (a) or (b) of this definition, where the ultimate customer is an US Agency, that has not been closed by the US Agency, such prime contractor or such subcontractor, as appropriate, and is actively being performed by Company or any of its Subsidiaries.

(155)	"Voting Support Agreement" has the meaning set out in the recital D to this Agreement.
(156)	"WARN" has the meaning set out in Section 10.6(a).
(157)	"Working Capital" means the amount derived by calculating:
(i)
the gross value on the books of Company and its Subsidiaries of current assets, as defined under IFRS, including cash and cash equivalents, accounts receivable, inventories and contracts in progress, taxes recoverable, and prepaid expenses and deposits, plus all fees associated with any filings made pursuant to applicable Antitrust laws and paid or payable by Company pursuant to Section 11.5; less

(ii)
the gross value on the books of Company and its Subsidiaries of current liabilities, as defined under IFRS, including accounts payable and accrued liabilities, provision for chargebacks,  and the current portion of each of royalty provisions, royalty liabilities, , incentive plan liabilities, taxes payable and deferred income provided always that any liabilities not exceeding $2,400,000 payable and accrued in respect of change of control severance payments for Company employees with employment agreements as set forth in Section (h)(iv)(C) of the Company Disclosure Statement shall be excluded from this calculation.

(158)	"Working Capital Termination Event" means Working Capital, as disclosed in the statement produced pursuant to Section 6.4, is less than $90,000,000.
1.2	Currency
Except as expressly indicated otherwise, all sums of money referred to in this Agreement are expressed and shall be payable in US Dollars.
1.3	Accounting Matters
All accounting terms used in this Agreement shall have the meanings attributable thereto under IFRS, GAAP or FAR, as applicable, and all determinations of an accounting nature required to be made in respect of Company and Parent shall be made in a manner consistent with IFRS, GAAP or FAR, as applicable.
1.4	Knowledge
Where the phrases "to the knowledge of Company", "Company has knowledge" or "Company's knowledge" or other phrases of similar import are used, such phrase shall mean, in respect of each representation and warranty or other statement which is qualified by such phrase, that such representation and warranty or other statement is being made based upon the knowledge of those individuals listed in Schedule 1.4(a)without any duty to conduct independent inquiry.
Where the phrases "to the knowledge of Parent", "Parent has knowledge" or "Parent's knowledge" or other phrases of similar import are used, such phrase shall mean, in respect of each representation and warranty or other statement which is qualified by such phrase, that such representation and warranty or other statement is being made based upon the knowledge of those individuals listed in Schedule 1.4(b) without any duty to conduct independent inquiry.
1.5	Date For Any Action
In the event that any date on which any action is required to be taken hereunder by any of the parties is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.
1.6	Interpretation
When a reference is made in this Agreement to a Section or Sections, or an Exhibit or Schedule, such reference shall be to a Section or Sections of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement.
1.7	Schedules
The following are the Schedules to this Agreement, which form an integral part hereof:
Schedule A	–	Plan of Arrangement
Schedule B	–	Mutual Conditions
Schedule C	–	Conditions in Favour of Company
Schedule D	–	Conditions in Favour of Parent and Buyer
Schedule E	–	Representations and Warranties of Company
Schedule F	–	Representations and Warranties of Parent and Buyer
Schedule G	–	Regulatory Approvals

ARTICLE 2 - THE ARRANGEMENT AND ITS ANNOUNCEMENT
2.1	Process Regarding Company
Subject to the terms and conditions of this Agreement:
(a)
subject to compliance by Parent with its agreements and covenants in Section 2.2, as soon as practicable after the execution of this Agreement, and in any event within 30 days of the date of this Agreement, Company shall, in a manner acceptable to Parent, acting reasonably, apply to the Court pursuant to Section 182 of the Act for the Interim Order;

(b)
provided the Interim Order has been obtained, Company shall, in a manner acceptable to Parent, acting reasonably, and subject to Parent's agreements and covenants in Section 2.2, hold the Special Meeting as soon as reasonably practicable after the Interim Order has been obtained, and in any event within 66 days of the date of this Agreement (unless otherwise ordered in, or is not reasonably practicable as a result of, the Interim Order), and, in connection with the Special Meeting, ensure that the Company Circular contains all information necessary to permit Shareholders to make an informed judgement about the Arrangement;

(c)
after having called the Special Meeting, Company shall not, without the prior written consent of Parent, adjourn, postpone or cancel the Special Meeting, except as may be required for quorum purposes or by Law or the rules of the TSX or except as otherwise contemplated in this Agreement;

(d)
the Special Meeting shall be held regardless of whether the board of directors of Company determines at any time that this Agreement is no longer advisable or recommends that Shareholders reject the Arrangement or any other Change of Recommendation has occurred at any time;

(e)
Company shall, subject to the prior review and written approval of Parent, and subject to Parent's agreements and covenants in Section 2.2, prepare, file and distribute the Company Circular and such other documents (including documents required by the TSX and the Securities Commissions or applicable Law) as may be necessary or desirable to permit Shareholders to vote on the Arrangement;

(f)
provided the Arrangement is approved at the Special Meeting as set out in the Interim Order, as soon as reasonably practicable thereafter at a time determined with Parent, Company shall forthwith, in a manner acceptable to Parent, acting reasonably, take the necessary steps to submit the Arrangement to the Court and apply for the Final Order in such manner as the Court may direct; and

(g)
provided the Final Order is obtained and the conditions set out in Article 3 have been satisfied or waived, Company and Parent shall agree on a date, being not less than 3 Business Days and no more than 5 Business Days, after receipt of the Final Order, on which Company shall send to the Director, for endorsement and filing by the Director, articles of arrangement and such other documents as may be required under the OBCA to give effect to the Arrangement.

2.2	Circular
(a)
Company shall prepare the Company Circular (including supplements or amendments thereto) and cause the Company Circular (including supplements or amendments thereto) to be distributed in accordance with applicable Law.  In preparing the Company Circular, Company shall provide Parent with a reasonable opportunity to review and comment on the Company Circular and, other than with respect to the Parent Information for which Parent shall be solely responsible, Company shall consider all such comments, provided that whether or not any comments are accepted or deemed appropriate shall be determined by Company in its discretion, acting reasonably.  In a timely and expeditious manner so as to permit Company to comply with its obligations in Section 2.1(a) and Section 2.1(b), Parent shall promptly furnish to Company all Parent Information.  Each of Company and Parent shall:

(i)
ensure that all information provided by it or on its behalf that is contained in the Company Circular does not contain any misrepresentation or any untrue statement of a material fact or omit to state a material fact required to be stated in the Company Circular that is necessary to make any statement that it contains not misleading in light of the circumstances in which it is made; and

(ii)
promptly notify the other if, at any time before the Effective Time, it becomes aware that the Company Circular, any document delivered to the Court in connection with the application for the Interim Order or Final Order or delivered to Shareholders in connection with the Special Meeting or any other document contemplated by Section 2.1 contains a misrepresentation or an untrue statement of material fact or omits to state a material fact required to be stated in those documents that is necessary to make any statement it contains not misleading in light of the circumstances in which it is made or that otherwise requires an amendment or a supplement to those documents; and in any such event, Company and Parent will reasonably cooperate with each other in the preparation, filing and dissemination of any required supplement or amendment to the Circular or such other document, as the case may be, and any related news release or other document necessary or desirable in connection therewith.

(b)
Parent represents and warrants that Parent Information does not and will not contain any untrue statement or omit to state a material fact necessary to make any such statement or material fact, in light of the circumstances in which it was made, not misleading (the "Parent Information Representation").  Parent shall indemnify and hold harmless each of the Indemnified Persons to the extent of a breach of the Parent Information Representation.

(c)
Company will advise Parent as Parent may reasonably request, and on a daily basis commencing 5 Business Days prior to the Special Meeting, as to the aggregate tally of the proxies and votes received in respect of the Special Meeting.

(d)	Company will promptly provide Parent with any notice relating to the Special Meeting and allow Representatives of the Buyer and Parent to attend the Special Meeting.
(e)
Company represents and warrants as of the date hereof, that, after due inquiry, it has been advised that, each of the directors of Company intends to vote all Common Shares held by each of them, or that may hereafter be acquired by each of them, in support of the Arrangement at the Special Meeting.

2.3	Public Announcement
Immediately after the execution of this Agreement, Company and Parent shall each issue a public announcement (such Parent public announcement also to be filed with the SEC on Form 8-K by Parent), announcing the entering into of this Agreement and the Transactions, which announcements shall be in form and substance acceptable to each of them, acting reasonably.
2.4	List of Securityholders
Upon the reasonable request from time to time of Parent, Company will provide Parent with lists (in both written and electronic form) of the registered Shareholders, together with their addresses and respective holdings of Common Shares, as applicable, lists of the names and addresses and holdings of all persons having rights issued or granted by Company to acquire or otherwise related to Common Shares (including Optionholders) and lists of non-objecting beneficial owners of Common Shares and participants in book-based nominee registers (such as CDS & Co. and CEDE and Co.), together with their addresses and respective holdings of Common Shares.  Company will from time to time require that its registrar and transfer agent furnish Parent with such additional information, including updated or additional lists of Shareholders, including immediately upon exercise of the Options, information regarding beneficial ownership of Common Shares and lists of holdings and other assistance as Parent may reasonably request.
ARTICLE 3 - CONDITIONS TO THE ARRANGEMENT
3.1	Mutual Conditions
The respective obligations of the parties to complete the Arrangement shall be subject to the fulfillment, or the waiver by each of them, on or before the Outside Date, of the conditions set forth in Schedule B, each of which may be waived by mutual consent of the parties, in whole or in part.  For greater certainty, the conditions set forth in Schedule B are inserted for the benefit of each of the parties to this Agreement and may be waived by mutual consent of Company and Parent (for itself and on behalf of Buyer), in whole or in part, in their sole discretion.
3.2	Conditions in Favour of Company
The obligations of Company to complete the Arrangement shall be subject to the fulfillment, or the waiver by Company, on or before the Outside Date, of the conditions set forth in Schedule C, each of which is for the exclusive benefit of Company and may be waived by Company alone, at any time, in whole or in part, in its sole discretion.
3.3	Conditions in Favour of Parent and Buyer
The obligations of each of Parent and Buyer to complete the Arrangement shall be subject to the fulfillment, or the waiver by Parent (for itself and on behalf of Buyer), on or before the Outside Date, of the conditions set out in Schedule D, each of which is for the exclusive benefit of Parent and Buyer and may be waived by Parent (for itself and on behalf of Buyer) alone, at any time, in whole or in part, in its sole discretion.
3.4	Satisfaction, Waiver and Release of Conditions
Upon the issuance of a certificate of arrangement in respect of the Arrangement by the Director in accordance with the Final Order and the OBCA, the conditions provided for in this Article 3 shall be deemed conclusively to have been satisfied, fulfilled, waived or released.
ARTICLE 4 -  REPRESENTATIONS AND WARRANTIES
4.1	Representations and Warranties of Company
Company represents and warrants to Parent and Buyer as to those matters set forth in Schedule E (and acknowledges that Parent and Buyer are relying on such representations and warranties in entering into this Agreement and completing the Transactions).
4.2	Representations and Warranties of Parent and Buyer
Parent and Buyer jointly and severally represent and warrant to Company as to those matters set forth in Schedule F (and acknowledge that Company is relying on such representations and warranties in entering into this Agreement and completing the Transactions).
4.3	Survival of Representations, Warranties and Covenants
The representations, warranties and covenants of Company and of Parent and Buyer contained in this Agreement or in any instrument delivered pursuant to this Agreement shall merge upon, and shall not survive, the Effective Date; provided that this Section 4.3 shall not limit any covenant or agreement of the parties, which by its terms contemplates performance after the Effective Time.  Notwithstanding the foregoing, the parties acknowledge and agree that the representations, warranties and covenants in Section 10.6(a), 10.6(b) and 10.6(c) are intended only as an indication of Parent's and Buyer's current intent as of the date of this Agreement and are not intended to survive the Effective Date.
4.4	Effect of Inconsequential Inaccuracies.
Parent and Buyer agree that  (a) Parent shall have no termination right pursuant to Section 8.1(c)(vi) as a result of an Inconsequential Inaccuracy, (b) an Inconsequential Inaccuracy shall not cause the condition set forth in Section (b) of Schedule D to be unsatisfied, and (c) where (a) or (b) above applies, Company shall have no obligation to pay Parent the Termination Fee pursuant to Section 9.1(c) or Parent Expenses pursuant to Section 9.1(d), and (d) neither Parent nor Buyer will have any recourse against Company, the Shareholders or any other officer, director, representative or employee of Company for an Inconsequential Inaccuracy.
ARTICLE 5 -   IMPLEMENTATION
5.1	General
The Transactions are intended, subject to the terms and conditions hereof, to result in, among other things, Parent acquiring all Common Shares outstanding immediately prior to the Effective Time for the Consideration per Common Share and as set out in greater detail in the Plan of Arrangement.  In addition, Parent agrees that, subject to compliance with the terms of the Plan of Arrangement, a Shareholder shall be entitled to: (a) deliver a notice to Parent at least 10 days prior to the date of the Special Meeting, notifying Parent of such Shareholder's intention to effect the transaction contemplated in Section 2.5 of the Plan of Arrangement; and (b) enter into a Holdco Agreement to transfer the Holdco Shares to Buyer under the Arrangement.
5.2	Satisfaction of Conditions
Each of Company, Parent and Buyer shall (and shall cause its Subsidiaries to) use all commercially reasonable efforts to satisfy each of the conditions precedent to be satisfied by it, as soon as practicable and in any event before the Effective Date, and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable to permit the completion of the Transactions in accordance with the Arrangement, this Agreement, the agreements that it contemplates and applicable Law, and to cooperate with each other in connection therewith, including using all commercially reasonable efforts to:
(a)
provide notice to, and obtain all waivers, consents, permits, licenses, authorizations, orders, approvals and releases, including release of any and all Liens, necessary or desirable to complete the Transactions from, Agencies and other persons, including parties to agreements, understandings or other documents to which each of Company and Parent (or their respective Subsidiaries) is a party or by which it or its properties are bound or affected (including loan agreements, shareholder agreements, leases, subleases, pledges, guarantees and security), the failure of which to provide or obtain would prevent the completion of the Arrangement or which, individually or in the aggregate, would reasonably be expected to be Materially Adverse;

(b)	obtain the Interim Order and the approval of Shareholders at the Special Meeting within the times provided in Section 2.1, subject to the terms of the Interim Order;
(c)
effect or cause to be effected all registrations and filings and submissions of information necessary or desirable to complete the Transactions or requested of it by Agencies, the failure of which to obtain would reasonably be expected to prevent the completion of the Transactions or would reasonably be expected to be Materially Adverse;

(d)
keep the other reasonably informed as to the status of the proceedings related to obtaining the Regulatory Approvals, including providing the other with copies of all related applications and notifications; and

(e)
to the extent required by any Agency, secure any Novation Agreement or Other FAR 42.12 Agreement from any Agency to the extent required to be obtained by any Agency in order to permit the consummation of the Transactions.

5.3	Options and other Equity Based Compensation Arrangements
(a)
Prior to the Effective Time, Company's board of directors shall accelerate the vesting of otherwise unvested Options and provide for the exercise of Options conditional on all conditions precedent to the Arrangement being satisfied or waived such that, immediately prior to the Effective Time, such Options that have been so conditionally exercised shall be deemed to have been exercised and the Common Shares issuable on exercise of such Options shall be deemed to be issued and outstanding.

(b)
Prior to the Effective Time, Company shall terminate the Option Plan, Employee Share Purchase Plan, Restricted Share Unit Plan, and Deferred Share Unit Plan by proper action of its board of directors and in accordance with applicable Law, so that on and after the Effective Time there shall be no further liability thereunder other than the obligation to make payments in accordance with any restricted share unit award agreements listed in Section (r)(i) of the Company Disclosure Statement and deferred share unit agreements and election notices listed in Section (r)(i) of the Company Disclosure Statement, to the extent still outstanding and effective as of the payout date.

5.4	Defence of Proceedings
Each of Company, Parent and Buyer shall diligently defend, or shall cause to be diligently defended, any lawsuits or other legal proceedings brought against it or any of its Subsidiaries or their respective directors, officers, shareholders or equityholders challenging this Agreement or the completion of the Transactions.  Neither Company, Parent nor Buyer shall settle or compromise (or permit any of their respective Subsidiaries to compromise or settle) any such claim brought in connection with the Transactions, without the prior written consent of the other (provided that written consent of Parent shall only be necessary to the extent settlement of such claim would bind either Parent or Buyer or in any material respect affect, restrain or interfere with the conduct of the business of Company, Parent or any of their Subsidiaries or the consummation of the Transactions).
5.5	Registrar and Transfer Agent
Company shall permit the registrar and transfer agent for Common Shares to act as depositary in connection with the Arrangement and instruct that transfer agent to furnish to Parent (and such persons as it may reasonably designate) at such times as it may request such information and provide to Parent (and such persons as it may designate) such other assistance as it may reasonably request in connection with the implementation and completion of the Transactions.
5.6	Access; Confidentiality
(a)
Subject to (i) Agency approval, if applicable, (ii) compliance with applicable Law and the Confidentiality Agreement, and (iii) any request not being unduly disruptive to the running of the Business of Company, Company shall, and shall cause its Subsidiaries to, afford to Parent and to its Representatives, reasonable access during normal business hours during the period prior to the Effective Time to all of its Representatives, properties, offices, facilities, books, contracts, including Government Contracts (and any ex-U.S. government contracts), commitments, personnel, including officers and employees, and records of Company and its Subsidiaries, and, during such period, Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal, provincial or state securities Law; and (ii) all other information concerning its business, properties, contracts, records and personnel as Parent may reasonably request, including any information with respect to Shareholder Approval at the Special Meeting and the status of the efforts to obtain such approval and any additional information as set forth on Schedule 5.6(a).  Such information shall be held in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement. Any reasonable costs of Company's external advisors under this Section 5.6(a) and incurred with Parent's prior written consent, will be borne by Parent.

(b)
Without limiting the generality of Section 5.6(a), within 10 days of the date of this Agreement, Company shall, and shall cause its Subsidiaries to, afford Parent and its Representatives, reasonable access during normal business hours to (i) the officers of Company and its Subsidiaries; and (ii) such financial statements of Company and its Subsidiaries as Parent or its Representatives may reasonably request for the purposes of promptly completing due diligence of Company's and its Subsidiaries' FCPA and similar anti-bribery Law compliance and practices.

(c)
Company agrees to provide, and to cause its Subsidiaries to provide, Parent, at Parent's cost and expense, with reasonable cooperation, in a reasonably timely manner, in connection with its capital raising activities as may be reasonably requested by Parent, including authorizing and directing its accountants to provide comfort letters and consents to the use of accountants' audit reports and financial statements relating to Company.  Parent shall, promptly upon written request by Company, reimburse Company for all reasonable and documented out-of-pocket costs incurred by Company or any of its Subsidiaries in connection with such cooperation; provided that Company shall not incur any material expenses without the prior consent of Parent and provided that no expense incurred and not yet reimbursed by Parent shall constitute a reduction from Net Cash or Working Capital.  Company will periodically update any information provided to be included in any offering document to be used in connection with Parent's capital raising activities.

(d)
Nothing in this Section 5.6 shall impair the ability of Company, in its sole and absolute discretion, to seek applicable third-party customer consent or require a non-disclosure agreement, in each case prior to granting access to or disseminating any reports, schedules, registration statements, documents and other information requested under this Section 5.6 with respect to third parties. Parent shall provide Company with a reasonable opportunity to review and comment on any description of Company, its business or operations, financial statements or projections, and any pro forma combined financial or other information involving Company contained in any disclosure document to be used by parent in its capital raising activities contemplated by this Section 5.6.

5.7	Duty to Inform
Each of Company and Parent shall keep the other reasonably apprised of the status of matters relating to the completion of the Transactions and work cooperatively in a reasonable manner in connection with obtaining the requisite approvals and consents or governmental orders, including:
(a)
subject to Agency approval, if applicable, promptly notifying the other of, and, if in writing, promptly furnishing the other with copies of, any communications from or with any Agency with respect to the Transactions, including with respect to any Agency communication to Company in connection with any Novation Agreement or Other FAR 42.12 Agreement for any Assigned Contract;

(b)
subject to Agency approval, if applicable, permitting the other party to review in advance, and considering in good faith the view of one another in connection with, any proposed communication with any Agency in connection with proceedings under or relating to any applicable Law relating to the Transactions; and

(c)
not agreeing to participate in any meeting or discussion with any Agency in connection with proceedings under or relating to any applicable Law relating to the Transactions unless it consults with the other party in advance, to the extent reasonably practicable, and, to the extent permitted by such Agency, giving the other party the opportunity to attend and participate for such portions of such meeting or discussion at which matters relating to the Transactions are to be discussed.

5.8	Board Recommendation
The board of directors of Company shall in the Company Circular, subject to Section 7.5, unanimously recommend that Shareholders approve the Arrangement.
5.9	Withholding Rights
Company, Buyer, Parent and any person acting as depositary (the "Depositary") in connection with the Arrangement shall be entitled to deduct and withhold from any dividend, price or consideration otherwise payable to any holder of Common Shares or Holdco Shares such amounts as Company, Buyer, Parent, Holdco or the Depositary is required to deduct and withhold with respect to such payment under the ITA, United States Tax Law or any other applicable Law in respect of Taxes.  To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes hereof as having been paid to Shareholders in respect of which such deduction and withholding was made, provided that such withheld or deducted amounts are actually remitted to the appropriate taxing Agency by Company, Buyer, Parent, Holdco or the Depositary, as the case may be.
5.10	Pre-Closing Reorganization
Company covenants and agrees that, upon the reasonable request by Parent, Company shall, and shall cause each of its Subsidiaries to use its reasonable commercial efforts to (a) take such actions to reorganize their respective capital, assets and structure as Parent may request in writing, acting reasonably (collectively, the "Pre-Arrangement Reorganization") and (b) cooperate with Parent and its advisors in order to determine the nature of the Pre-Arrangement Reorganization that might be undertaken and the manner in which it might most effectively be undertaken; provided that the Pre-Arrangement Reorganization (i) does not interfere with the ongoing operations of Company and its Subsidiaries; (ii) is not prejudicial to Company or any Subsidiary of Company or Shareholders or inconsistent with the provisions of this Agreement; (iii) shall not, and any actions taken in furtherance thereof shall not be considered to, constitute a breach of the representations or warranties or covenants of Company hereunder; (iv) does not require the directors, officers, employees or agents of Company or its Subsidiaries to take any action in any capacity other than as a director, officer or employee; (v) does not impede, or interfere with, delay the occurrence of the Effective Date by more than 3 Business Days after the satisfaction or waiver of the last of the conditions to be satisfied or waived in Schedule B, Schedule C or Schedule D, or prevent the completion of the Transactions; (vi) shall not affect or modify in any respect the obligations of either of Parent or Buyer under this Agreement; (vii) is reasonably capable of being consummated following the date of the Final Order and prior to the Effective Time; (viii) does not have adverse Tax consequences to Company or its Subsidiaries; and (ix) does not require Company or any of its Subsidiaries to obtain any waivers, consents, approvals, or make any filing (other than any Tax filing or election) with, any Agency or other third party or otherwise adversely affect any contract or agreement between Company or any of its Subsidiaries and any third party.  Parent shall provide written notice to Company of any proposed Pre-Arrangement Reorganization at least 5 business days prior to the Effective Time provided that the Pre-Arrangement Reorganization shall in no event be effective prior to the granting of the Final Order.  Company shall advance all costs of the Pre-Arrangement Reorganization, including any liability for Taxes of Company or any of the Subsidiaries that may arise as a result of such Pre-Arrangement Reorganization, and Parent shall reimburse such costs prior to the Effective Time such that, for the avoidance of doubt, all of such reimbursed costs shall be not be deducted for the purpose of calculating Net Cash and/or Working Capital.  The parties will use their commercially reasonable efforts to structure the Pre-Arrangement Reorganization in such a manner that it is made effective immediately prior to the Effective Time.  In the event that the Pre-Arrangement Reorganization is completed and the Arrangement is not completed as contemplated herein as a result of any termination of this Agreement pursuant to Sections 8.1(a), 8.1(b) or 8.1(c) (other than a termination by Parent pursuant to Sections 8.1(c)(iii)(D) or 8.1(c)(vi)), Parent shall reimburse Company for any loss or damages, including any liability for Taxes, caused to or incurred by Company or any of its Subsidiaries directly or indirectly as a result of such Pre-Arrangement Reorganization and shall also bear any cost associated with returning the corporate structure, capital structure, business, operations and assets, as applicable and as the case may be, to their state immediately prior to the Pre-Arrangement Reorganization (an "Unwinding Transaction") where Company, in its sole discretion, considers such Unwinding Transaction to be necessary or desirable.
5.11	Knowledge
Parent and Buyer each agree that neither Parent nor Buyer has any knowledge of any fact, event or circumstance that would make any representation or warranty (including as disclosed in the Company Disclosure Statement) made by Company in this Agreement untrue. Parent and Buyer acknowledge and agree that any disclosure in any one Section to the Company Disclosure Statement shall be considered a disclosure in all other applicable Sections of the Company Disclosure Statement.
ARTICLE 6 -   CONDUCT OF BUSINESS
6.1	Conduct of Business by Company
Prior to the Effective Time, unless Parent otherwise agrees in writing (which agreement shall not be unreasonably withheld or delayed), or as otherwise expressly contemplated or permitted by this Agreement or as disclosed in the Company Disclosure Statement, Company shall, and shall cause each of its Subsidiaries to, (a) maintain its existence in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its incorporation, (b) operate its Business only in, not take any action except in, and maintain its facilities, including the Specified Manufacturing Facilities in, the ordinary course of business consistent with past practice, (c) maintain and preserve its business organization and its material rights and franchises, (d) use commercially reasonable efforts to retain the services of its current officers and key employees, (e) use commercially reasonable efforts to maintain relationships and goodwill with customers, suppliers, lessees, joint venture partners, licensees, lessors, licensors, clinical collaborators and other third parties, including Government Agencies, (f) comply with all applicable Law including for the filing of Tax Returns, the withholding of Taxes, and the payment of Tax installments due prior to the Effective Date and the timely filing of all reports, forms, or other documents with the System for Electronic Document Analysis and Retrieval (SEDAR) as required by the securities regulatory authorities in Canada (g) maintain all of its operational assets in their current condition (normal wear and tear excepted) to the end that the goodwill and ongoing business of Company and its Subsidiaries shall not be impaired in any material respect, (h) use commercially reasonable efforts to ensure that, at the Effective Time, Company has Working Capital of at least $90,000,000 and Net Cash of at least $30,000,000.  Without limiting the generality of the foregoing, Company shall (unless Parent otherwise agrees in writing (which agreement shall not be unreasonably withheld or delayed and which agreement shall be deemed to have been given if Parent fails to object in writing within 2 Business Days after request from Company), or as otherwise expressly contemplated or permitted by this Agreement or as disclosed in the Company Disclosure Statement):
(a)	not do, permit any of its Subsidiaries to do, or permit to occur any of the following (directly or indirectly):
(i)	issue, grant, sell, transfer, pledge, lease, dispose of, encumber or agree to issue, grant, sell, pledge, lease, dispose of or encumber,
(A)
any Common Shares or other securities entitling the holder to rights in respect of the securities or assets of Company or its Subsidiaries, other than pursuant to rights to acquire such securities existing at the date of this Agreement as disclosed in the Company Disclosure Statement, or

(B)	any property or assets of Company or any of its Subsidiaries,
(ii)	amend or propose to amend the constitutional documents (including articles or other organizational documents or by-laws) of it or any of its Subsidiaries,
(iii)
adopt a plan of liquidation or resolution providing for the liquidation, arrangement, amalgamation, consolidation, restructuring recapitalization or other reorganization of Company or any of Company's Subsidiaries,

(iv)	accrue, declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Common Shares,
(v)
redeem, purchase or offer to purchase any securities of its capital stock, or enter into any agreement, understanding or arrangement with respect to the voting, registration or repurchase of its capital stock,

(vi)
except as otherwise permitted pursuant to Article 7, acquire any equity interest or adjust, split, reverse split, combine or reclassify its capital stock or become a party to any merger consolidation, joint venture, share exchange, business combination, amalgamation, recapitalization, or similar transaction,

(vii) (viii)
acquire or agree to acquire (by purchase, amalgamation, merger or otherwise) the services of any person or assets for a purchase price that individually or in the aggregate exceeds $500,000, hire any officer or employee (except to fill any position set forth in Schedule 6.1 or replace any employee who has terminated his or her employment), promote any officer or employee, or terminate the employment of any officers or employees other than for cause,

(ix)	make, or commit to make, any capital expenditures, other than those listed in Schedule 6.1(a), that individually or in the aggregate exceeds $500,000,
(x)
incur, create, assume, commit to incur, act or fail to act in any manner that would reasonably be expected to accelerate any obligations in respect of, guarantee or otherwise become liable or responsible for, indebtedness for borrowed money, other than intercompany advances from Subsidiaries of Company made in the ordinary course of business consistent with past practice,

(xi)
conduct the development, manufacture, commercialization, or other making, having made, importing, selling, or offering for sale, including researching, holding or keeping (whether for disposal or otherwise), having used, exporting, transporting, distributing, promoting, marketing or having sold or otherwise disposing of Company's products and services, including the Company Products, other than in the ordinary course of business consistent with past practice,

(xii)	prepay any amount owing in respect of indebtedness for borrowed money,
(xiii)	settle or compromise any suit, claim, action, proceeding, hearing, notice of violation, demand letter or investigation,
(xiv)
commence any legal proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of the Business (provided that Company consults with Parent and considers the views and comments of Parent with respect to such legal proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the agreements that it contemplates,

(xv)	modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which Company is a party,
(xvi)	enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice, except as otherwise permitted in this Agreement,
(xvii)	enter into, adopt or amend any Employee Benefit Plan or Employment Agreement, except as otherwise may be required by Law,
(xviii)
enter into or modify any employment, severance, collective bargaining or similar agreements or arrangements with, or take any action with respect to or grant any salary increases, bonuses, benefits, severance or termination pay to (A) any current or former officers or directors, or (B) other than in the ordinary course of business, to other employees or consultants,

(xix)
other than as a result of the Transactions, take any action that would give rise to a right to severance benefits to (A) any current or former officer or director, or (B) other than in the ordinary course of business, to other employees or consultants, in each case pursuant to any employment, severance, termination, change in control or similar agreements or arrangements,

(xx)
adopt, amend, waive, increase or accelerate the timing, payment or vesting of benefits under or funding of, any bonus, profit sharing compensation, stock option (other than Options), pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any current or former employee, director or consultant, except as may be required under the terms of this Agreement,

(xxi)	except as contemplated by, or required by, this Agreement, amend the Option Plan or otherwise amend the terms of any Options,
(xxii)
except as otherwise required by Law, make any Tax election, settle or compromise any material Tax claim or assessment, file any Tax Return (other than any Tax Return due before the Effective Time and then only in a manner consistent with past practice), change any method of Tax accounting or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes,

(xxiii)
except as required by Law or provided for under IFRS, make any changes to existing accounting practices, or write up, write down or write off the book value of any assets in amount that, in aggregate, exceeds $500,000, except for depreciation and amortization in accordance with IFRS,

(xxiiv)	accelerate payment terms or permit prepayment to Company or its Subsidiaries by any third party other than in the ordinary course of business, or
(xxv)
other than in the ordinary course of business and consistent with past practice and that involve aggregate annual expenditures of $500,000 or less in the fiscal year ending July 31, 2014 or the following fiscal years: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract that would otherwise be a material Contract or any other Contract that is material to Company or its Subsidiaries, it being agreed that entering into or amending any real estate lease shall be deemed to be a material Contract not entered into in the ordinary course of business; or (B) amend, terminate, or waive any material right or remedy under, any material Contract or any other Contract that is otherwise material to Company or its Subsidiaries, other than termination thereof upon the expiration of any such Contract in accordance with its terms or upon a material breach thereof by the counterparty thereto;

(b)
use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies, including its clinical trial insurance policies, of it and its Subsidiaries not to be cancelled or terminated or any other coverage under those policies to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing reasonably acceptable to Parent providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.  Company and its Subsidiaries shall reasonably cooperate and coordinate with Parent or Buyer at its request regarding the renewal or replacement of any of Company or Subsidiary insurance policy that is expected to occur within 30 days prior to or 30 days after the then-estimated Effective Date, but in any case including the global liability policy currently set to expire November 2013, in order to ensure that the renewal or replacement process both maintains continuity of coverage and does not prejudice Buyer's efforts to later alter, cancel, or maintain coverage;

(c)
not do or permit any action that would, or would reasonably be expected to, render any representation or warranty made by it in this Agreement untrue or inaccurate in a manner that, individually or in aggregate, would, or would reasonably be expected to, be Materially Adverse;

(d)
promptly notify Parent orally and in writing of any change in the ordinary course of the business, operations or properties of Company or its Subsidiaries and of material complaints, investigations or hearings (or communications indicating that the same may be contemplated) that, individually is, or in the aggregate are, or would reasonably be expected to be, Materially Adverse;

(e)
promptly notify Parent orally and in writing of (i) any claim asserted or legal proceeding commenced, or, to the knowledge of Company, either: (A) with respect to a Government Agency, threatened; or (B) with respect to any other person, threatened in writing, against, relating to, involving or otherwise affecting Company or its Subsidiaries that relates to the Transactions, (ii) any receipt of any written notice of resignation of the current officers, directors and employees of any of Company or its Subsidiaries, (iii) any pending or threatened claim, action, proceeding or investigation of which Company has knowledge and that would reasonably be expected to result in the debarment or exclusion of any of Company or its Subsidiaries or their officers, consultants, employees or agents; (iv) any notice or other communication received by Company indicating that any person which is a party to a Contract may cancel, terminate or otherwise modify any such Contract; and (v) Company shall provide accurate summaries of all significant adverse drug experiences submitted to the FDA or any other Agency relating to any Company Products.

(f)
not implement any other change in the business, affairs, capitalization or dividend policy of Company or its Subsidiaries that is, or in the aggregate are, or would reasonably be expected to be, Materially Adverse;

(g)
not enter into or modify any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 6.1; provided that Company may enter into or modify any contract, agreement, commitment or arrangement with respect to any of the matters set forth in Section 6.1(a) with agreement of Parent given in the manner set out in this Section 6.1; and

(h)
use commercially reasonable efforts to oversee its distributors and commercial partners, including but not limited to requesting that such distributors and partners provide written reports related to their commercialization and marketing efforts.  Provided that Parent agrees in writing, no later than immediately prior to the Effective Time, Company shall, to the extent it has the legal right to do so, terminate any agreements with distributors that would or could reasonably place Buyer in breach of applicable Law if such agreement were to remain in place after the Effective Time.

Notwithstanding the foregoing, none of the restrictions in this Section 6.1 shall apply to any of the matters identified in Schedule 6.1.
6.2	Not used
6.3	Financing
(a)
Parent represents and covenants to Company that it has sufficient funds available to it to pay the Consideration on the Effective Date.  Parent covenants to maintain such funds available to it until the Effective Time and to utilize such funds to pay the Consideration, unless this Agreement is terminated as herein provided.  To the extent that Parent and its financing sources have not executed binding definitive documentation covering the Debt Financing on the date hereof, Parent will use reasonable best efforts to enter into such definitive documentation as promptly as practicable.  For the avoidance of doubt, a mere commitment letter shall not be deemed to be definitive documentation for purposes hereof.  The sole remedy for Parent's breach of this Section 6.3(a) shall be payment of the Reverse Termination Fee, subject to and in accordance with the provisions of  Section 9.2(a).

(b)
Company shall cooperate with Parent in a reasonably timely manner and will provide such information as shall be reasonably requested by Parent as required by its financing documents to be entered into on or about the date hereof (the "Debt Financing") and as expressly set forth in Schedule 6.3.  Company shall not unreasonably withhold further co-operation should additional information be required by Parent's lenders.

(c)	Company acknowledges and agrees that under no circumstances shall it have any recourse to any lender connected to the Debt Financing under this Agreement or any other instrument.
(d)	Parent shall not assert as a defense(or counterclaim) to any claim brought by (or against) Company the refusal or failure of its lender to provide the Debt Financing.
6.4	Net Cash and Working Capital Statements
(a)
On the second Business Day after the date of the Final Order, Company shall prepare and deliver to Parent a statement, in the form attached as Schedule 6.4, setting out Working Capital, as of the end of the month preceding the date on which the Final Order is issued, and Net Cash,  computed on a fully-reconciled basis or "book balance," as of the close of business on the Business Day on which the Final Order is issued; provided that if the Final Order is issued in the first 15 days of a calendar month, such statement shall set out the Working Capital as of the end of the month prior to the preceding month.  Such statement shall be determinative of whether a Net Cash Termination Event or a Working Capital Termination Event has occurred, absent manifest error.

(b)
The parties shall in good faith reasonably cooperate so that Parent is kept apprised of Company's financial position.  Without limiting the generality of the foregoing, for the period commencing on the date of first distribution of the Company Circular to the Shareholders and ending on the Effective Date, Company shall prepare and promptly deliver to Parent (i) weekly statements of cash computed from Company cash in account or "bank balance" (to be delivered within 2 Business Days after the last day of the relevant week), (ii) monthly statements of Working Capital ( to be delivered within 25 days after the end of the relevant fiscal month); provided however that Company shall notify Parent on a weekly basis if it reasonably believes that Working Capital will deviate by more than 10% from the most recently provided statement of Working Capital; (iii) monthly unaudited consolidated balance sheet computed on a fully-reconciled basis or "book balance" (and, to the extent prepared by Company, income statement) of Company and its Subsidiaries for each fiscal month of Company (to be delivered within 25 days of the end of each fiscal month); and (iv) such other financial information as Parent shall reasonably request.

ARTICLE 7 -  ALTERNATIVE TRANSACTIONS
7.1	Non-Solicitation; Adverse Acts
Except in respect of any action or inaction that is permitted by this Agreement, Company shall not (and shall not permit any of its Subsidiaries to), directly or indirectly, through any of its or its Subsidiaries' Representatives or otherwise:
(a)
solicit, initiate, knowingly encourage, or facilitate (including by way of furnishing or affording access to non-public information, properties, and facilities of Company or any of its Subsidiaries) any inquiries or the making by any third party of any proposals regarding an Alternative Transaction;

(b)
participate in any discussions or negotiations with any person regarding any Alternative Transaction provided that Company may (i) advise anyone requesting access to non-public information that such access cannot be provided unless such person makes an Acquisition Proposal and (ii) advise anyone making an unsolicited Acquisition Proposal that such proposal is not a Superior Proposal;

(c)	approve or recommend any Alternative Transaction; or
(d)	accept or enter into, or publicly propose to accept or enter into, any agreement, arrangement or understanding related to any Alternative Transaction.
Additionally, Company shall:
(e)	immediately cease and cause to be terminated any existing discussions or negotiations, directly or indirectly, with any person with respect to any Alternative Transaction; and
(f)
not, directly or indirectly, waive or vary any terms or conditions of any confidentiality, non-solicitation or standstill agreement that it has entered into with any person considering any Alternative Transaction and shall promptly request the return (or the deletion from retrieval systems and data bases or the destruction) of all information, in each case subject to the terms and conditions of each such agreement.

7.2	Permitted Actions
Notwithstanding anything in this Agreement, nothing shall prevent Company, its Subsidiaries or its or their Representatives or the board of directors of Company from:
(a)	complying with the obligations of the board of directors of Company under applicable securities Law to prepare and deliver a directors' circular in response to a take-over bid; and
(b)
considering, participating in discussions or negotiations and entering into confidentiality agreements and providing information regarding a bona fide written Acquisition Proposal that (i) did not result from a breach of Article 7 prior thereto, and (ii) the board of directors of Company has determined by formal resolution, in good faith and after consultation with its financial advisors and outside legal counsel, is or is reasonably likely to result in, if consummated in accordance with its terms, a Superior Proposal, but only to the extent that the board of directors of Company also has determined by formal resolution, in good faith after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties.

The board of directors of Company shall not, except in compliance with Sections 7.5 and 7.6, approve, recommend, accept, support or enter into any other agreement, arrangement or understanding in respect of any such Acquisition Proposal other than a confidentiality agreement contemplated by Section 7.4.
7.3	Notification of Acquisition Proposal
Company shall promptly (and in any event within 24 hours of receipt by Company) notify Parent, at first orally and then promptly thereafter in writing, of any Acquisition Proposal made after the date hereof and any inquiry that Company reasonably expects to lead to any Alternative Transaction, or any amendments to the foregoing, or any request for information relating to Company or any of its Subsidiaries in connection with any Alternative Transaction or for access to the properties, books, or records of Company or any of its Subsidiaries by any person that Company reasonably believes is proposing to make, or has made, any Alternative Transaction.  Such notices shall include a description of the material terms and conditions of any proposal and the identity of the person making such proposal or inquiry.  Company shall thereafter provide such other details of the proposal or inquiry, discussions or negotiations as Parent may reasonably request and shall attach copies of all letters, agreements and other documentation (whether executed or in draft) exchanged by or on behalf of Company and the party making the Acquisition Proposal in respect of such Alternative Transaction.  Company shall keep Parent reasonably informed by way of further notices of the status including any change to the material terms of any such Alternative Transaction.
7.4	Access to Information
If Company receives a request for information from a person that has made a bona fide written Acquisition Proposal that complies with Section 7.2(b), then, and only in such case, the board of directors of Company may, subject to, only if such person is not already party to a confidentiality agreement in favour of Company, the execution by such person of a confidentiality agreement containing a standstill provision (which, for greater certainty, shall in no event prevent or restrict such person, Company, its Subsidiaries or its or their Representatives, or the board of directors of Company from engaging in any activities otherwise permissible under Section 7.2(b)), with terms that are no less favourable to Company in any material respect to the terms applicable to Company in the Confidentiality Agreement and a prohibition on such person's use of any information regarding Company or its Subsidiaries for any reason whatsoever other than as relates to such person's evaluation and consummation of the transaction that is the subject of the Acquisition Proposal, provide such person with access to information regarding Company and its Subsidiaries; provided for greater certainty that the substance of all confidential discussions between Company and Parent or Buyer must remain confidential; and further provided that Company sends a copy of any such confidentiality agreement to Parent promptly upon its execution and Company provides Parent (to the extent it has not already done so) with copies of the information provided to such person and promptly provides Parent with access to all information to which such person was provided access.
7.5	Implementation of Superior Proposal
Subject to Parent's rights under Section 7.6, Company may recommend, or propose to publicly recommend, the approval or adoption (and thereby change its recommendation regarding the Transactions) of a Superior Proposal, or resolve or agree to take any such action (each a "Change of Recommendation") in respect of which there has been no breach of Article 7 only if:
(a)
Company has complied with its obligations under this Article 7 with respect to the Superior Proposal, including by providing Parent with all documentation required to be delivered under Section 7.3 and a copy of the Superior Proposal (including any draft agreement proposed to be entered into by Company which governs the Superior Proposal and the financial value that the board of directors of Company has, in consultation with its financial advisors, determined in its good faith judgment should be ascribed to any non-cash consideration offered under the Superior Proposal);

(b)
such Change of Recommendation is made following the period expiring at 5:00 p.m. (Toronto time) on the fifth business day (the "Response Period") after the later of (i) the date on which Parent received written notice from the board of directors of Company that it intends, subject only to compliance with this Section 7.5, to effect a Change of Recommendation, and (ii) the date Parent received a copy of the Superior Proposal as provided in Section 7.5(a);

(c)
the board of directors of Company has considered any amendment to the terms of this Agreement proposed in writing by Parent (or on its behalf) before the end of the Response Period as contemplated in Section 7.6 and determined in good faith, after consultation with its financial advisors and outside legal counsel, that the Superior Proposal remains a Superior Proposal (as assessed against this Agreement, together with the written amendments, if any, proposed by Parent before the end of the Response Period) and that it would be inconsistent with its fiduciary duties not to effect a Change of Recommendation; and

(d)	the Special Meeting has not occurred.
If the Response Period would not terminate before the Special Meeting, Company shall adjourn the Special Meeting to a date specified by Parent that is no less than 2 and no more than 10 business days after the Response Period.
7.6	Response by Parent
During the Response Period, Parent shall have the right, but not the obligation, to offer in writing to amend the terms of this Agreement.  The board of directors of Company shall review any such written offer by Parent to amend this Agreement in good faith, in consultation with its financial advisors and outside legal counsel, to determine whether the Acquisition Proposal to which Parent is responding would be a Superior Proposal when assessed against this Agreement, as would be amended in accordance with the written amendments, if any, proposed by Parent before the end of the Response Period.  If the board of directors of Company does not so determine by formal resolution, it shall enter into an amended agreement with Parent and Buyer reflecting Parent's proposed written amendments.  If the board of directors of Company does so determine then, Company may effect a Change of Recommendation; provided that in no event shall the board of directors of Company take any action that may obligate Company or any other person to seek to interfere with the completion of the Transactions, or impose any "break-up," "hello" or other fees or options or rights to acquire assets or securities, or any other obligations that would survive completion of the Transactions, on Company or any of its Subsidiaries, property or assets.
7.7	General
Nothing in this Article 7 (except as contemplated in Section 7.5) shall limit the obligation of Company to convene and hold the Special Meeting to consider the Arrangement as contemplated in Section 2.1.  Each successive amendment to any material terms of an Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of Section 7.5 and 7.6 and Parent shall be afforded a new Response Period in respect of each such Acquisition Proposal.
ARTICLE 8 -  TERMINATION AND AMENDMENT OF AGREEMENT
8.1	Termination
Except as otherwise set forth in this Section 8.1, the rights and obligations of the parties pursuant to this Agreement may be terminated at any time before the Effective Time:
(a)
by mutual agreement in writing executed by Company and Parent (for itself and on behalf of Buyer) (for greater certainty, without further action on the part of Shareholders if termination occurs after the holding of the Special Meeting);

(b)	by Company,
(i)
after the Outside Date, if the conditions provided in Section 3.1 or Section 3.2 have not been satisfied or waived by Company on or before the Outside Date, provided however that the right to terminate pursuant to this Section 8.1(b)(i) shall not be available to Company if its failure to fulfill any of its obligations under this Agreement or if its breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date; or

(ii)
if there shall be enacted or made any applicable Law that makes consummation of the Arrangement illegal or otherwise prohibited or enjoins Company, Buyer or Parent from consummating the Arrangement and such applicable Law or enjoinment shall have become final and non-appealable; or

(iii)
at any time following the Special Meeting, if Shareholders do not cast (or do not cause to be cast) sufficient votes at the Special Meeting to permit completion of the Arrangement (provided Company has paid the Termination Fee to Parent if there has been a Change of Recommendation); or

(c)	by Parent,
(i)
after the Outside Date, if the conditions provided in Section 3.1  or Section 3.3  have not been satisfied or waived by Parent on or before the Outside Date, provided however that the right to terminate pursuant to this Section 8.1(c)(i) shall not be available to Parent if its or Buyer's failure to fulfill any of its or Buyer's obligations under this Agreement or if its or Buyer's breach of any of its or Buyer's representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date; or

(ii)
if there shall be enacted or made any applicable Law that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins Company, Parent or Buyer from consummating the Arrangement and such applicable Law or enjoinment shall have become final and non-appealable; or

(iii)	at any time if the board of directors of Company, or Company, as applicable,
(A)
does not recommend in the Company Circular, or refuses to affirm (following the public announcement of any bona fide Acquisition Proposal within the later of (i) 5 days after a written request from Parent, and (ii) 1 day following the expiry of any applicable Response Periods) its recommendation, that Shareholders vote in favour of the Arrangement; or

(B)
does not recommend against (following the public announcement of any bona fide Acquisition Proposal within the later of (i) 5 days after a written request from Parent, and (ii) 1 day following the expiry of any applicable Response Periods) the Shareholders voting in favour of an Alternative Transaction, or

(C)	effects a Change of Recommendation but excluding the resolution referred to in Section 7.2(b); or
(D)
breaches or fails to perform any of the covenants or agreements set forth in Article 7 (other than those covenants and agreements set forth in Sections 7.3 and 7.4), or materially breaches or fails to perform in all material respects any of the covenants or agreements set forth in Sections 7.3 and 7.4; or

it being acknowledged and agreed that a recommendation that Shareholders vote in favour of the Arrangement or against an Acquisition Proposal, in either case, made by the board of directors of Company after the date hereof (other than in the Company Circular) other than on a unanimous basis shall not constitute a failure to recommend or to reaffirm the recommendation of the board of directors of Company;
(iv)	at any time if the Special Meeting is cancelled, adjourned or delayed except as expressly permitted or contemplated by this Agreement or agreed to by Parent in writing or requested by Parent; or
(v)	at any time following the Special Meeting, if Shareholders do not cast (or do not cause to be cast) sufficient votes at the Special Meeting to permit completion of the Arrangement; or
(vi)
at any time if Company shall have (A) breached any of its representations or warranties set forth in this Agreement (without giving effect to, applying to, or taking into consideration any materiality qualification contained in such representations and warranties), which breach, individually or in the aggregate, is, or would reasonably be expected to be, Materially Adverse; or (B) failed to perform any of its covenants or agreements set forth in this Agreement, which failure, individually or in the aggregate, (1) is, or would reasonably be expected to be, Materially Adverse, or (2) prevents, or impairs, or would reasonably be expected to prevent or impair the ability of Parent or Buyer to consummate the Transactions; or

(vii)	there is a Working Capital Termination Event and/or Net Cash Termination Event.
Neither Company nor Parent may seek to rely upon the failure to satisfy any conditions precedent in Sections 3.1, 3.2 or 3.3 or exercise any termination right arising therefrom or any termination right provided in Section 8.1(c)(vi), unless forthwith and in any event prior to the filing of the articles of arrangement for acceptance by the Director, Company or Parent, as the case may be, has delivered a written notice to the other specifying in reasonable detail all breaches of and failures to perform covenants, representations and warranties or other matters which Company or Parent, as the case may be, is asserting as the basis for the non-fulfilment of the applicable condition precedent or the exercise of the termination right, as the case may be.  If any such notice is delivered, provided that Company or Parent, as the case may be, is proceeding diligently to cure all such matters, if and for so long as all such matters are susceptible of being cured (for greater certainty, except by way of disclosure in the case of representations and warranties) ("Curable Matters"), the other may not terminate this Agreement as a result thereof until the earlier of (i) the date that any Curable Matter is no longer susceptible of being cured, (ii) the date that Company or Parent, as the case may be, is no longer proceeding diligently to cure all Curable Matters, and (iii) the later of (A) the Outside Date and (B) the expiration of a period of 15 days from such notice (the "Termination Period").  If such notice has been delivered prior to the date of the Special Meeting, such meeting shall, unless the parties agree otherwise, be postponed or adjourned until the earlier of (1) the date that is 2 business days after the date that Company or Parent, as the case may be, notifies the other that all Curable Matters have been cured, and (2) the expiry of the Termination Period unless this Agreement is terminated on such date.  If such notice has been delivered prior to the making of the application for the Final Order or the filing of the articles of arrangement for acceptance by the Director, such application and such filing shall be postponed until the earlier of (x) the date that is 2 business days after the date that Company or Parent, as the case may be, notifies the other that all Curable Matters have been cured, and (y) the expiry of the Termination Period unless this Agreement is terminated on such date.  For greater certainty, if all Curable Matters are cured within the Termination Period without being Materially Adverse, this Agreement may not be terminated as a result of the Curable Matter having been cured.
In the event of the termination of this Agreement as provided in this Section 8.1 , this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of Parent, Buyer or Company hereunder except as set forth in Section 2.2(b), the last sentence of Section 5.6(a), the last sentence of Section 5.10 , this Article 8, Article 9, Section 10.3  and Article 11, which provisions shall survive the termination of this Agreement; provided further that, subject to Section 9.3, the termination of this Agreement in accordance with this Section 8.1 shall not relieve any party from any liability for any material breach by it of this Agreement.  A termination of this Agreement shall not constitute a termination of the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.
8.2	Amendment
This Agreement, including the Plan of Arrangement, may be amended by written agreement of the parties at any time before and after the Special Meeting, but not later than the Effective Date and any such amendment may, subject to applicable Law or the Interim Order, without limitation:
(a)	change the time for performance of any of the obligations or acts of the parties;
(b)	waive any inaccuracies in or modify any representation or warranty contained in this Agreement or any document to be delivered pursuant to this Agreement;
(c)	waive compliance with or modify any of the covenants contained in this Agreement or waive or modify performance of any of the obligations of the parties; and/or
(d)	waive compliance with or modify any condition precedent contained in this Agreement.
8.3	Approval of Amendments
Company and Parent will use all commercially reasonable efforts to obtain the approvals of the Court and Shareholders in respect of any amendments to this Agreement, including the Plan of Arrangement, to the extent required by applicable Law.

ARTICLE 9 -   TERMINATION PAYMENTS
9.1	Payment to Parent
Provided that neither Parent nor Buyer is in breach of or has failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, where such breach or failure would render Parent or Buyer, as the case may be, incapable of consummating the Transactions.
(a)
If there has been a Change of Recommendation by Company's board of directors, and the Shareholders do not approve the Arrangement at the Special Meeting, Company shall immediately following such Special Meeting pay (or cause to be paid) the Termination Fee to Parent in immediately available funds to an account designated by Parent.

(b)
If Parent exercises its right of termination pursuant to Section 8.1(c)(iii) [Board Recommendation; Confirmation of Board Recommendation; Change of Board Recommendation; Breach of Non-Solicit] or Section 8.1(c)(iv), then Company shall immediately pay (or cause to be paid) the Termination Fee to Parent in immediately available funds to an account designated by Parent.

(c)
If this Agreement is terminated pursuant to (I) Section 8.1(c)(v) in the circumstances where there has been no Change of Recommendation, or (II) Section 8.1(c)(vi)(B)(2); and (i) prior to the time of the Special Meeting, an Alternative Transaction has been publicly announced and has not been withdrawn prior to the Special Meeting, and (ii) at any time within the 12 months after the date of such termination, Company approves, recommends, accepts, or enters into any agreement, undertaking or arrangement in respect of, or Company or its Shareholders consummate, an Acquisition Proposal, then Company shall immediately pay (or cause to be paid) to Parent the Termination Fee, or, if Parent Expenses have previously been paid pursuant to Section 9.1(d), an additional cash amount equal to the difference between the Termination Fee and the Parent Expenses in immediately available funds to an account designated by Parent.

(d)
If Parent exercises its right of termination pursuant to Section 8.1(c)(vi); or Section 8.1(c)(vii); then Company shall immediately pay (or cause to be paid) to Parent, in immediately available funds to an account designated by Parent, Parent's reasonable and documented out-of-pocket expenses (excluding any financial advisor fees that were agreed to be contingent upon a successful completion of the Transactions) incurred in connection with this Agreement up to a maximum of $3 million (such amount so paid, the "Parent Expenses").

For greater certainty, and except as set forth in subparagraph (c) of this Section 9.1, in no circumstance shall Company be obligated to make a payment under more than one of subparagraphs (a), (b), (c) and (d) of this Section 9.1.
9.2	Payment to Company
Provided that Company is not in breach of or has failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, where such breach or failure would render Company incapable of consummating the Transactions.

(a)
If Parent shall be unable to pay on the Effective Date in full the aggregate Consideration for any reason other than the failure of any condition set out on Schedule B or Schedule D to be satisfied, Parent shall immediately thereafter pay (or cause to be paid) the Reverse Termination Fee to Company in immediately available funds to an account designated by Company.

(b)
If (i) Company is unable to obtain any applicable HSR Approval or (ii) Parent breaches the covenants set forth in Section 10.7(a) with respect to any required Novation Agreement or Other FAR 42.12 Agreement, then Parent shall immediately thereafter pay (or cause to be paid) to Company, in immediately available funds to an account designated by Company, Company's reasonable and documented out-of-pocket expenses (excluding any financial advisor fees that were agreed to be contingent upon a successful completion of the Transactions) incurred in connection with this Agreement up to a maximum of $3 million (such amount so paid, the "Company Expenses"); provided, however that the right to receive the Company Expenses pursuant to this Section 9.2(b) shall not be available to Company if its failure to fulfill any of its obligations under this Agreement, including Sections 5.2 and 10.7, has been the cause of, or resulted in the failure of Parent being unable to obtain any applicable HSR Approval in the case of clause (i) above or required Novation Agreement or Other FAR 42.12 Agreement in the case of clause (ii) above.

For greater certainty, in no circumstances shall Parent be obligated to make a payment under more than one of subparagraphs (a) and (b) of this Section 9.2.
9.3	Damages
The parties acknowledge and agree that the payment of the Termination Fee or other amounts set forth in Section 9.1, or the Reverse Termination Fee or other amounts set forth in Section 9.2, as the case may be, are payments of liquidated damages which are a genuine pre-estimate of the damages which Parent and Buyer, or Company, would suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Agreement and are not a penalty.  The parties further acknowledge and agree, however, that, notwithstanding any other provision in this Agreement to the contrary, in connection with any termination of this Agreement where a Termination Fee or other amount set forth in Section 9.1, or the Reverse Termination Fee or other amounts set forth in Section 9.2, is not paid or payable, Company, Parent and Buyer shall be entitled to any additional remedies set forth in this Agreement, including injunctive relief and specific performance, and all additional and other remedies available at law or in equity to which Company, Parent or Buyer, as applicable, may be entitled.  Company, Parent and Buyer each irrevocably waive any rights they may have to raise a defence that any amounts that are required to be paid to Parent pursuant to Section 9.1, or to Company pursuant to Section 9.2, are excessive or punitive.  Parent and Buyer, and Company, as the case may be, agree that the payment of the Termination Fee and other amounts set forth in Section 9.1, or the Reverse Termination Fee or other amounts set forth in Section 9.2, are the sole and exclusive remedies of Parent and Buyer, or Company, as the case may be, in respect of the events giving rise to the payment of such amounts; provided that the foregoing limitations shall not apply in the event of fraud or willful breach of this Agreement by a party.  Notwithstanding any provision set forth in this Agreement to the contrary, including the provisions of this Section 9.3, the provisions of Section 9.2(a) shall provide Company's sole and exclusive remedy for the circumstances contemplated in Section 9.2(a).
ARTICLE 10 -   PARENT, BUYER AND COMPANY COVENANTS
10.1	Indemnities
From and after the Effective Time, and subject to Section 10.2, Company shall, and Buyer shall cause Company to indemnify and hold harmless and provide advancement of expenses to, and honour all exculpation rights of, all present and past directors and officers of any member of Company and its Subsidiaries (the "Indemnified Persons") pursuant to all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favour of any Indemnified Person as provided in the articles of incorporation or by-laws or comparable organizing documents of any member of Company and its Subsidiaries or any indemnification contract or policy between such Indemnified Person and any member of Company and its Subsidiaries existing on the date hereof.  Such rights shall survive the Effective Time and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person.
10.2	Directors and Officers Insurance and Other Indemnification Matters
(a)
Directors and Officers Insurance Coverage.  Prior to the Effective Time, Company shall secure directors' and officers' liability tail insurance coverage effective at the Effective Time from a reputable and financially sound insurance carrier and containing terms and conditions that are no less advantageous as a whole to the directors and officers of Company and its Subsidiaries or Company and its Subsidiaries itself than those contained in Company's policy in effect on the date hereof for the current and former directors and officers of each member of Company and its Subsidiaries and Company and its Subsidiaries on a 6 year "trailing" (or "run-off") basis with respect to any claim related to any period of time at or prior to the Effective Time; provided, however, that Company shall not obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than 200% of the most recent annual premium paid by Company prior to the date hereof (the "Premium Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Premium Cap, Company shall only obtain coverage limits as can be obtained by paying an annual premium equal to the Premium Cap, beginning with the primary coverage of the type currently in place.  Company may expend more than the Premium Cap only with the written consent of Parent.

If any member of Company and its Subsidiaries or any of their respective successors or assigns shall (i) amalgamate, consolidate with or merge or wind-up into any other person and shall not be the continuing or surviving corporation or entity, or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, Parent shall assume all of the obligations of Company set forth in Sections 10.1 and 10.2.
(b)
Director and Officer Indemnification.  Parent shall cause, for a period of at least 6 years from the Effective Date, the organizing documents of Company as of the Effective Date to contain provisions no less favourable with respect to exculpation and indemnification of directors, officers, and employees from and against liabilities arising prior to the Effective Date than are set forth in the organizing documents of Company as of the Effective Date, except as required by applicable Law.

10.3	Third Party Beneficiaries
This Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder, except as required under applicable Law, or as set forth in or contemplated by the terms and provisions of Sections 4.4, 9.3, 10.1, 10.2, 11.14, this Section 10.3, the last sentence of Section 2.2(b), and the first sentence of Section 5.9 (which provisions shall for greater certainty survive the Effective Time and continue in full force and effect in accordance with their terms after the Effective Time), and the benefit of which provisions shall be deemed to have been received by Parent, Buyer or Company, as applicable, in trust, and will be held in trust, for the benefit of the third parties contemplated thereby, with the intention that such third parties shall be entitled to the benefit thereof, including direct rights of enforcement.
10.4	Guarantee
Parent unconditionally and irrevocably guarantees and agrees to be jointly and severally liable with Buyer for the due and punctual performance of each and every obligation of Buyer arising under this Agreement and in respect of the Transactions.
10.5	Termination or Other Disposition of Plans.
(a)
Termination Actions.  Effective no later than the day before the Effective Time, Company and its Subsidiaries shall terminate its only Qualified Plan and such other Employee Benefit Plans as are set forth on Schedule 10.5.  Before the Effective Time, Company shall provide to Buyer (a) copies of duly adopted board resolutions terminating the Qualified Plan and such other Employee Benefit Plans as are set forth on Schedule 10.5, and (b) an executed amendment to the Qualified Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder applicable to terminate such a plan.  Notwithstanding anything in this Agreement or the Qualified Plan to the contrary, before the Effective Time, Company shall contribute all unpaid employer contributions (including matching contributions) to the Qualified Plan or provide for an appropriate accrual of such amounts.

(b)
Disposition of Apotex Plan.  Effective on a day that is no later than the day before the Effective Time (the "Cessation Date"), Company shall take such action to withdraw from its participation in the Pension Plan for Employees of Apotex, Inc. and Associated Companies (the "Apotex Plan") and take such action to establish a defined contribution pension plan (the "Successor Plan") that is no less favourable in the aggregate to the defined contribution provision of the Apotex Plan to which the accounts of Company employees or employees of any wholly-owned Subsidiary of Company who were active members of the Apotex Plan as of the Cessation Date ("Transferred Members") may be transferred.  Before the Effective Time, Company shall provide to Buyer copies of (i) duly adopted resolutions or evidence of authority to take such action, (ii) all amendments to the Apotex Plan necessary to effect such withdrawal, (iii) a copy of the Successor Plan, (iv) a copy of the funding agreement with respect to the Successor Plan, (v) a copy of the Statement of Investment Policies & Procedures for the Successor Plan, and (vi) a copy of the employee booklet and any other summary of provisions of the Successor Plan provided to members of the Successor Plan and their beneficiaries.  Effective as of the date following the Cessation Date, Company shall cause Transferred Members to become members of the Successor Plan.

10.6	Employee Matters and Employee Benefit Matters
(a)	Employment in general.
(i)
As of the Effective Date, each then-current Company employee or employee of any wholly-owned Subsidiary of Company (each, a "Continuing Company Employee") shall remain an employee of Company or of any wholly-owned Subsidiary of Company, or be made an employee of Parent or Buyer.  Other than as otherwise specified in this Section 10.6, nothing in this Agreement or this Section 10.6(a) shall limit Parent's ability to modify the conditions of or terminate the employment of any Continuing Company Employee at any time after the Effective Date (subject to the limitations set forth under any Employment Agreement, Parent severance pay plan, policy, practice or procedure, or applicable Law).

(ii)
At least 5 business days before the Effective Date, Company will provide Parent and Buyer a list of all the current Business Personnel as of such date along with their compensation and accrued holiday, vacation or personal leave time contemplated as of the Effective Date, pay cycles for all groups of employees, original hire date, home address, status under the United States Fair Labor Standards Act, as amended, and analogous laws, and base pay rate.  Company shall update such list as of the Effective Date.

(iii)
For the avoidance of doubt, Parent and Buyer shall be responsible for any obligation with respect to the Business Personnel under the United States Worker Adjustment Retraining and Notification Act of 1988, any state, local, or provincial equivalent including the Employment Standards Code (Manitoba) (collectively, "WARN") arising or accruing on or after the Effective Date.  The parties hereto agree to cooperate in good faith to determine whether any notification may be required under WARN as a result of the Transactions.

(b)	Employee Benefits – United States Employees.
(i)
Parent currently intends, subject to its ongoing review of Company's terms and conditions of employment, to provide to each Continuing Company Employee ordinarily resident in the United States terms and conditions of employment that are comparable in the aggregate (including with respect to base pay and Employee Benefit Plans, and including equity-based or other incentive compensation plans for executive employees in appropriately comparable subsidiary positions of Parent) to such terms and conditions of employment that Parent provides, in the aggregate, as of the date hereof to similarly situated Parent employees (including awarding service credit to each Continuing Company Employee for his or her past service with Company for purposes of eligibility and vesting only in each such Employee Benefit Plan of Parent, but not benefit accrual, for any of Parent's Employee Benefit Plans; provided, however, that in no event shall such credit result in the duplication of benefits.  With regard to severance, however, notwithstanding the foregoing expression of intent, Parent currently intends that each Continuing Employee's service with Company shall be counted for determining the amount of severance from Parent.)

(ii)
Parent currently intends, subject to its ongoing review of Company's plans and benefits, to offer to and extend to Continuing Company Employees the medical, dental, health, vision, dependent care, life insurance and disability plans, and other fringe and severance benefits of Parent applicable to Continuing Company Employees ordinarily resident in the United States under the terms and conditions of such Parent plans and benefits then in effect. Notwithstanding the foregoing expression of intent, for purposes of providing group health plan coverage, (A) Parent shall provide the Continuing Employees with health plan coverage identical or comparable to that provided to Parent's employees, and (B) Parent shall waive, or cause to be waived, all pre-existing conditions or eligibility waiting periods for each Continuing Company Employee (and for the spouse and dependents of each such Continuing Company Employee) covered by Parent's group health plan.  Parent also currently intends to allow Continuing Company Employees to participate immediately in its 401(k) plan, under the terms of such plan, giving credit for vesting and eligibility for service with Company or its Subsidiaries.

(c)	Employee Benefits – Canadian Employees.
(i)
Parent currently intends, subject to its ongoing review of Company's terms and conditions of employment, and subject to applicable Law, to provide to each Continuing Company Employee ordinarily resident in Canada terms and conditions of employment that are substantially comparable in the aggregate (including with respect to base pay and Employee Benefit Plans), than such terms and conditions of employment that Company provides, in the aggregate as of the date hereof, to Company employees (including awarding service credit to each Continuing Company Employee for his or her past service with Company for purposes of eligibility and vesting only, but not benefit accrual, for any of Parent's employee benefit plans; provided, however, that in no event shall such credit result in the duplication of benefits).

(ii)
Parent currently intends, subject to its ongoing review of Company's plans, to continue Company's Employee Benefit Plans, programs, policies, practices and procedures, to include (by way of example but not limitation) the following benefits:  Medical, Prescription Drug, Dental, Vision, Life Insurance, Holiday Pay, Paid Time Off, Short and Long Term Disability, Tuition Reimbursement, and Severance (in compliance with applicable Law) and to make available equity based or other incentive compensation plans for Canadian executive employees of Company in appropriately comparable subsidiary positions to those of Parent.

(iii)
With respect to severance, however, notwithstanding the foregoing expression of intent, Parent currently intends that each Continuing Employee's service with Company shall be counted for determining the amount of severance from Parent.

(d)
Nothing in this Section 10.6 or any other provision of this Agreement shall (i) create or confer any right of continued employment for any person, (ii) be construed to establish, amend or modify any Employee Benefit Plan, compensation arrangement or other employment agreement, (iii) subject to Section10.5, prohibit or limit the ability of Parent or any of its Affiliates to amend, modify or terminate without notice any benefit or compensation plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, (iv) limit or restrict any right which employees may presently enjoy under contract or common-law or (v) confer any rights or benefits, including any third-party beneficiary rights, on any current Company employee or employee of any wholly-owned Subsidiary of Company person.

(e)
Continuing Company Employee Transferees.  Parent currently intends, subject to Parent's existing and future plans and policies, to continue such programs and policies as currently are in force to compensate or equalize the compensation packages of Canadian citizen employees who work as expatriates in the United Sates, or United States citizen employees who work as expatriates in Canada, pursuant to Company's request for such assignment or secondment.

10.7	Novation
(a)
Parent, Buyer and Company shall act diligently and reasonably, and shall cooperate with each other, to secure any Novation Agreement or Other FAR 42.12 Agreement from any Agency required to be obtained by them in order to permit the consummation of the Transactions.

(b)
To the extent that any Novation Agreement or Other FAR 42.12 Agreement is required and in the event that any and all Novation Agreements or Other FAR 42.12 Agreements of any Assigned Contract, or any right or benefit arising thereunder or resulting therefrom, shall not have been obtained within 90 days after the Effective Date, then this Agreement, to the extent permitted by Law, shall constitute full and equitable assignment by Company to Buyer of all of right, title and interest of Company in and to, and all liabilities of Company under, such Assigned Contracts, and Buyer shall be deemed Company's agent for purpose of completing, fulfilling and discharging all liabilities of Company under any such Assigned Contract. The parties shall take all necessary steps and actions to provide Buyer with the benefits of such Assigned Contracts, and to relieve Company of the performance and other obligations thereunder, including entry into subcontracts for the performance thereof.  Parent and Buyer agree to pay, perform and discharge, and indemnify Company against and hold Company harmless from, all liabilities of Company relating to such performance or failure to perform under such Assigned Contracts provided that Buyer receives the rights and benefits thereunder.

(c)
In the event that Company shall be unable to make the equitable assignment described in Section 10.7(b), or if such attempted assignment would give rise to any right of termination, or would otherwise adversely affect the rights of Company or Buyer under any such Assigned Contract, or would not assign all of the rights of Company thereunder, Company and Buyer shall continue to cooperate and use all reasonable efforts to provide Buyer with all such rights.

ARTICLE 11 -  GENERAL
11.1	Confidentiality and Public Disclosure
Company and Parent shall consult with each other as to the general nature of any news releases or public statements with respect to this Agreement or the Transactions, and shall use their respective commercially reasonable efforts not to issue any news releases or public statements inconsistent with the results of such consultations.  Subject to applicable Law, each party shall use its commercially reasonable efforts to enable the other party to review and comment on all such news releases and public statements prior to the release thereof.  Company and Parent shall consult with each other in preparing and making any filings and communications in connection with any Regulatory Approvals and in seeking any third-party consents contemplated in Section 5.2 or Novation Agreements or Other FAR 42.12 Agreements contemplated in Section 10.7.
11.2	Assignment
Except as expressly permitted by the terms hereof, neither this Agreement including (for greater certainty) the Plan of Arrangement, nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by any of the parties without the prior written consent of the other parties.  Parent and Buyer may each assign all or any part of its rights or obligations under this Agreement to one or more of its direct or indirect wholly-owned Subsidiaries or any combination thereof provided that if such assignment takes place, Parent shall continue to be fully liable as primary obligor and not merely as surety and, on a joint and several basis with any such entity, to Company for any default in performance by the assignee of any of Parent's or Buyer's obligations hereunder and Parent agrees to provide to Company a guarantee in form and substance satisfactory to Company in respect thereof.
11.3	Binding Effect
This Agreement, including (for greater certainty) the Plan of Arrangement, shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  No third party shall have any rights under this Agreement except as expressly set forth in Section 10.3.
11.4	Representatives
Each of Company, Parent and Buyer shall ensure that its and its Subsidiaries' Representatives (other than persons who are insiders only as a result of their shareholdings) are aware of the provisions of this Agreement, and each of Company, Parent and Buyer shall be responsible for any breach of those provisions by any of those persons, respectively.
11.5	Responsibility for Expenses
Except as provided in Section 5.10, Section 9.1 and Section 9.2, each party to this Agreement shall pay its own expenses incurred in connection with this Agreement and the completion of the Transactions, whether or not the Arrangement and the Transactions are completed.  Notwithstanding the foregoing, Parent and Company shall each be responsible for one half of any fees associated with any filings made pursuant to applicable Antitrust Law.
11.6	Time
Time shall be of the essence of this Agreement in each and every matter or thing herein provided.
11.7	Notices
(a)	Each party shall give prompt notice to the other of:
(i)
the occurrence or failure to occur of any event that causes, or would reasonably be expected to cause, any representation or warranty on its part contained in this Agreement to be untrue or inaccurate or; and

(ii)
any material breach of its obligations under this Agreement, provided that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(b)
Each of Company and Parent shall give prompt notice to the other of any previously undisclosed fact of which it becomes aware after the date of this Agreement that is, individually or in the aggregate, or would reasonably be expected to be, in the case of Company, Materially Adverse, or, in the case of Parent, that is, or would reasonably be expected to be, materially adverse to the ability of Parent or Buyer to perform its obligations under this Agreement.

(c)
Any notice or other communications required or permitted to be given under this Agreement shall be sufficiently given if delivered in person, by overnight courier, or if sent by facsimile transmission (provided such transmission is recorded as being transmitted successfully):

(i)	in the case of Company, to the following address:
Cangene Corporation
155 Innovation Drive
Winnipeg, MB, Canada
 R3T 5Y3
Attention: Francis St. Hilaire, General Counsel
Tel: (204) 275-4540
 Facsimile: (204) 275-4021
with a copy to (which shall not constitute notice):
Miller Thomson LLP
Attention:                          Robert E. Forbes
                                                       Jay M. Hoffman
Scotia Plaza
40 King Street West
Suite 5800
 Toronto, ON  M5H 3S1
Tel: (416) 595-8050
 Facsimile: (416) 595-8695
and
Baker & Hostetler LLP
45 Rockefeller Plaza
New York, New York 10111
Attention:                          Steven H. Goldberg
                                                        Kelley P. Doran
 Facsimile: (212) 589-4201
(ii)	in the case of Parent or Buyer, to the following address:
Emergent BioSolutions Inc.
Attention: General Counsel
2273 Research Boulevard
Suite 400
 Rockville, MD 20850
Tel: (301) 795-1800
 Facsimile: (301) 795-6783
with a copy to (which shall not constitute notice):
DLA Piper (US) LLP
Attention:                          Howard Schwartz
The Marbury Building
6225 Smith Avenue
 Baltimore, Maryland 21209-3600
Tel: (410) 580-4251
 Facsimile: (410) 580-3251
and:
McCarthy Tétrault LLP
Attention:                          Graham Gow
                                                        Ian Michael
66 Wellington Street West
Suite 5300
Toronto-Dominion Bank Tower
 Toronto, Ontario M5K 1E6
Tel: (416) 362-1812
 Facsimile: (416) 868-0673
or at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this Section 11.7, and if so given, the same shall be deemed to have been received on the date on which it was delivered in person or sent by overnight courier or facsimile transmission.
11.8	Governing Law
This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario and the Laws of Canada applicable herein.  Each party hereto irrevocably submits to the exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising hereunder or related hereto.
11.9	Injunctive Relief
Except as otherwise provided herein (including Article 9), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any remedy will not preclude the exercise of any other remedy.  The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages.  Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by Company, on the one hand, or Parent or Buyer, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Company, on the one hand, and Parent and Buyer, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement.  Each of the parties hereto hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by it, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other party under this Agreement.
The parties hereto further agree that, except as provided herein (including Article 9) (a) by seeking the remedies provided for in this Section 11.9, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 11.9 are not available or otherwise are not granted, and (b) nothing set forth in this Section 11.9 shall require any party hereto to institute any proceeding for (or limit any party's right to institute any proceeding for) specific performance under this Section 11.9 prior or as a condition to exercising any termination right under Section 8.1 (and pursuing damages after such termination), nor shall the commencement of any legal proceeding restrict or limit any party's right to terminate this Agreement in accordance with the terms of Section 8.1 or pursue any other remedies under this Agreement that may be available then or thereafter.
11.10	Entire Agreement
This Agreement, including the Plan of Arrangement, constitutes the entire agreement of the parties with respect to the Transactions, as of the date of this Agreement, and shall supersede all agreements, understandings, negotiations and discussions whether oral or written, between the parties, including the Exclusivity Agreement, with respect to the Transactions on or prior to the date of this Agreement, other than the Confidentiality Agreement.
11.11	Further Assurances
Each party hereto shall, from time to time, and at all times hereafter, at the request of the other party, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof and of the Plan of Arrangement.
The parties shall act in a commercially reasonable manner in exercising their rights and performing their duties under this Agreement.
11.12	Waivers and Modifications
Company and Parent (for itself and on behalf of Buyer) may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to it under this Agreement or in any document to be delivered pursuant to this Agreement and may waive or consent to the modification of any of the obligations contained in this Agreement for its benefit or waive or consent to the modification of any of the obligations of the other party.  Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting such waiver or consent.
11.13	Privacy Issues
(a)	For the purposes of this Section 11.13, the following definitions shall apply:
(i)
"applicable law" means, in relation to any person, transaction or event, all applicable Law by which such person is bound or having application to the transaction or event in question, including applicable privacy laws;

(ii)
"applicable privacy laws" means any and all applicable Law governing the collection, use and disclosure of Personal Information in all applicable jurisdictions, including the Personal Information Protection and Electronic Documents Act (Canada) and/or applicable provincial law;

(iii)
"authorized authority" means, in relation to any person, transaction or event, any: (A) federal, state, provincial, municipal or local governmental body (whether administrative, legislative, executive or otherwise), both domestic and foreign; (B) agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government; (C) court, arbitrator, commission or body exercising judicial, quasi-judicial, administrative or similar functions; and (D) other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange, in each case having jurisdiction over such person, transaction or event; and

(iv)
"Personal Information" means information (other than business contact information when used or disclosed for the purpose of contacting such individual in that individual's capacity as an employee or an official of an organization and for no other purpose) about an identifiable individual, whether recorded or not, disclosed or transferred to Parent by Company in accordance with this Agreement and/or as a condition of the Arrangement and includes personal health information.

(b)
The parties hereto acknowledge that they are responsible for compliance at all times with applicable privacy laws which govern the collection, use or disclosure of Personal Information, including the disclosure or transfer of Personal Information to another party pursuant to or in connection with this Agreement (the "Disclosed Personal Information").

Prior to the completion of the Arrangement, none of the parties shall use or disclose the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the Transactions.  After the completion of the Transactions, a party may only collect, use and disclose the Disclosed Personal Information for the purposes for which the Disclosed Personal Information was initially collected from or in respect of the individual to which such Disclosed Personal Information relates, for a consistent purpose, or for the completion of the Transactions, unless: (i) any party shall have first notified such individual of such additional purpose, and where required by applicable law, obtained the consent of such individual to such additional purpose; or (ii) such use or disclosure is permitted or authorized by applicable law, without notice to, or consent from, such individual.  Company shall notify Parent of the purposes for which the Disclosed Personal Information was initially collected prior to the Effective Date.
(c)
each party acknowledges and confirms that the disclosure of the Disclosed Personal Information is necessary for the purposes of determining if the parties shall proceed with the Arrangement, and that the Disclosed Personal Information relates solely to the carrying on of the Business or the completion of the Transactions.

(d)
Each party acknowledges and confirms that it has taken and shall continue to take reasonable steps to, in accordance with applicable law, prevent the theft, loss or unauthorized use, processing, disclosure, alteration, or destruction of Disclosed Personal Information in its custody or control.

(e)
Subject to the following provisions, each party shall at all times keep strictly confidential all Disclosed Personal Information provided to it, and shall instruct those employees or advisors responsible for processing such Disclosed Personal Information to protect the confidentiality of such information in a manner consistent with the parties' obligations hereunder.  Prior to the completion of the Transactions, each party shall take reasonable steps to ensure that access to the Disclosed Personal Information shall be restricted to those employees or advisors of the respective party who have a bona fide need to access such information in order to complete the Arrangement.

(f)
Where authorized by applicable law, each party shall promptly notify the other parties of all inquiries, complaints, requests for access, variations or withdrawals of consent and claims of which the party is made aware in connection with the Disclosed Personal Information.  To the extent permitted by applicable Law, the parties shall fully co-operate with one another, with the persons to whom the Personal Information relates, and any authorized authority charged with enforcement of applicable privacy laws, in responding to such inquiries, complaints, requests for access, variations or withdrawals of consent and claims.

(g)
Upon the expiry or termination of this Agreement, or otherwise upon the reasonable request of any party, the other parties shall forthwith cease all use of the Disclosed Personal Information acquired by them in connection with this Agreement and will return to the requesting party or, at the requesting party's request, destroy in a secure manner, the Disclosed Personal Information (and any copies thereof) in its possession.

11.14	Liability
No director or officer of Parent or Buyer shall have any personal liability whatsoever to Company or any third party beneficiary under this Agreement, or any other document delivered in connection with the Transactions on behalf of Parent or Buyer.  No director or officer of Company shall have any personal liability whatsoever to Parent or Buyer under this Agreement, or any other document delivered in connection with the Transactions on behalf of Company.
11.15	Counterparts
This Agreement may be signed in any number of counterparts (by facsimile or otherwise), each of which shall be deemed to be original and all of which, when taken together, shall be deemed to constitute one and the same instrument.  It shall not be necessary in making proof of this Agreement to produce more than one counterpart.
11.16	Severability
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner that is or would reasonably be expected to be, individually or in the aggregate, Materially Adverse or materially adverse to the ability of Purchaser or Buyer to perform its obligations under this Agreement.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the maximum extent possible.
*  *  *  *  *
[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first written above.

CANGENE CORPORATION

By:	/s/ John Sedor
Name:	John Sedor
Title:	Chief Executive Officer

EMERGENT BIOSOLUTIONS INC.

By:	/s/ Daniel J. Abdun-Nabi
Name:	Daniel J. Abdun-Nabi
Title:	President and CEO

2396638 ONTARIO INC.

By:	/s/ Daniel J. Abdun-Nabi
Name:	Daniel J. Abdun-Nabi
Title:	Vice President

SCHEDULE A
 PLAN OF ARRANGEMENT
SCHEDULE A   – INTERPRETATION

1.1            Definitions.   In this Plan of Arrangement:

"affiliate" has the meaning corresponding to "affiliated companies" in the Securities Act (Ontario), as amended.
"Agency" means any domestic or foreign court, tribunal, federal, state, provincial or local government or governmental agency, department or authority or other regulatory authority (including the TSX) or administrative agency or commission (including the Securities Commissions and the CRA) or any elected or appointed public official.
"Arrangement" means an arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations hereto made in accordance with this Plan of Arrangement or made at the direction of the Court.
"Arrangement Agreement" means the arrangement agreement made as of December 11, 2013 between Company, Buyer and Parent to which this Plan of Arrangement is attached as Schedule A and forms a part, as amended, supplemented and/or restated in accordance with its terms.
"business day" means any day other than a Saturday, Sunday, a public holiday or a day on which commercial banks are not open for business in Winnipeg, Manitoba, Toronto, Ontario or Rockville, Maryland under applicable Law.
"Buyer" means 2396638 Ontario Inc., a corporation incorporated under the laws of Ontario.
"Common Shares" means common shares in the capital of Company.
"Company" means Cangene Corporation, a corporation amalgamated under the laws of Ontario.
"Company Circular" means the notice of special meeting and accompanying management information circular of Company, including all appendices thereto, to be sent to Shareholders in connection with the Special Meeting.
"Consideration" means the cash amount per Common Share calculated by dividing $222,000,000 by the number of outstanding Common Shares as at the Effective Date.  Based upon there being 68,456,172 Common Shares outstanding on the Effective Date (after exercise of all outstanding Stock Options), the Consideration will be $3.24.
"Court" means the Ontario Superior Court of Justice (Commercial List).
"CRA" means the Canada Revenue Agency.
"Depositary" means the person acting as depositary under the Arrangement Agreement.
"Dissent Rights" has the meaning set out in Section 3.1.
"Dissenting Shareholders" means holders of Common Shares that have exercised Dissent Rights and are ultimately entitled to be paid the fair value of their Common Shares as determined in accordance with Section 3.1.
"Effective Date" means the date on or before the Outside Date on which the Arrangement becomes effective in accordance with the OBCA and the Final Order.
"Effective Time" means the time on the Effective Date that the Arrangement becomes effective in accordance with its terms.
"Final Order" means the final order of the Court approving the Arrangement, as such order may be amended by the Court, at any time before the Effective Time, or if appealed, unless that appeal is withdrawn or denied, as affirmed or as amended on appeal.
"Holdco" has the meaning given to it in Section 2.5;
"Holdco Agreement" means a share purchase agreement, in the form approved by Parent, acting reasonably, to be entered into between Parent, Buyer, a Holdco and all of the  Holdco Shareholders of such Holdco, providing for the transfer of all of the issued and outstanding Holdco Shares of such Holdco to Buyer in accordance with this Plan of Arrangement and containing (i) the terms and conditions set forth in Section 2.5; (ii) such representations and warranties, terms and conditions and indemnities as Parent and Buyer may reasonably request and (iii) the requirement for such Holdco Shareholder to arrange for the provision of a legal opinion of legal counsel to such Holdco in form satisfactory to Parent, acting reasonably, in connection with the transfer of such Holdco Shares, based on customary certificates of officers of such Holdco and assumptions, to the effect that:  the Holdco is a subsisting corporation or equivalent under its governing laws; the Holdco Shareholders are the registered holders of all outstanding shares of the Holdco based solely on the registers of the Holdco; all necessary corporate action has been taken by the Holdco Shareholder to authorize the execution, delivery and performance of the share purchase agreement; the execution, delivery and performance of the share purchase agreement by the Holdco Shareholder does not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of all currently effective articles and by-laws of the Holdco; and the share purchase agreement constitutes a legal, valid and binding obligation of the Holdco Shareholder enforceable against the Holdco Shareholder in accordance with its terms;
"Holdco Document Deadline" means 4:30 p.m. (Toronto time) on  the sixth business day immediately prior to the date of the Special Meeting;
"Holdco Shareholder" means a holder at the relevant time of Holdco shares;
"Holdco Shares" means all of the issued and outstanding shares of a Holdco;
"holder" means a holder of Common Shares, Holdco Shares or Stock Options, as the context requires.
"including" means "including without limitation" and "includes" means "includes without limitation".
"Interim Order" means an interim order of the Court, as may be amended by the Court, providing for, among other things, the calling and holding of the Special Meeting.
"ITA" means the Income Tax Act (Canada), as amended.
"Law" means all laws, statutes, by-laws, rules, regulations, orders, decrees, ordinances, protocols, codes, guidelines, published policies, notices, directions and judgements or other requirements of any Agency, in each case having the force of law.
"Letter of Transmittal" means the letter of transmittal for use by holders of Common Shares or Holdco Shares, in the form accompanying the Company Circular.
"Lien" means any pledges, claims, liens, charges, options, hypothecs, mortgages, security interests, restrictions, adverse rights or any other encumbrances of any kind or nature whatsoever.
"OBCA" means the Business Corporations Act (Ontario), as amended.
"Outside Date" means June 30, 2014 or such later date to which each of Company and Parent may agree in writing.
"Parent" means Emergent BioSolutions Inc., a corporation existing under the laws of Delaware.
"person" includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Agency, syndicate or other entity, whether or not having legal status.
"Plan of Arrangement" means this plan of arrangement.
"Securities Commissions" means the securities regulatory authorities in each of the provinces of Canada.
"Shareholders" means the holders at the relevant time of Common Shares or, where the context requires, holders of Holdco Shares.
"Special Meeting" means the special meeting of Shareholders, including any adjournment thereof, to be called and held in accordance with the Interim Order to consider the Arrangement.
"Stock Options" means options to purchase Common Shares issued pursuant to the amended and restated stock option plan of Company.
"TSX" means The Toronto Stock Exchange or its successor.
"US Dollars" or "$" means United States dollars.
1.2            Headings and References.  The division of this Plan of Arrangement into Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement.  Unless otherwise specified, references to Sections are to Sections of this Plan of Arrangement.

1.3            Currency.  Except as expressly indicated otherwise, all sums of money referred to in this Plan of Arrangement are expressed and shall be payable in US Dollars.

1.4            Time.  Time shall be of the essence in each and every matter or thing herein provided. Unless otherwise indicated, all times expressed herein are local time at Toronto, Ontario.

SCHEDULE B   – THE ARRANGEMENT

2.1            Binding Effect.  Subject to the terms of the Arrangement Agreement, the Arrangement will become effective at the Effective Time and be binding at and after the Effective Time on Company, Parent, Buyer, each Holdco and all holders and beneficial holders of Common Shares, Holdco Shares and Stock Options.

2.2            The Arrangement.  Commencing at the Effective Time, subject to the terms and conditions of the Arrangement Agreement, the following shall occur as part of the Arrangement and shall be deemed to occur in the following order without any further act or formality:

(a)	each issued and outstanding Stock Option shall be cancelled and the holders thereof shall have no further rights or benefits in respect of such Stock Option;
(b)
each issued and outstanding Common Share in respect of which Dissent Rights have been validly exercised before the Effective Time shall be transferred and deemed to be transferred by the registered holder thereof, without any further act or formality on its part, free and clear of all Liens, to Buyer in consideration for a debt claim against Buyer in an amount determined and payable in accordance with the terms of this Plan of Arrangement, and the name of such holder will be removed from the register of holders of Common Shares (in respect of the Common Shares for which Dissent Rights have been validly exercised before the Effective Time), and Buyer shall be recorded as the registered holder of Common Shares so transferred and shall be deemed to be the legal and beneficial owner of such Common Shares free and clear of any Liens;

(c)
each issued and outstanding Common Share held by a Shareholder (other than Common Shares held by Dissenting Shareholders or by a Holdco and other than Common Shares held by Buyer or its affiliates) shall be transferred and deemed to be transferred by the registered holder thereof, without any further act or formality on its part, free and clear of all Liens, to Buyer in consideration of the payment of the Consideration per Common Share, and the name of such holder will be removed from the register of holders of Common Shares, and Buyer shall be recorded as the registered holder of Common Shares so transferred and shall be deemed to be the legal and beneficial owner of such Common Shares free and clear of any Liens; and

(d)
all of the issued and outstanding Holdco shares in respect of each Holdco shall be transferred and deemed to be transferred by the registered holder thereof, without any further act or formality on its part, free and clear of all Liens, to Buyer in consideration of the payment of the aggregate amount equal to the product of the Consideration per Common Share and the aggregate number of Common Shares held by such Holdco to such holder and the name of such holder will be removed from the register of Holdco Shareholders and Buyer shall be recorded as the registered holder of Holdco Shares so transferred and shall be deemed to be the legal and beneficial owner of such Holdco Shares free and clear of any Liens.

2.3            Share Registers.  Every shareholder from whom a Common Share or a Holdco Share is acquired pursuant to the Arrangement shall be removed from the register of holders of such shares at the time of that acquisition pursuant to the Arrangement and shall cease to have any rights in respect of such shares, and Buyer shall become the holder of such shares and shall be added to that register at that time and shall be entitled as of that time to all of the rights and privileges attached to such shares.

2.4            Adjustments to Consideration.  The consideration to be paid to any holder of Common Shares or Holdco shares shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Common Shares, other than stock dividends paid in lieu of ordinary course dividends), reorganization, recapitalization or other like change with respect to Common Shares occurring after the date of the Arrangement Agreement and prior to the Effective Time.

2.5            Holdco Transfers.  A Shareholder that wants to transfer, or cause to be transferred, Holdco Shares to Buyer as provided in Section 2.2(d) shall be entitled to do so provided that each of the following conditions are satisfied on or prior to and as of the Effective Time (each of the corporations as so described below and in respect of which such conditions are so satisfied being a "Holdco"):

(a)
the Shareholder has delivered a notice to Parent in the manner set forth in the Company Circular at least 10 days prior to the date of the Special Meeting notifying Parent of such Shareholder's intention to effect the transactions contemplated in this Section 2.5;

(b)	Holdco is incorporated under the OBCA no earlier than January 1, 2014 or such earlier date as is acceptable to Parent in its sole and absolute discretion;
(c)
at the Effective Time, Holdco has no indebtedness or liabilities (except to Buyer under this Plan of Arrangement and the Holdco Agreement) and owns no assets other than the Shares, except for such assets as are acceptable to Parent in its sole and absolute discretion;

(d)
the Shareholder and the Holdco Shareholder indemnify Parent and Buyer for any and all liabilities of Holdco arising or in respect of all periods occurring prior to the Effective Time in a form satisfactory to Parent in its sole discretion;

(e)	the Holdco Shareholder indemnifies Parent for all reasonable expenses incurred directly or indirectly by the Parent in connection with or consequential to the purchase of the Holdco;
(f)	except as may be acceptable to Parent in its sole and absolute discretion, prior to the Effective Time, Holdco will not have any declared and unpaid dividends or other distributions;
(g)
at the Effective Time but prior to giving effect to this Plan of Arrangement, Holdco has no issued shares outstanding other than the Holdco Shares, which shares are common shares, and all such Holdco Shares are owned by only the Holdco Shareholder, who shall be the sole registered and beneficial owner of such Holdco Shares except as may otherwise be acceptable to Parent in its sole and absolute discretion;

(h)
except as may be acceptable to Parent in its sole and absolute discretion, prior to the Effective Time, Holdco has never entered into any transaction (or conducted any business or operations or engaged in any activity) other than those relating to and necessary for the ownership of Common Shares or such other transactions as are necessary to facilitate those transactions described herein or, with Parent's consent, acting reasonably, such other  transactions as are necessary to facilitate those transactions described herein;

(i)
the Holdco Shareholder shall prepare and file all income Tax Returns and elections of Holdco up to the end of the taxation year of Holdco ending immediately prior to the acquisition of the Holdco Shares by Buyer subject to Parent's right to approve all such Tax Returns as to form and substance prior to the time such Tax Returns are filed;

(j)
the Holdco Shareholder provides Parent, on or before the Holdco Document Deadline, with copies of all documents necessary to effect the transactions contemplated in this Section 2.5 no later than immediately before the Effective Time, which documents must be approved by Parent in its sole and absolute discretion; and

(k)	the Holdco Shareholders and Holdco shall execute a Holdco Agreement with Parent and Buyer.
SCHEDULE C  – DISSENT RIGHTS

3.1            Shareholders may exercise rights of dissent with respect to those Common Shares pursuant to, and (except as expressly indicated to the contrary in this Section 3.1), in the manner set forth in, Section 185 of the OBCA and this Section 3.1 (the "Dissent Rights") in connection with the Arrangement; provided that, notwithstanding Section 185(6) of the OBCA, the written objection to the resolution approving the Arrangement referred to in Section 185(6) of the OBCA must be received by Company not later than 4:30 p.m. (Toronto time) on the day that is 2 business days before the Special Meeting; and provided further that, notwithstanding the provisions of Section 185 of the OBCA, Shareholders who duly exercise Dissent Rights and who:

(a)
ultimately are determined to be entitled to be paid fair value for their Common Shares, which fair value, notwithstanding anything to the contrary contained in Section 185 of the OBCA, shall be determined as of the Effective Time, shall be deemed to have transferred those Common Shares to Buyer as of the Effective Time at the fair value of the Common Shares determined as of the Effective Time, without any further act or formality and free and clear of all Liens, to Buyer; or

(b)
ultimately are determined not to be entitled, for any reason, to be paid fair value for their Common Shares, shall be deemed to have participated in the Arrangement as of the Effective Time on the same basis as a holder of Common Shares who has not exercised Dissent Rights and shall receive cash consideration in respect of their Common Shares as if such Common Shares would not have exercised Dissent Rights, but in no case shall Company, Parent, Buyer, the Depositary or any other person be required to recognize any such holder as a Shareholder after the Effective Time, and the names of each such holder shall be deleted from the register of Shareholders at the Effective Time.  A Shareholder who elects to sell Common Shares to Buyer by selling Holdco Shares will not have Dissent Rights.  For greater certainty, and in addition to any other restriction under Section 185 of the OBCA, a Shareholder who has voted, or instructed a proxyholder to vote, for the Arrangement at the Special Meeting shall not be entitled to exercise Dissent Rights with respect to the Arrangement.
SCHEDULE D  – SHARE DEPOSIT AND PAYMENT

4.1            Upon surrender to the Depositary for cancellation of a certificate or certificates (as applicable) which, immediately prior to the Effective Time, represented outstanding Common Shares or Holdco Shares that were transferred pursuant to Section 2.2(c) or 2.2(d), together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, each Shareholder represented by such surrendered certificate(s) shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, after the Effective Time, the consideration which such holder has the right to receive under this Plan of Arrangement for such Common Shares or Holdco Shares, less any amounts withheld as provided under the Arrangement Agreement, and any certificate(s) so surrendered shall forthwith be cancelled.

4.2            From and after the Effective Time, each certificate that immediately prior to the Effective Time represented Common Shares or Holdco Shares shall be deemed to represent only the right to receive the consideration in respect of such Common Shares or Holdco Shares required under this Plan of Arrangement, less any amounts withheld as provided under the Arrangement Agreement.  Any such certificate formerly representing Common Shares or Holdco Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by, or interests of, any former holder of Common Shares or Holdco Shares of any kind or nature against, or in, Company, Parent, Buyer or Holdco.  On such date, all cash to which such former holder was entitled shall be deemed to have been surrendered to Buyer.

4.3            No former Shareholder shall be entitled to receive any consideration with respect to such Common Shares or Holdco Shares other than the consideration to which such former holder is entitled to receive in accordance with Section 2.2(c) or 2.2(d) and, for greater certainty, no such Shareholder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

4.4            Lost Certificates.  In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares or Holdco Shares that were transferred pursuant to Section 2.2(c) or 2.2(d) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will deliver in exchange for such lost, stolen or destroyed certificate, the consideration to which the holder is entitled pursuant to this Plan of Arrangement.  When authorizing such delivery in exchange for any lost, stolen or destroyed certificate, the person to whom such consideration is to be delivered shall, as a condition precedent to the delivery of such consideration, give a bond satisfactory to Buyer (acting reasonably) in such sum as Buyer, acting, reasonably, against any claim that may be made against Buyer with respect to the certificate alleged to have been lost, stolen or destroyed.

4.5            Withholding Rights.  Company, Buyer, Parent and the Depositary shall be entitled to deduct and withhold from any dividend, price or consideration otherwise payable to any Shareholder, such amounts as Company, Buyer, Parent, Holdco or the Depositary is required to deduct and withhold with respect to such payment under the ITA (or corresponding provincial legislation), United States tax laws or any other applicable Law.  To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes hereof as having been paid to the holder of the securities in respect of which such deduction and withholding was made, provided that such withheld or deducted amounts are actually remitted to the appropriate taxing Agency by or on behalf of Company, Buyer, Parent, Holdco or the Depositary, as the case may be.

SCHEDULE E  – AMENDMENT

5.1            Plan of Arrangement Amendment.

(a)
Company may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time (with the prior written consent of Parent), provided that any such amendment, modification and/or supplement must be contained in a written document that is filed with the Court and, if made after the Special Meeting, approved by the Court and communicated to Shareholders if and as required by the Court.

(b)
Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Company (with the prior written consent of Parent) at any time before or at the Special Meeting with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Special Meeting in the manner required under the Interim Order, shall become part of this Plan of Arrangement for all purposes.

(c)
Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Special Meeting shall be effective only if (i) it is consented to in writing by Company and Parent and, (ii) if required by the Court, it is consented to by Shareholders voting in the manner directed by the Court.

(d)
Any amendment, modification or supplement to this Plan of Arrangement may be made prior to the Effective Date unilaterally by Parent or Company, provided that it concerns a matter which, in the reasonable opinion of Parent or Company, as the case may be, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any Shareholder or Parent.

SCHEDULE F  – FURTHER ASSURANCES

Each of Company and Parent shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them to document or evidence any of the transactions or events set out in this Plan of Arrangement.
SCHEDULE G    – NOTICE

Any notice to be given by Parent to Shareholders pursuant to the Arrangement Agreement will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to registered Shareholders, as the case may be, at their addresses as shown on the applicable register of such Shareholders maintained by Company and will be deemed to have been received on the first day following the date of mailing which is a business day.
The provisions of this Plan of Arrangement, the Arrangement Agreement and the Letter of Transmittal apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail services in Canada, the United States or elsewhere following mailing.  In the event of any interruption of mail service following mailing, Parent intends to make reasonable efforts to disseminate any notice by other means, such as publication.  Except as otherwise required or permitted by law:
(a)
if post offices in Canada are not open for the deposit of mail, any notice which Parent or the Depositary may give or cause to be given under the Arrangement Agreement will be deemed to have been properly given and to have been received by Shareholders if (i) it is given to the TSX for dissemination or (ii) it is published once in the national edition of The Globe and Mail and in the daily newspapers of general circulation in each of the French and English languages in the City of Montreal, provided that if the national edition of The Globe and Mail is not being generally circulated, publication thereof will be made in The National Post or any other daily newspaper of general circulation published in the City of Toronto; and

(b)
if post offices in the United States are not open for the deposit of mail, any notice which Parent or the Depositary may give or cause to be given under the Arrangement Agreement will be deemed to have been properly given and to have been received by Shareholders if (i) it is given to the New York Stock Exchange for dissemination or (ii) it is published once in the national edition of the Wall Street Journal, provided that if the national edition of the Wall Street Journal is not being generally circulated, publication thereof will be made in the New York Times or any other daily newspaper of general circulation published in New York City.

Notwithstanding the provisions of the Arrangement Agreement, this Plan of Arrangement and the Letter of Transmittal cheques for cash amounts payable, pursuant to the Arrangement need not be mailed if Parent determines that delivery thereof by mail may be delayed.  Persons entitled to cheques which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary in respect of which the cheque being issued were deposited, upon application to the Depositary, until such time as Parent has determined that delivery by mail will no longer be delayed.  Parent will provide notice of any such determination not to mail made hereunder as soon as reasonably practicable after the making of such determination and in accordance with this Article 7.  Notwithstanding the provisions of the Arrangement Agreement, this Plan of Arrangement and the Letter of Transmittal, the deposit of cheques with the Depositary in such circumstances will constitute delivery to the persons entitled thereto and the Common Shares will be deemed to have been paid for immediately upon such deposit.

SCHEDULE B
 MUTUAL CONDITIONS
The respective obligations of Company, Parent and Buyer to complete the Transactions shall be subject to the satisfaction, on or before the Outside Date, of the following conditions, each of which may be waived only by the written mutual consent of Company and Parent:
(a)	the Arrangement, with or without amendment, shall have been approved at the Special Meeting in accordance with the Interim Order;
(b)
the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to Company and Parent, acting reasonably, on appeal or otherwise;

(c)
there shall not be enacted or made any applicable Law that makes consummation of the Arrangement illegal or otherwise prohibited or enjoins Company or Parent from consummating the Arrangement and such applicable Law (if applicable) continues to be in effect through the Outside Date;

(d)	there is no litigation initiated by an Agency seeking to prohibit, limit, or otherwise restrain consummation of the Transactions; and
(e)	this Agreement shall not have been terminated in accordance with its terms.

SCHEDULE C
 CONDITIONS IN FAVOUR OF COMPANY
The obligations of Company to complete the Transactions shall also be subject to the satisfaction, on or before the Outside Date, of the following conditions, each of which is for the exclusive benefit of Company and may be waived, in whole or in part, by Company in its sole discretion:
(a)
neither Parent nor Buyer shall have failed to perform any of the obligations to be performed by it under this Agreement on or prior to the Effective Time or, in the event of any failure, such failure would not reasonably be expected to have a material adverse effect on Parent or Buyer's ability to consummate the Arrangement;

(b)
all waivers, consents, permits, orders and approvals of any Agency (including the Regulatory Approvals and Other FAR 42.12 Agreements), other than with respect to obtaining any necessary Novation Agreements, which may only be completed after the Effective Time, and the expiry of any waiting periods (whether regulatory or contractual), shall have been obtained or received or shall have expired, as the case may be;

(c)
the representations and warranties of Parent and Buyer under this Agreement shall be true and correct in all respects except where the failure of such representations and warranties to be true and correct could not have, or would not reasonably be expected to have, a material adverse effect on Parent or Buyer's ability to consummate the Arrangement, and Company shall have received a certificate of each of Parent and Buyer addressed to Company and dated the Effective Date, signed on behalf of Parent by a senior officer of Parent (on Parent's behalf and without personal liability), and signed on behalf of Buyer by a senior officer of Buyer (on Buyer's behalf and without personal liability) confirming the same as at the Effective Date; and

(d)	at the Effective Time Buyer is a "taxable Canadian corporation" and not a "mutual fund corporation," each within the meaning of the ITA.

SCHEDULE D
 CONDITIONS IN FAVOUR OF PARENT AND BUYER
The obligations of Parent and Buyer to complete the Transactions shall also be subject to the satisfaction, on or before the Outside Date of the following conditions, each of which is for the exclusive benefit of Parent and Buyer and may be waived, in whole or in part, by Parent and Buyer in their sole discretion:
(a)
Company shall not have failed to perform any of the obligations to be performed by it under this Agreement on or prior to the Effective Date or, in the event of any failure, individually or in the aggregate, such failure is not, or would not reasonably be expected to be, Materially Adverse;

(b)
the representations and warranties of Company under this Agreement shall be true and correct in all respects (without giving effect to, applying to, or taking into consideration any materiality qualification contained in such representations and warranties) except where the failure of such representations and warranties to be true and correct in all respects, individually or in the aggregate, is not, or could not be or would not reasonably be expected to be, Materially Adverse, and Parent and Buyer shall have received a certificate of Company addressed to Parent and Buyer and dated the Effective Date, signed on behalf of Company by the CEO and CFO of Company (on Company's behalf and without personal liability) confirming the same as at the Effective Date;

(c)	there shall not have occurred a Net Cash Termination Event or Working Capital Termination Event;
(d)	there shall not have been delivered and not withdrawn notices of dissent with respect to the Arrangement in respect of more than 15% of the Common Shares;
(e)	there shall not have occurred, since the date of this Agreement, any event, change, effect or development that individually or in the aggregate, is Materially Adverse;
(f)
all waivers, consents, permits, orders and approvals of any Agency (including the Regulatory Approvals), other than with respect to obtaining any necessary Novation Agreements, which may only be completed after the Effective Time, or Other FAR 42.12 Agreement and the expiry of any waiting periods (whether regulatory or contractual), shall have been obtained, or received or shall have expired, as the case may be; and

(g)
Parent and Buyer shall have received a certificate of Company addressed to Parent and Buyer and dated the Effective Date, signed on behalf of Company by the CEO and CFO of Company (on Company's behalf and without personal liability) confirming that, as of the Effective Date, Net Cash of Company is greater than or equal to $30,000,000, as calculated in accordance with the terms of Section 6.4.

SCHEDULE E
 REPRESENTATIONS AND WARRANTIES OF COMPANY
Company represents and warrants to Parent as follows except as set forth on the Company Disclosure Statement (and acknowledges that Parent is relying on such representations and warranties in entering into this Agreement and completing the Transactions):

(a)
Organization, Standing and Corporate Power.  Each of Company and each of its Subsidiaries is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite power and authority to own its assets and conduct its Business.  Except as disclosed in Section (a) of the Company Disclosure Statement, each of Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary.  Company has made available for review by Parent complete and correct copies of its articles of incorporation and by-laws and the certificates of incorporation and by-laws or comparable organizational documents of its Subsidiaries, in each case as amended to the date of this Agreement.  Each of Company and its Subsidiaries has not been, for the last 3 years prior to the date hereof, and is not in violation of any provision of its articles of incorporation or by-laws or comparable organizational documents.

(b)
Company Subsidiaries.  Section (b) of the Company Disclosure Statement lists each Subsidiary of Company and the percentage ownership or interest therein of Company.  All the outstanding shares of capital stock of each such Subsidiary have been validly issued and are fully paid and non-assessable and, except as set forth in Section (b) of the Company Disclosure Statement, are owned by Company or by another Subsidiary of Company or both, free and clear of all pledges, claims, restrictions, liens, charges, mortgages, hypothecs, deeds of trust, royalties, security interests and other encumbrances of any kind or nature whatsoever held by third parties (collectively, "Liens").  Except for the capital stock of the Subsidiaries of Company and except for the percentage ownership interests set forth in Section (b) of the Company Disclosure Statement, Company does not own, directly or indirectly, any capital stock or other ownership interest.

(c)
Capitalization.  The authorized capital (the "Authorized Capital") and issued capital of Company is as set forth in recital A to this Agreement.  Except as set forth above, there are no shares of capital stock or other voting securities of Company issued, reserved for issuance or outstanding.  Except as set forth in Section (c) of the Company Disclosure Statement, there are no bonds, debentures, notes or other indebtedness of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Shareholders must vote.  Except as set forth in recital B to this Agreement and except as set forth in Section (c) of the Company Disclosure Statement, as of the date of this Agreement, there are not any options, warrants, puts, calls, rights, commitments, agreements, arrangements or undertakings of any kind (collectively, "Options") to which Company or any of its Subsidiaries is a party or by which any of them is bound relating to the issued or unissued capital stock of Company or any of its Subsidiaries, or obligating Company or any of its Subsidiaries to issue, transfer, grant, sell or pay for or repurchase any shares of capital stock or other equity interests in, or securities convertible or exchangeable for any capital stock or other equity interests in, Company or any of its Subsidiaries or obligating Company or any of its Subsidiaries to issue, grant, extend or enter into any such Options.  All shares of Company's capital stock that are subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.  The issuance and sale of all of the shares of capital stock described in Section (c) of the Company Disclosure Statement have been so issued and sold in compliance with Law.  Company has previously provided Parent with a schedule setting forth the names of, and the number of shares of each class (including the number of shares issuable upon exercise of Options and the exercise price and vesting schedule with respect thereto) and the number of options held by, all holders of Options.  Section (c) of the Company Disclosure Statement sets forth the weighted average exercise price for outstanding Options.  Except as set forth in Section (c) of the Company Disclosure Statement, Company has not agreed to register any securities under any securities Law or granted registration rights to any person or entity; copies of all such agreements have previously been made available to Parent. Except as set forth above and in Section (c) of the Company Disclosure Statement, as of the date of this Agreement, there are not any outstanding contractual obligations or other requirements of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any of its Subsidiaries, or provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Company or any other person.  Without limiting the generality of the foregoing, except as set out in Section (c) of the Company Disclosure Statement, there are no stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of Company or any of its Subsidiaries.

(d)	Authority; Non-Contravention.
(i)
Company has all requisite corporate power and corporate authority to enter into this Agreement and, subject to Court and Shareholder Approval, to consummate the Transactions and to perform its obligations under this Agreement.  On December 11, 2013, the board of directors of Company unanimously approved this Agreement and the Transactions and resolved to recommend to Shareholders that Shareholders give Shareholder Approval.  The execution and delivery of this Agreement by Company and the consummation by Company of the Transactions have been duly authorized by all necessary corporate action on the part of Company, subject to Shareholder Approval.  No other corporate proceedings on the part of Company or any of its Subsidiaries are necessary to authorize Company to enter into this Agreement, the performance by Company of its obligations under this Agreement and, subject to Shareholder Approval, the Transactions.  This Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company, enforceable by Parent against Company in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors' rights generally.  Except with respect to the Consents and Approvals (as defined herein) or any required Novation Agreement or FAR 42.12 Other Agreement, the execution and delivery of this Agreement does not, and the consummation of the Transactions and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of first refusal, consent, termination, buyback, purchase, cancellation or acceleration of any obligation or to loss of any property, rights or benefits under, or result in the imposition of any additional obligation under, or result in the creation of any Lien upon any of the properties or assets of Company or any of its Subsidiaries under (x) the articles of incorporation or by-laws of Company or the comparable organization documents of any of its Subsidiaries; (y) any material Contract or Permit to which Company or any of its Subsidiaries is a party or by which any of them or their respective properties or assets is bound or affected, or (z) any Law applicable to Company or any of its Subsidiaries or their respective properties or assets, except with respect to (z) only, as would not have a material effect on the Business.  Other than any required Novation Agreement or Other FAR 42.12 Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, any Agency, is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the Transactions, except for (A) the filing with the applicable securities regulatory Agencies of the Company Circular and any other documents required to be filed or publicly disclosed in connection with the Transactions, (B) the Interim Order and the Final Order and any approvals required thereby, (C) filings with the Director under the OBCA, (D) the Regulatory Approvals and (E) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in Section (d)(i) of the Company Disclosure Statement (collectively, the items in clauses (A), (B), (C), (D) and (E) are referred to as the "Consents and Approvals").

(ii)
Except as set forth in Section (d)(ii) of the Company Disclosure Statement, none of Company or any of its Subsidiaries is a party to or bound by any non-competition Contract or other Contract, in each case, that purports to limit in any material respect either the type of business in which Company or any of its Subsidiaries (or, after giving effect to the Transactions, Parent or its Subsidiaries) may engage, including the development, commercialization, manufacture, marketing, sale or distribution of any Company Product that is material or could reasonably be expected to become material to Company or any of its Subsidiaries, or the manner or locations in which any of them may so engage in any business with respect to the Company Products.

(e)
Publicly Filed Documents; Undisclosed Liabilities.  Company has filed all required reports, schedules, forms, statements and other documents (including documents incorporated by reference) with the applicable securities regulatory Agencies since July 31, 2009 (the "Company Public Disclosure Documents"). As of their respective dates, each Company Public Disclosure Document materially complied in all respects with the requirements of all applicable securities Law.  None of the Company Public Disclosure Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later-filed Company Public Disclosure Document.  The consolidated financial statements of Company included in the Company Public Disclosure Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the applicable securities regulatory Agencies with respect thereto, have been prepared in accordance with GAAP, IFRS or FAR, as applicable, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Except (i) as and to the extent disclosed, reflected or reserved against on the balance sheet or the notes thereto of Company as of July 31, 2013, included in the Filed Company Public Disclosure Documents, as incurred after the date thereof in the ordinary course of business consistent with past practice and not prohibited by this Agreement or (ii) as set forth in Section (e) of the Company Disclosure Statement, Company does not have any material liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.  Except as set forth in Section (e) of the Company Disclosure Statement, none of Company or its Subsidiaries is subject to the informational reporting requirements of, or required to file any form or other document with, any securities regulatory Agency (including any stock exchange).

(f)	Working Capital, Cash. Company had the amount of Working Capital at October 31, 2013 and cash at October 31, 2013 in each case as set forth in Section (f) of the Company Disclosure Statement.
(g)
Information Supplied.  None of the information supplied or to be supplied by Company or its Subsidiaries for inclusion or incorporation by reference in the Company Circular or any other filings relating to the Transactions will, at the date the Company Circular is first mailed to Shareholders, or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading.  The Company Circular will comply as to form in all material respects with the requirements of applicable securities Law, except that no representation or warranty is made by Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the Company Circular.

(h)
Absence of Certain Changes or Events.  Except as disclosed in the Company Public Disclosure Documents filed and publicly available prior to the date of this Agreement (the "Filed Company Public Disclosure Documents") and except as set forth in Section (h) or Section (v) of the Company Disclosure Statement, since July 31, 2013, Company has conducted, and caused each of its Subsidiaries to conduct, its respective business only in the ordinary course of business consistent with past practice and:

(i)
there has not been any event, change, effect or development (including any decision to implement such a change made by the board of directors of Company or any of its Subsidiaries in respect of which senior management believes that confirmation of such board of directors is probable), which, individually or in the aggregate, has had, or would reasonably be expected to have, a Materially Adverse effect;

(ii)	there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Common Shares;
(iii)
there has not been any split, combination or reclassification of any Authorized Capital of Company or any issuance or the authorization of any issuance of any other securities in exchange or in substitution for shares of Authorized Capital of Company;

(iv)
there has not been (A) any granting by Company or any of its Subsidiaries to any officer of Company or any of its Subsidiaries of any increase in or acceleration of compensation, (B) any granting by Company or any of its Subsidiaries to any officer of Company or any of its Subsidiaries of any increase in severance or termination pay, or (C) any entry by Company or any of its Subsidiaries into any employment, severance or termination agreement with any officer of Company or any of its Subsidiaries;

(v)
there has not been any change in accounting methods, principles or practices by Company or any of its Subsidiaries materially affecting its assets, liabilities or business, except insofar as may have been required by a change in IFRS;

(vi)	neither Company nor any of its Subsidiaries has engaged in any action which, if done after the date of this Agreement, would violate Section 7.1 of this Agreement;
(vii)
no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) that is Materially Adverse has been incurred other than in the ordinary course of business consistent with past practice; and

(viii)
neither Company nor Subsidiary has (A) acquired or disposed of, or agreed to acquire or dispose of, any material asset other than in the ordinary course of business or (B) incurred any material indebtedness for borrowed money on a consolidated basis.

(i)	Disclosure.
(i)
The Data Room Information does not omit or misrepresent any information necessary for an understanding of the Business. Financial projections and financial forecasts in the Data Room were made in good faith based on reasonable assumptions at the time they were made.

(ii)	Except as has been disclosed in Section (i) or Section (v) of the Company Disclosure Statement, since July 31, 2013:
(A)
there are no severance, change of control or employment agreements with respect to current or former employees of Company or any of its Subsidiaries or any bonus or incentive arrangements with respect to such employees that may require payments as a result of the Transactions;

(B)
Company and its Subsidiaries do not have liabilities or obligations in excess of the liabilities or obligations reflected or reserved against in the financial statements and in any event that are not incurred in the ordinary course of business consistent with past practice; and

(C)	none of Company or any of its Subsidiaries or any of their properties is subject to a material judgment, order or decree.
(j)	Compliance with Law and Permits.
(i)	Except as set forth in Section (j)(i) of the Company Disclosure Statement, to the knowledge of Company:
(A)
each of Company and its Subsidiaries holds and has, for the last 3 years prior to the date hereof, maintained in good standing all material Permits necessary for Company and its Subsidiaries to own, lease and operate their properties or other assets and to carry on their respective businesses (the "Company Permits");

(B)
none of the Company Permits has been or is being revoked, nor has Company received any communication from a regulatory authority alleging that such Company Permit will be revoked in the future, absent corrective action; and

(C)
each of Company and its Subsidiaries has been, for the 3 years prior to the date hereof, and is in compliance in all material respects with all applicable Laws and all Company Permits, except for violations that have been or are being resolved.

(ii)
For the past 3 years prior to the date hereof, neither Company nor any of its Subsidiaries has received any written notice of proceedings for the revocation, suspension, termination or modification of any material Company Permits, and, except as set forth in Section (j)(ii) of the Company Disclosure Statement, to the knowledge of Company, there are no facts or circumstances materially relevant to the revocation, suspension, modification or termination of any material Company Permits held by Company or by others, that reasonably could lead to the revocation, suspension, modification or termination of any such material Company Permits, except where such revocation, suspension, modification or termination is not in respect of a material Company Permit.

(iii)
Except as disclosed in Section (j)(iii) of the Company Disclosure Statement, neither Company nor any Subsidiary is in material default with respect to filings to be effected or conditions to be fulfilled in order to maintain the Company Permits described in this Section (j) in material good standing.

(iv)
None of the Company Permits described in this Section (j) contains any term, provision, condition or limitation which is atypical for such type of permit, or that has or would reasonably be expected to affect or restrict in any material respect the operations of Company or its Subsidiaries, the Business, or the completion of the Transactions.

(v)
Except as disclosed in Section (j)(v) of the Company Disclosure Statement each of Company and its Subsidiaries has operated, for the last 3 years prior to the date hereof, the Business in material compliance with all applicable Law of each jurisdiction in which it carries on the Business.

(k)
Restrictions on Business Activities. Except as disclosed in Section (k) of the Company Disclosure Statement, there is no agreement, judgment, injunction, order or decree binding upon Company or any of its Subsidiaries that has, or would reasonably be expected to have, the effect of prohibiting, restricting or impairing any business practice of Company or any of its Subsidiaries, any acquisition of assets by Company or any of its Subsidiaries or the conduct of the Business by any of them (including following the Arrangement) other than such agreements, judgments, injunctions, orders or decrees which are not, individually or in the aggregate, material to the Business.

(l)	Contracts. Section (l) of the Company Disclosure Statement lists all Material Contracts to which Company or any of its Subsidiaries is bound. "Material Contracts" means:
(i)
Contracts which contain minimum purchase conditions of $500,000 or requirements or other terms that restrict or limit the purchasing relationships of, or impose development or commercialization obligations on, Company or any of its Subsidiaries other than in the ordinary course of business; and

(ii)	Contracts involving annual revenues or expenses to the Business in excess of $500,000.
Except as set forth in Section (l) of the Company Disclosure Statement, to the knowledge of Company, all Material Contracts are valid and binding obligations of Company or any of its Subsidiaries and the valid and binding obligation of each other party thereto and are enforceable by Company or its applicable Subsidiary in accordance with their respective terms, and Company or its applicable Subsidiary is entitled to all rights and benefits thereunder.  Except as listed in Section (l) of the Company Disclosure Statement, and except for disclosure which was made at the request of Parent, neither Company nor, to the knowledge of Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a material breach or default under or entitle any party to terminate, accelerate, modify or call a default under, or trigger any pre-emptive rights or rights of first refusal under, any such Material Contract.
(m)	Tax Matters.
(i)
For the past 6 fiscal years, Company and each of its Subsidiaries have filed, or caused to be filed with the appropriate Agency, all income Tax Returns required to be filed by them in accordance with applicable Laws and have paid the income Taxes due whether or not shown as owing on any income Tax Return, except where the failure to file or failure to pay income Taxes would not individually or in the aggregate be material to the Business.  All such income Tax Returns are true, correct and complete in all material respects and have been completed in accordance with applicable Law.

(ii)
Reserves and provisions for Taxes accrued but not yet due on or before the Effective Date as reflected in Company's financial statements contained in the Filed Company Public Disclosure Documents are adequate as of the date of such financial statements, in accordance with IFRS.  For the past 6 fiscal years, no material deficiencies for Taxes have been proposed, asserted or assessed against Company or any of its Subsidiaries that are not adequately reserved against.

(iii)
To the knowledge of Company, except as set forth in Section (m)(iii) of the Company Disclosure Statement, there are no actions, suits, proceedings, investigations, or claims now threatened or pending against Company or any of its Subsidiaries in respect of any Taxes, or assessments.

(iv)
Company has delivered to Parent correct and complete copies in all material respects of all income Tax Returns, notices of assessment and all correspondence with taxing authorities by Company or any of its Subsidiaries for fiscal years 2009 - 2012 together with all requested working papers, calculations and schedules related thereto.  For purposes of clarity, such copies that include sensitive information have been provided by Company to Parent in accordance with the terms and provisions of the Confidentiality Agreement.

(v)
Except as set forth in Section (m)(v) of the Company Disclosure Statement, as of the date hereof, no election, consent for extension, nor any waiver that extends any applicable assessment period or statute of limitations relating to the determination of an income Tax liability of Company or any of its Subsidiaries has been filed or entered into and is still effective.

(vi)
Since July 31, 2010, Company and each of its Subsidiaries have in all material respects duly and timely collected all material amounts on account of any goods, services, sales, value added, transfer or other Taxes required to have been collected by it in accordance with applicable Law and have duly set aside in trust or timely remitted to the appropriate taxing Agency any and all such amounts required to be remitted by it in accordance with applicable Law.

(vii)
Company and each of its Subsidiaries is, and at all times since July 31, 2010, has filed its Tax Returns on the basis that it is, resident for Tax purposes in its country of incorporation or formation and has not at any time been treated by any taxing Agency as resident in any other country for any Tax purpose (including any treaty, convention or arrangement for the avoidance of double taxation).  None of Company or any of its Subsidiaries has filed any Tax Return on the basis that it is subject to Tax in any jurisdiction other than its country of incorporation or formation (and political subdivisions thereof) or received written notification from any Agency that it may be required to file a Tax Return or may be liable for any Tax on such basis.

(viii)
Since July 31, 2010, Company and each of its Subsidiaries have in all material respects properly withheld all material amounts of Taxes required to be withheld (including income tax, non-resident withholding tax, Canada Pension Plan contributions, Employment Insurance and Worker's Compensation premiums) in accordance with applicable Law and have in all material respects paid such amounts due to the appropriate taxing Agency on a timely basis in accordance with applicable Law.

(ix)	For the past 3 years prior to the date hereof, Company and all of its Subsidiaries have paid all instalments of Taxes required by Law.
(x)	There are no Tax Liens on any assets of Company or any of its Subsidiaries except for Permitted Liens.
(xi)
For 6 years prior to the date hereof, none of sections 80, 80.01, 80.02, 80.03 or 80.04 of the ITA, or any equivalent provision of the tax legislation of any province or any other jurisdiction, has applied or will apply to Company or any of its Subsidiaries at any time up to and including the Effective Time.

(xii)
Except as disclosed in Section (m)(xii) of the Company Disclosure Statement, none of Company or its Subsidiaries is liable for Taxes of any other person (A) by entering into any agreement with any person pursuant to which it assumed liability for the payment of Taxes owing by such person, or (B) under any provision of applicable Law.

(xiii)
Since July 31, 2010, records or documents that meet the requirements of subsection 247(4) of the ITA in all material respects have been made and/or obtained by Company and each of its Subsidiaries with respect to all material transactions between Company or any of its Subsidiaries, as applicable, and any non-resident person with whom Company or such Subsidiary was not dealing at arm's length for purposes of the ITA with respect to any taxation year or period ending prior to the date hereof and in respect of which the CRA is entitled to assess a liability against Company or the Subsidiary, as applicable.

(n)	Real Property/Leased Real Property.
(i)
Section (n)(i) of the Company Disclosure Statement lists all real or immovable property owned by Company or its Subsidiaries, which property is owned free and clear of all Liens, except for Permitted Liens (the "Owned Real Property").  Except as disclosed in Section (n)(i) of the Company Disclosure Statement, neither Company nor its Subsidiaries has leased, subleased, licensed or entered into an occupancy agreement with respect to the Owned Real Property or any portion thereof that is currently in effect.  Neither Company nor any of its Subsidiaries has granted options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof which are outstanding as of the date hereof.

(ii)
Section (n)(ii) of the Company Disclosure Statement lists each lease, sublease, license or occupancy agreement for real or immovable property leased, subleased, licensed or occupied by Company or its Subsidiaries (the "Leased Real Property" and together with the Owned Real Property, the "Real Property"), each of which is valid, legally binding and enforceable against Company or any of its Subsidiaries, as applicable, each of which leasehold or license or comparable interest is held free and clear of all Liens, except for Permitted Liens,  in accordance with its terms and in full force and effect unamended by oral or written agreement, (except as otherwise set forth in Section (n)(ii) of the Company Disclosure Statement), and neither of Company nor any of its Subsidiaries is in breach of, or default under, such lease, sublease, license or occupancy agreement, and no event has occurred which, with notice, lapse of time or both, would constitute such a breach or default by Company or any of its Subsidiaries or permit termination, modification or acceleration by any third party thereunder.  Except as otherwise set forth in Section (n)(ii) of the Company Disclosure Statement, no third party has terminated, repudiated or has the right to terminate or repudiate any such lease, sublease, license or occupancy agreement (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease, sublease, license or occupancy agreement) or any provision thereof.  None of the leases, subleases, licenses or occupancy agreements currently in effect have been assigned by Company or any of its Subsidiaries in favour of any person or sublet or sublicensed.

(iii)
With respect to each lease, sublease, license or occupancy agreement currently in effect, neither Company nor its Subsidiaries have transferred, conveyed, mortgaged or encumbered its leasehold interest, except as disclosed in Section (n)(iii) of the Company Disclosure Statement.

(iv)	The Real Property constitutes all of the real property used by Company or its Subsidiaries in connection with the operation of the Business.
(v)	To the knowledge of Company no material maintenance and repairs regarding the Real Property have been deferred in contemplation of the Transactions.
(vi)
No proceeding is pending or, to the knowledge of Company, threatened for the taking of all or any portion of the Real Property.  Neither Company nor its Subsidiaries has received written notice that there are any pending or, to the knowledge of Company, that there have been any requests, applications or proceedings threatened in writing, to currently alter or restrict any zoning or other use restrictions applicable to the Real Property.

(o)
Personal Property. Company and its Subsidiaries have valid, good and marketable title to all material personal or movable property of any kind or nature which Company or any of its Subsidiaries purports to own, as applicable, free and clear of all Liens, except for Permitted Liens and as disclosed in Section (o) of the Company Disclosure Statement.  Company and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal or movable property leased by and material to Company or any of its Subsidiaries as used, possessed and controlled by Company or its Subsidiaries, as applicable, free and clear of all Liens, except for Permitted Liens and as disclosed in Section (o) of the Company Disclosure Statement. All Contracts for personal property leased, subleased, licensed or otherwise conveyed to Company or any of its Subsidiaries involving annual payments in excess of $10,000 are identified on Section (o) of the Company Disclosure Statement. See Section (ll)(xiii) regarding U.S. Government Furnished Property.

(p)
Title to Assets. Company and its Subsidiaries own with good title all of the properties and assets, whether real, personal or mixed and whether tangible or intangible, that they purport to own including all the properties and assets reflected as being owned by Company or its Subsidiaries in their financial books and records, subject to Permitted Liens and as disclosed in Section (p) of the Company Disclosure Statement.  To the knowledge of Company, the assets of Company and its Subsidiaries and any assets leased or licensed by Company and its Subsidiaries (excluding U.S. Government Furnished Product) include all rights and property necessary to enable Parent to continue to conduct the Business after the Effective Time substantially in the same manner as it is currently conducted, subject to the Consents and Approvals. See Section (ll)(xiii) regarding U.S. Government Contracts.

(q)
Intellectual Property.  To the knowledge of Company (i) Section (q)(i) of the Company Disclosure Statement lists all material Intellectual Property owned, possessed or licensed (each such license is valid and enforceable) by Company and its Subsidiaries ("Company Intellectual Property") excluding Trade Secrets and software (such software is set forth in Section (q)(xii) of the Company Disclosure Statement); (ii) except as described in Section (q)(ii) of the Company Disclosure Statement, Company has all rights or licenses necessary to use all Intellectual Property in the conduct of the Business; (iii) except as disclosed in Section (q)(iii) of the Company Disclosure Statement, no third parties have rights to any Company Intellectual Property; (iv) no employee, consultant or independent contractor of Company or any of its Subsidiaries has any ownership right, in or to any of the Intellectual Property described in Section (q)(i) of the Company Disclosure Statement and no such person has claimed any such right, except as described in Section (q)(iv) of the Company Disclosure Statement; (v) each employee, consultant or independent contractor responsible for the development of any Intellectual Property described in Section (q)(i) of the Company Disclosure Statement has assigned, or has an obligation to assign, such Intellectual Property described in Section (q)(i) of the Company Disclosure Statement to Company or its Subsidiaries pursuant to a valid and enforceable assignment agreement, and has waived all moral rights in such Intellectual Property, or has an obligation to waive the same, pursuant to a valid and enforceable waiver, except as described in Section (q)(v) of the Company Disclosure Statement; (vi) there is no infringement by third parties of any Company Intellectual Property, except as described in Section (q)(vi) of the Company Disclosure Statement;(vii) there is no pending or threatened action, suit, proceeding or claim by others challenging Company's rights in or to any Company Intellectual Property, and there are no facts which form a reasonable basis for any such claim, except as described in Section (q)(vii) of the Company Disclosure Statement; (viii) there is no pending or threatened action, suit, proceeding or claim by others challenging the validity or enforceability of any Company Intellectual Property, and there are no findings of unenforceability or invalidity of the Intellectual Property, except as described in Section (q)(viii) of the Company Disclosure Statement; (ix) the litigation disclosed or referenced in Section (q)(ix) of the Company Disclosure Statement is a true and correct list of all threatened claims by others that Company or any of its Subsidiaries infringes or otherwise violates any patent application, patent, patent right, license, invention, copyright, know how (including other unpatented or unpatentable or both proprietary or confidential information, system or procedure) trade secret, trademark, service mark or trade name of others; (x) there is no patent or patent application that contains claims that would form the basis for interference proceedings with the issued or pending claims of any of the Company Intellectual Property; (xi) all material prior art for any patent application owned by Company or any of its Subsidiaries has been disclosed to each of the relevant Patent and Trademark Office, as applicable; (xii) Section (q)(xii) of the Company Disclosure Statement identifies and sets forth (A) a true and correct list of all material software owned by Company or its Subsidiaries and (B) a true, correct and complete list of all software (other than commercially available shrink wrap software, off the shelf software (by way of example only, Adobe Acrobat or Microsoft Word), or software downloadable from the internet, having an aggregate license fee of less than $10,000 annually) licensed to Company or its Subsidiaries; (xiii) no employee of Company or any of its Subsidiaries has made unauthorized disclosure of a Company Trade Secret to a third party; and (xiv) no employee, consultant or independent contractor of Company or any of its Subsidiaries has made unauthorized disclosure of a third party's Trade Secret to Company or its Subsidiaries, except as described in Section (q)(xiv) of the Company Disclosure Statement.

(r)	Employment Matters.
(i)
Except as to matters otherwise specifically set forth in Section (r)(i) of the Company Disclosure Statement, none of Company or its Subsidiaries are a party to any agreement, obligation or understanding providing for severance or termination payments to, or any written employment agreement with, any director, independent contractor, dependent contractor, consultant, employee or officer, other than any common law obligations of reasonable notice of termination or pay in lieu thereof and any minimum statutory obligations.

(ii)
To the knowledge of Company, except as set forth in Section (r)(ii) of the Company Disclosure Statement, no current Business Personnel (as defined below) are subject to any written agreement with any third party, person or entity restricting such Business Personnel from engaging in competitive activities or solicitation of customers.

(iii)
None of Company or any of its Subsidiaries had or has any labour contracts or collective bargaining agreements with any union or bargaining agent or consulting agreements with any persons employed by Company or any persons otherwise performing services primarily for Company or any of its Subsidiaries (the "Business Personnel").  To the knowledge of Company, for the last 3 years prior to the date hereof, neither Company nor any of its Subsidiaries has engaged in any unfair labour practice with respect to the Business Personnel and there is no unfair labour practice complaint pending or, to the knowledge of Company, threatened, against Company or any of its Subsidiaries with respect to the Business Personnel.  There is no labour strike, dispute, slowdown or stoppage pending or, to the knowledge of Company, any current union organizing activities among the Business Personnel or any threatened labour strike, dispute, slowdown or stoppage against Company or any of its Subsidiaries, and neither Company nor any of its Subsidiaries has, since July 31, 2013, experienced any labour strike, dispute, slowdown or stoppage or other labour difficulty involving the Business Personnel.

(iv)
None of Company or its Subsidiaries is subject to any material litigation, actual or, to the knowledge of Company, threatened, relating to employment or termination of employment of employees, independent contractors or dependent contractors.

(v)
Except as set forth in Section (r)(v) of the Company Disclosure Statement, for the last 3 years prior to the date hereof, Company and each of its Subsidiaries has operated in accordance with all applicable Law with respect to employment and labour, including employment and labour standards, employment eligibility verification, immigration laws, rules and regulations, occupational health and safety, employment equity, pay equity, workers' compensation, independent contractor classification, classification under the United States Fair Labor Standards Act, as amended, and analogous laws and regulations, human rights and labour relations, and there are no current, pending or, to the knowledge of Company, threatened proceedings before any Agency or in any court with respect to any of the above.

(vi)
Except as set forth in Section (r)(vi) of the Company Disclosure Statement, Company is not delinquent in payments to any of the Business Personnel for any wages, salaries, commissions, vacation pay, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such Business Personnel.

(vii)
Company has provided Parent and Buyer a list of all the current Business Personnel as of the date hereof along with their compensation and accrued holiday, vacation or personal leave time contemplated as of Effective Date, pay cycles for all groups of employees, original hire date, home address, status under the United States Fair Labor Standards Act, as amended, and analogous laws, and base pay rate.

(viii)
Except as set forth in Section (r)(viii) of the Company Disclosure Statement, Company is in material compliance with all requirements of United States Executive Order 11246, including any applicable requirements that it maintain and report on affirmative action plans.

(ix)
To the knowledge of Company, as of the Effective Date, no Company executive or group of key Company employees has any plans to terminate his, her or their employment with, or provision of services to, Company or Buyer or Parent as a result of the transactions contemplated hereby.

(x)
All Business Personnel that participate in the development of Intellectual Property used by Company are bound by enforceable covenants requiring them to maintain secrecy of Company's and its Subsidiaries' confidential information.

(s)	Pension and Employee Benefits.
(i)
Section (s)(i) of the Company Disclosure Statement includes a complete list of all Employee Benefit Plans, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, deferred share unit plans and agreements, restricted share unit plans and agreements, stock option, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices, whether written or oral, which are maintained by Company or any of its Subsidiaries, including all Employee Benefit Plans and Employment Agreements (collectively, the "Company Plans").

(ii)
To the knowledge of Company, no step has been taken, no event has occurred and no condition or circumstance exists that has resulted, or would reasonably be expected to result, in any Company Plan being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable Law refused or revoked, or being placed under the administration of any trustee or receiver or Agency or being required to pay any material Taxes, penalties or levies under applicable Law.  There are no material actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations or other proceedings which are pending or, to Company's knowledge, threatened in respect of any of the Company Plans or their assets.

(iii)
For the past 3 years prior to the date hereof, all of the Company Plans are and have been operated and maintained in compliance in all material respects with all applicable Law and their terms; all contributions to the Company Plans have been made, withheld and remitted on a current basis, or the Accrued Liabilities for such funding obligations are properly disclosed in Company's financial statements.

(iv)
Except as set forth in Section (s)(iv) of the Company Disclosure Statement, none of the Company Plans is, nor does Company have any liability with respect to, a Multiemployer Plan, a plan subject to Title IV of ERISA, a multiple employer plan, a plan that provides health or welfare benefits to retirees, or a plan or arrangement that is not either exempt from, or in compliance with, section 409A of the Code or that provides for indemnification for or gross-up of any taxes thereunder.

(v)	Without limiting the generality of the foregoing with respect to each Company Plan:
(A)
Company has delivered or made available to Parent a true, correct and complete copy of: (1) each writing constituting a part of such Plan, including all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (2) the 3 most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, (3) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (4) the most recent annual financial report, if any; (5) the most recent actuarial report, if applicable; and (6) the most recent determination, opinion, or advisory letter from the United States Internal Revenue Service, if any.  Company has delivered or made available to Parent a true, complete and correct copy of each Employment Agreement.  Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Company Plan or Employment Agreement that have been adopted or approved nor has Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Plan or Employment Agreement.

(B)
Section (s)(v)(B) of the Company Disclosure Statement identifies each Plan that is intended to be a "qualified plan" within the meaning of section 401(a) of the Code ("Qualified Plans").  With respect to each Qualified Plan, either: (1) the United States Internal Revenue Service has issued a favourable determination letter with respect to each Qualified Plan and the related trust that has not been revoked; or (2) such plan is entitled to rely upon an opinion or advisory letter issued by the United States Internal Revenue Service to a prototype plan sponsor, and there are no circumstances and no events have occurred that would adversely affect the qualified status of any Qualified Plan or the related trust.  Company has not at any time sponsored or maintained a plan intended to meet the requirements of section 501(c)(9) of the Code.

(C)
Section (s)(v)(C) of the Company Disclosure Statement sets forth a list of all Employee Benefit Plans and Employment Agreements under which the execution and delivery of this Agreement, Shareholder approval of the Transactions or the consummation of the Transactions would (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount of or value of, any payment or benefit to any employee, consultant, officer or director of Company or any of its Subsidiaries, or would limit the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust or any Employment Agreement or related trust.  Except as disclosed in Section (s)(v)(C) of the Company Disclosure Statement, the execution and delivery of this Agreement, Shareholder approval of the Transactions or the consummation of the Transactions (either alone or in conjunction with any other event) will not result in any "excess parachute payment" within the meaning of section 280G of the Code.

(D)
Except as disclosed in Section (s)(v)(D) of the Company Disclosure Statement, there are no pending or, to the knowledge of Company, threatened material claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and to Company's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans.  To the knowledge of Company, the Company Plans are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the United States Internal Revenue Service, the Department of Labor, or any other governmental entity, domestic or foreign, and no matters are pending with respect to a Company Plan under the United States Internal Revenue Service's Employee Plans Compliance Resolution System (EPCRS), or other similar programs.

(E)	For the last 3 years prior to the date hereof, Company, its Subsidiaries and each member of their respective business enterprises has complied with WARN, so as not to incur any liabilities thereunder.
(F)
To the knowledge of Company, all Employee Benefit Plans subject to the Law of any jurisdiction outside of the United States (1) have been maintained in accordance with all applicable requirements, (2) if they are intended to qualify for special Tax treatment, meet all requirements for such treatment, and (3) all contributions have been made, withheld and remitted on a current basis.

(G)
Each individual who renders services to Company or any of its Subsidiaries who is classified by Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and Tax reporting and under Employee Benefit Plans) is properly so characterized.

(H)
On or before the date hereof, Company has caused each grantor trust providing for funding of amounts payable pursuant to any Company Plans or Employment Agreements or both to be amended to ensure that no amounts are required to be contributed thereto as a result of the execution and delivery of this Agreement, the announcement hereof, or the announcement or consummation or both of the Transactions, and to ensure that such trusts are at all times revocable, in whole or in part, without the consent of the trustees or beneficiaries thereof or any third party.

(t)
Books and Records.  The financial books, records and accounts of Company and its Subsidiaries in all material respects, (i) are maintained in accordance with IFRS on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Company and its Subsidiaries and (iii) accurately and fairly reflect the basis for Company consolidated financial statements.  Since July 31, 2010, the corporate minute books of Company and its Subsidiaries contain minutes of all meetings and resolutions of the directors and shareholders held up to and including June 2013.  Parent has been granted access to unredacted copies of such minute books of Company and its Subsidiaries, except for minutes of all meetings of the Special Committee of Company directors formed to consider the Transactions and the board of directors of Company in respect of the Transactions.  For purposes of clarity, such books and records that include sensitive information have been provided by Company to Parent in accordance with the terms and provisions of the Confidentiality Agreement. See Section (cc)(xiii) regarding sale, pricing, price reporting, etc. relating to pharmaceuticals, biologics, and medical devices.

(u)
Insurance.  Except as set forth in Section (u)(i) of the Company Disclosure Statement, Company has made available to Parent true, correct and complete copies of all material policies of insurance to which each of Company and its Subsidiaries are a party or are a beneficiary or named insured.  Except as set forth in Section (u)(ii) of the Company Disclosure Statement, Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Company and its Subsidiaries.  For insurance policies subject to premium audit, retroactive premium, or similar future premium obligation, Company has paid premiums in an amount that will, by the time of the Effective Date, not reasonably be expected to result in future premium due.  Except as disclosed in Section (u)(iii) of the Company Disclosure Statement, to the knowledge of Company, there is no material claim by Company or any of its Subsidiaries pending, under any insurance policy and to the knowledge of Company, no material claim made since July 31, 2013 has been denied.  No written notice of cancellation or termination has been received with respect to the insurance policies.

(v)	Litigation. Except as specifically disclosed in Section (v) of the Company Disclosure Statement:
(i)
there is no claim, suit, action or proceeding which has been properly commenced against Company or to the knowledge of Company threatened against Company or any of its Subsidiaries or any of its or their properties or assets; to the knowledge of Company there are no circumstances that pose a material risk of a claim, suit, action or proceeding against Company or any of its Subsidiaries or any of its or their properties or assets, including for greater certainty any legal proceedings, whether judicial or administrative, in Canada, the United States or otherwise (i) seeking the recall, withdrawal, suspension or seizure of any Company Product, (ii) with respect to any alleged injuries to a participant in any clinical trial conducted by Company or any of its Subsidiaries or on behalf of Company or any of its Subsidiaries or otherwise, or (iii) with respect to any product liability claim relating to or arising out of Company Products, that, individually or in the aggregate, if adversely determined, could reasonably be expected to exceed $500,000 in damages;

(ii)	there is not any material judgement, decree, injunction, rule or order of any Agency or arbitrator outstanding against Company or any of its Subsidiaries; and
(iii)
during the 3 years prior to the date hereof, there has been no suit, action or proceeding served on, commenced against or threatened against Company or any of its Subsidiaries relating to products liability claims relating to or arising out of Company Products.  As of the date of this Agreement, except as specifically disclosed in Section (v) of the Company Disclosure Statement, there is no suit, action, proceeding pending or threatened against Company or any of its Subsidiaries that, individually or in the aggregate, if resolved adversely to Company, would reasonably be expected to prevent or delay in any material respect the consummation of the Transactions.

(w)
Determination by the Board and Voting Requirements.  The board of directors of Company (after receiving financial advice including the Fairness Opinion, legal advice and after considering other factors), by the unanimous vote of its directors, has determined and resolved at its meeting held on December 11, 2013:

(i)	that the entering into of this Agreement, the performance by Company of its obligations hereunder and the Transactions are in the best interests of Company;
(ii)	that the Arrangement is fair to Shareholders;
(iii)	to approve the Transactions and this Agreement; and
(iv)	to recommend that Shareholders approve the Arrangement.
To the knowledge of Company, after consultation with outside legal counsel, no provincial or state takeover statute or similar statute or regulation (including Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions) applies or purports to apply to this Agreement or any of the Transactions.
Subject to the terms of the Interim Order and Final Order, Shareholder Approval is the only approval necessary to approve this Agreement and the Transactions.
(x)
Brokers; Schedule of Fees and Expenses.  Except as set forth in Section (x) of the Company Disclosure Statement, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Company.  Company has made available to Parent true and complete copies of all agreements that are referred to in Section (x) of the Company Disclosure Statement, if any, and all indemnification and other agreements, if any, related to the engagement of the persons so listed.

(y)
Fairness Opinion of Financial Advisor.  Company has received the opinion of the Financial Advisor dated the date of this Agreement, to the effect that, as of such date, the Arrangement, and the consideration received thereunder is fair and reasonable to all securityholders affected by the Arrangement (other than members of the Apotex Group) from a financial point of view, a copy of which opinion will be promptly delivered to Parent.

(z)
Dispositions of Company Property.  Except for sales or disposals in the ordinary course of business and except as described in Section (z) of the Company Disclosure Statement and as disclosed in the Company Public Disclosure Documents, since July 31, 2013, neither Company nor any of its Subsidiaries has sold or disposed of or ceased to hold or own any personal property, real property, any royalty interest or interest in a joint venture or other assets or properties of Company or any of its Subsidiaries ("Company Property"), other than any interest or rights with respect to real property having an individual fair market value of less than $500,000 in the aggregate, in each case in the ordinary course of business, consistent with past practice.  Except as set forth in Section (z) of the Company Disclosure Statement, no Company Property, the fair market value of which on the date of this Agreement is greater than $250,000 in the aggregate, is subject to any pending sale or disposition transaction.

(aa)
Absence of Cease Trade Orders.  No order ceasing or suspending trading in Common Shares (or any of them) or any other securities of Company is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of Company, are pending, contemplated or threatened.

(bb)	Environmental Matters. To the knowledge of Company:
(i)	All biological materials utilized by Company and its Subsidiaries in the Business are used, maintained and stored in compliance in all material respects with applicable Environmental Laws.
(ii)	Company and each of its Subsidiaries are and, for the last 3 years prior to the date hereof, have been in compliance with all applicable Environmental Laws.
(iii)
No obligations or other liabilities for which Company or any of its Subsidiaries would be liable or responsible under Environmental Law presently exist with respect to any portion of any currently owned, leased, used or otherwise controlled property or operations of the Business.

(iv)	There are no facts or circumstances resulting from the operation of the Business that could reasonably be expected to result in material liability under Environmental Law.
(v)
Neither Company nor any of its Subsidiaries has received written inquiry or written notice from any Agency or any other person alleging a violation of or any liability under any Environmental Law which has not been fully and finally resolved and with respect to which there remains any continuing obligation or responsibility.

(vi)
Company has obtained, and is and, for the last 3 years prior to the date hereof, has been in compliance in all material respects with all material Environmental Permits; all material Environmental Permits are in full force and effect and are listed on Section (bb)(v) of the Company Disclosure Statement; and neither Company nor any of its Subsidiaries has received any written notices from any Agency or any other person concerning the termination, suspension or material modification of any Environmental Permit necessary for the operation of the Business.

(vii)
For the last 3 years prior to the date hereof, there has been no release of any Hazardous Materials at, on, under or from any facility currently owned, leased, operated or used by Company or any of its Subsidiaries, including the Specified Manufacturing Facilities which could reasonably be expected to give rise to any material liabilities pursuant to Environmental Laws;

(viii)
Except as set forth in Section (bb)(vii) of the Company Disclosure Statement, there are no underground storage tanks (UST) or UST systems, impoundments, or other units for the treatment, storage or disposal of Hazardous Materials located at the Winnipeg facilities.  No other USTs are present at any other real property currently owned by Company or any Subsidiary and no USTs were present while Company or any Subsidiary operated at any other real property formerly owned, leased, used or otherwise controlled by Company or any Subsidiary.

(ix)
Company has provided to Parent complete and accurate copies of all material environmental assessment, remediation and compliance reports pertaining to the Business or any real property currently or formerly owned, leased, operated, used or otherwise controlled by Company or any of its Subsidiaries within the possession or reasonable control of Company or any of its Subsidiaries.

(x)
For the past 3 years prior to the date hereof, none of Company or any of its Subsidiaries has expressly assumed or agreed to indemnify material and known liabilities of any other person arising under Environmental Law currently in effect.

(xi)
For the past 3 years prior to the date hereof, none of Company or any of its Subsidiaries has caused a release of Hazardous Materials at any location, nor has Company or any of its Subsidiaries arranged for the transportation, treatment or disposal of Hazardous Materials at or to any location that has been included in any published federal, state or local governmental list of sites that could reasonably be expected to give rise to material liabilities to Company or any of its Subsidiaries under Environmental Law.

(cc)	Regulatory Matters. Except as disclosed in Section (cc) of the Company Disclosure Statement:
(i)
Except as set forth in Section (cc)(i) of the Company Disclosure Statement, for the past 3 years prior to the date hereof, neither Company nor any of its Subsidiaries has received any written notice or other communication from the Health Agencies of the US, Canada or Europe and any written notice from the Health Agencies of any other country alleging any material violation by Company or any of its Subsidiaries of any applicable Law within the jurisdiction of the Health Agencies, where any such violation has not been resolved or is not being resolved, including any failure to maintain systems and programs adequate to ensure compliance with any applicable Law.

(ii)
(A) To the knowledge of Company, except as set forth in Section (cc)(ii) of the Company Disclosure Statement, for the last 3 years prior to the date hereof, all pre-clinical and clinical trials and investigations upon which Company has relied or plans to rely as the basis for any submission to any Health Agency, to the extent conducted by Company or any of its Subsidiaries, have been and are being conducted in material compliance with the following, to the extent that any of the following are applicable to each pre-clinical or clinical trial or investigation; (A) the Health Agencies' standards for conducting non-clinical laboratory studies; (B) the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline; and (C) the Health Agencies' regulations and guidelines for good clinical practices (GCP) and the design, conduct (including human subjects protection), performance, monitoring, auditing, recording, analysis and reporting of clinical trials.  (B) For the last 3 years prior to the date hereof, neither Company nor any of its Subsidiaries nor, to the knowledge of Company, anyone acting on behalf of Company or any of its Subsidiaries, has received any written notice that any Health Agency or any institutional review board or research ethics board has initiated, or materially threatened to initiate, any clinical hold or other action to suspend any clinical trial or suspend or terminate any IND, CTA, or any other equivalent thereof sponsored directly by Company or any of its Subsidiaries directly, and upon which Company or any of its Subsidiaries has relied or plans to rely as the basis for any submission to any Health Agency; provided, however, that Company has disclosed to Parent any adverse events arising out of any clinical trial or investigations upon which Company has not relied or does not plan to rely as the basis for any submission to any Health Agency, to the extent conducted by Company or any of its Subsidiaries.

(iii)
To the knowledge of Company, for the last 3 years prior to the date hereof, all pre-clinical tests sponsored by Company or any of its Subsidiaries performed in connection with or as the basis for any submission to any Health Agency, filed under a CTA, IND or other foreign equivalent or that Company or any of its Subsidiaries anticipates will be submitted to or held for inspection by any Health Agency have been conducted in accordance, in all material respects, with applicable good laboratory practice requirements as set forth in 21 C.F.R. Part 58 (but only to the extent that such nonclinical tests are required by 21 C.F.R. Part 58 to be conducted in accordance with good laboratory practice requirements).

(iv)
To the knowledge of Company, Company and its Subsidiaries have properly maintained in all material respects their respective books and records, including batch records, deviations, corrective and preventive actions in connection with all manufacturing by or on behalf of Company or any of its Subsidiaries for all Company Products.  For purposes of clarity, such books and records that include sensitive information have been provided by Company to Parent in accordance with the terms and provisions of the Confidentiality Agreement.  For the last 3 years prior to the date hereof, all manufacturing operations conducted by or for the benefit of Company or any of its Subsidiaries and over which Company or any of its Subsidiaries had direct manufacturing control, have been and are being conducted in accordance, in all material respects, with applicable current good manufacturing practices (GMPs), as prescribed pursuant to the FDCA and its implementing regulations and all similar applicable GMP standards imposed by Health Agencies with jurisdiction over Company's operations.

(v)
To the knowledge of Company, Company and its Subsidiaries have properly maintained (A) books and records setting forth any material oral or written communication received by Company or any of its Subsidiaries from any Health Agency in the last 3 years prior to the date hereof, including any and all reports of telephone conversations, visits and inspections, and any legally effective notice of intention to conduct an inspection (for purposes of clarity, such books and records that include sensitive information have been provided by Company to Parent in accordance with the terms and provisions of the Confidentiality Agreement), (B) books and records directly relating to clinical studies upon which Company or any of its Subsidiaries has relied or plans to rely as the basis for any submission to any Health Agency conducted by Company or any of its Subsidiaries or on behalf of Company or any of its Subsidiaries in the last 3 years prior to the date hereof (for purposes of clarity, such books and records that include sensitive information have been provided by Company to Parent in accordance with the terms and provisions of the Confidentiality Agreement), (C) all information required to be maintained about adverse drug experiences obtained or otherwise received by Company or any of its Subsidiaries from any reportable source, in Canada, the United States or outside the Canada and United States, including information derived from clinical investigations, pharmacovigilance reports in the scientific literature, and unpublished scientific papers, relating directly to any Company Product, and (D) all audit reports filed during the last 3 years prior to the date hereof relating to Company Products that are in its possession and are material to assessing compliance with all Law within the jurisdiction of the Health Agencies.  Except as set forth in Section (cc)(v) of the Company Disclosure Statement, for the past 3 years prior to the date hereof, neither Company nor any of its Subsidiaries has received any legally effective notices of inspectional observations (including those recorded on form FDA 483), establishment inspection reports, warning letters, untitled letters, or any other documents issued by any Health Agency that demonstrates lack of compliance with any applicable Law by Company or any of its Subsidiaries or by any entity acting on behalf of Company or any of its Subsidiaries, where any such compliance issue has not been or is not being resolved.

(vi)
As to each Company Product for which a biological license application, new drug application, or other regulatory application for marketing authorization was submitted by Company or any of its Subsidiaries, including outside of Canada and the United States, has been submitted, filed or approved, (A) Company and each of its Subsidiaries is in material compliance with the applicable Health Agency filing requirements, and all applicable Law, and all terms and conditions of such applications, to the extent applicable and (B) Section (cc)(vi) of the Company Disclosure Statement sets out all written commitments made to any Health Agency to undertake post-marketing requirements (i.e. Phase IV) with respect to such Company Product.

(vii)
For the last 3 years prior to the date hereof, none of Company or any of its Subsidiaries, nor any officer, employee or to the knowledge of Company, agent of Company or any of its Subsidiaries has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in or that has resulted in, in the United States, debarment under 21 U.S.C. Section 335a, exclusion from federal or state health care programs, or any Law that materially would limit or impair the ability of Company to conduct its Business.

(viii)
To the knowledge of Company, neither Company nor any of its Subsidiaries currently is in material violation of any applicable Law or any lawful order, writ, injunction or decree of any Health Agency applicable to Company or any of its Subsidiaries or any Company Product.  All documentation, correspondence, reports, data, analysis and certifications relating to or regarding the Company Products filed or delivered (or, if amended, as of the date for which such amendment speaks) by or on its behalf to any Health Agency during the last 3 years prior to the date hereof were in all material respects when so filed or delivered, and to the extent required by any applicable laws remain true and accurate.

(ix)
To the knowledge of Company, Company has provided to Buyer and Parent true, complete and accurate copies of all advertising and promotional materials, programs and initiatives related to the use of the Company Products that Company or any of its Subsidiaries currently use, including medical education, symposia, opinion leader development, peer-to-peer development, publications, journal ads, and all other material written communications that describe the features or benefits of the Company Products (the "Existing Promotional Materials") created by or on behalf of Company or its Subsidiaries for 3 years prior to the date hereof.  The Existing Promotional Materials are in material compliance with applicable Law.  Each of Company's and its Subsidiaries' Standard Operating Procedures (SOPs) governing the sales and marketing of the Company Products are in material compliance with applicable Law.

(x)
To the knowledge of Company, except as disclosed in Section (cc)(x) of the Company Disclosure Statement, for the last 3 years prior to the date hereof, all billing practices, including discounts, price concession, and calculations or best price and average price, of Company and its Subsidiaries with respect to all third-party payors, including the Federal and State Healthcare Programs and private insurance companies, have been in compliance in all material respects with all applicable Law, regulations and policies of such third-party payors, private insurance companies and the Federal and State Healthcare Programs.  During the period of employment by Company or its Subsidiaries during the last 3 years prior to the date hereof, (A) no employee or any member of Company's or its Subsidiaries' medical staff or to the knowledge of Company, independent contractor of Company or its Subsidiaries (whether an individual or entity), has been excluded from participating in any federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)) and (B) none of the officers, directors, managers, managing employees, or to the knowledge of Company agents (as such term is defined in 42 U.S.C. § 1320a-5(b)) of Company or its Subsidiaries have been excluded from Medicare or any federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)) or been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. § 1320a-7b, nor is any such exclusion, sanction or conviction threatened or pending.  For the last 3 years prior to the date hereof, neither Company nor any of its Subsidiaries has been excluded from participating in any federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)), nor is any such exclusion threatened or pending.  Neither Company nor its Subsidiaries have been convicted of a criminal offense related to the provision of health care services.

(xi)	To the knowledge of Company, Company and each of its Subsidiaries is in material compliance with all applicable registration and listing requirements with all Health Agencies.
(xii)
For the last 3 years prior to the date hereof, none of Company or any of its Subsidiaries or any officer, employee or agent of Company or any of its Subsidiaries has made a materially untrue statement of a material fact or fraudulent statement to any Health Agency, failed to disclose a material fact required to be disclosed to any Health Agency, or committed any act, made any statement, or where applicable, failed to make any statement, that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy of any Health Agency.

(xiii)
Except as disclosed in Section (cc)(xiii) of the Company Disclosure Statement, to Company's knowledge, for the last 3 years prior to the date hereof, Company and its Subsidiaries have operated in all material respects in compliance with all Health Agency requirements relating to the sale, pricing, price reporting, government or private placement or reimbursement for, and rebates related to pharmaceuticals, biologics and medical devices.

(xiv)
Section (cc)(xiv) of the Company Disclosure Statement sets forth the Health Agency status of all Company Products, including CTAs, INDs, biological license applications, new drug applications, 510(k)s and other investigation or marketing authorization applications and the status of such application, whether pending, approved, denied, active or inactive.

(xv)
For the last 3 years prior to the date hereof, none of Company or any of its Subsidiaries has received any material written information from any Health Agency which would reasonably be expected, in the usual course of such dealings, to lead to the denial of any application for marketing approval currently pending before the Health Agency.

(xvi)	To Company's knowledge, Company has made available to Buyer material correspondence relating to post marketing requirements for Company's botulism antitoxin heptavalent.
(xvii)
Except as disclosed in Section (cc)(xvii) of the Company Disclosure Statement, all material reports, documents, claims, permits and notices required to be filed, maintained or furnished to any Health Agency by Company or any of its Subsidiaries during the last 3 years prior to the date hereof (including, for the avoidance of doubt, all required investigational status reports, postmarketing reports, and adverse event reports) have been so filed, maintained or furnished, except those reports, documents, claims, permits and notices currently in process.  All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).  None of Company or any of its Subsidiaries or any officer, employee, agent or distributor of Company or any of its Subsidiaries is the subject of any pending, or threatened investigation in respect of Company, any of its Subsidiaries, or the Company Products by any Health Agency pursuant to the FDA's policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy of any Health Agency.  For the last 3 years prior to the date hereof, neither Company nor any of its Subsidiaries, nor any current officer, employee, agent or distributor of Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct that could result in a material debarment mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law.

(xviii)
To Company's knowledge, except as set forth in Section (cc)(xviii) of the Company Disclosure Statement, the development, manufacture, testing, distribution, and marketing of each Company Product that is or has been developed, manufactured, tested, distributed or marketed, and remains currently available on the market or currently in development, is being, and has been for the last 3 years prior to the date hereof conducted in compliance in all material respects with the applicable provisions of the FDCA and the regulations of the FDA promulgated thereunder, the Food and Drugs Act (Canada) and, the CDSA and the respective regulations thereunder, or, to knowledge of Company, any similar Law applicable in any other jurisdiction in which such activities are carried out, including those relating to investigational use, premarket clearance or marketing approval, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping and filing of reports.  There is no action or proceeding pending or, to knowledge of Company, threatened by any Agency, including any prosecution, injunction, seizure, civil fine, suspension or recall, in each case alleging any material violation of any Law applicable to any Company Product by Company or any of its Subsidiaries.

(xix)
Except as disclosed in Section (cc)(xix) of the Company Disclosure Statement, to Company's knowledge, except as set forth in Section (cc)(xviii) of the Company Disclosure Statement, for the last 3 years prior to the date hereof, each of Company and its Subsidiaries have neither voluntarily nor involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, "dear doctor" letter, investigator notice, or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product, except as done in material compliance with applicable legal requirements.  Except for facts related to the topics set forth in Section (v), there are no facts which are reasonably likely to cause (A) the recall, market withdrawal or replacement of any Company Product currently sold by Company or any of its Subsidiaries, (B) a material change in the labeling of any such Company Products, or (C) a termination or suspension of the marketing of such Company Products.

(xx)
The last 3 years prior to the date hereof, neither Company nor any of its Subsidiaries has received any written notice that any Health Agency has commenced, or, to the knowledge of Company, threatened to initiate, any action to enjoin manufacture or distribution of any Company Product sold by Company or any of its Subsidiaries.

(xxi)
To the knowledge of Company, no Company Product currently manufactured or distributed by Company or any of its Subsidiaries is (A) adulterated within the meaning of 21 U.S.C. § 351 (or any similar Law) or (B) misbranded within the meaning of 21 U.S.C. § 352 (or any similar Law).

(xxii)
For the last 3 years prior to the date hereof, neither Company nor its Subsidiaries nor their employees or agents have engaged in activities that (A) would to Company's knowledge violate healthcare fraud and abuse laws (including the United States Anti-Kickback Statute, as amended, and the False Claims Act, as amended, and similar state Laws), or (B) that would violate anti-bribery and anti-corruption Laws in a way material to the Business.

(dd)	Reporting Issuer Status. Company is a reporting issuer (or its equivalent) in each of the provinces of Canada.
(ee)
Related Party Transactions. None of Company or any of its Subsidiaries is indebted to any director, officer, employee or agent of, or consultant to, Company or any of its Subsidiaries or any of their respective affiliates or associates (except for amounts due as normal salaries, fees (including management and service fees) and bonuses and in reimbursement of ordinary expenses).  Except as set forth in Section (ee) of the Company Disclosure Statement, there are no loans, contracts or other transactions between Company or any of its Subsidiaries and any (i) director or officer of Company or any of its Subsidiaries; (ii) any holder of record or, to the knowledge of Company, beneficial owner of 5% or more of any class of the equity securities of Company; or (iii) any affiliate or associate of any such director, officer or beneficial owner.

(ff)
Disclosure Controls.  Company has designed such disclosure controls and procedures, or caused them to be designed under the supervision of its Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance that material information relating to Company is made known to the Chief Executive Officer and Chief Financial Officer by others within Company and its Subsidiaries, particularly during the period in which the annual or interim financial statement filings are being prepared.

(gg)
Internal Controls.  Company has designed such internal controls over financial reporting, or caused them to be designed under the supervision of the Chief Executive Officer and Chief Financial Officer of Company, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.  To the knowledge of Company and subject to the disclosure contained in Section (gg) of the Company Disclosure Statement, with respect to the 3 years prior to the date of this Agreement: (i) there are no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of Company that are reasonably likely to adversely affect Company's ability to record, process, summarize and report financial information, and (ii) there is and has been no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of Company.  To the knowledge of Company, for the last 3 years prior to the date hereof, Company has received no (A) material complaints from any source regarding accounting, internal accounting controls or auditing matters or (B) expressions of concern from employees of Company regarding questionable accounting or auditing matters.

(hh)
Competition Act. Assuming that the Effective Date is the date of this Agreement, Company together with its affiliates (as defined in the Competition Act) do not have: (i) assets in Canada that exceed CAN$295 million; or (ii) annual gross revenues from sales in, from or into Canada exceeding CAN$131 million, in either case, all as determined in accordance with Part IX of the Competition Act and the Notifiable Transactions Regulations thereunder, provided that, for the purposes of Section (b) of Schedule D, the assumption that the Effective Date is the date of this Agreement will not apply.

(ii)
Investment Canada Act.  Assuming that the Effective Date is the date of this Agreement, the value of the assets of Company together with its Subsidiaries, calculated in the manner prescribed by the Investment Canada Act, is less than CAN$344 million, provided that, for the purposes of Section (b) of Schedule D, the assumption that the Effective Date is the date of this Agreement will not apply.

(jj)	Listing. The Common Shares are listed and posted for trading on the TSX.
(kk)	Compliance with Export Control, Trade, and Anti-Bribery Law.
(i)
Except as described in Section (kk)(i) of the Company Disclosure Statement, for the last 5 years prior to the date hereof, neither Company nor any of its Subsidiaries has violated the Arms Export Control Act (22 U.S.C. 2778), the ITAR, the Export Administration Regulations (15 C.F.R. 730 et seq.), regulations implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (31 C.F.R. 500 et seq.), the Export and Imports Permit Act, the Special Economic Measures Act, the United Nations Act, the Freezing Assets of Corrupt Foreign Officials Act, the Defence Production Act, the Criminal Code or any regulations promulgated under the foregoing or any similar Law applicable in the United States, Canada, or elsewhere, relating to export controls and economic sanctions that are applicable to Company or its Subsidiaries (collectively, the "Export Control Laws").  During the last 5 years prior to the date hereof, Company has not received any written communication alleging that it is not in compliance with the Export Control Laws, and Company has not filed any voluntary disclosures of possible export violations relating to Company or its operations.  Neither Company, Company's Subsidiaries nor any of their officers or directors appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury, any listing of Designated Persons, terrorist or other entities  under the Special Economic Measures Act, the United Nations Act, the Freezing Assets of Corrupt Foreign Officials Act, or the Criminal Code or on any other similar list maintained pursuant to any authorizing statute, executive order or regulation.

(ii)
Except as described in Section (kk)(ii) of the Company Disclosure Statement, for the last 5 years prior to the date hereof, neither Company nor any of its Subsidiaries has had any direct or indirect dealings with a person or country with whom United States persons or persons in Canada or Canadians outside Canada are restricted from doing business under regulations of the Office of Foreign Asset Control (OFAC) of the United States Department of the Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List), the Export Control Laws, or under any Statute, Executive Order or any other governmental action that is applicable to Company or its Subsidiaries.

(iii)
For the last 5 years prior to the date hereof, neither Company nor any of its Subsidiaries, nor to their knowledge, any of their employees, officers, directors or agents, has directly or indirectly, paid, offered, given promised to give or authorized to give any money, gift, payment or anything of value in contravention of the Corruption of Foreign Public Officials Act (CFPOA) or to any "Foreign Official" as defined in the FCPA, public international organization as defined by the FCPA , political party, candidate for political office or other person (including any representative of any of the foregoing) for purposes of influencing or inducing any act or decision, or securing any improper advantage for Company in order to obtain or retain business for or with Company which (A) is prohibited by the FCPA or any other anti-corruption, anti-bribery or similar applicable Law or are reasonably expected to subject Company or any of its Subsidiaries to any damage or penalty in any action; (B) if not given in the past, are reasonably expected to have had an adverse effect on Company or any of its Subsidiaries as reflected in the financial statements of Company, (C) if not continued in the future, might adversely affect Company or any of its Subsidiaries, or (D) otherwise has the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining or retaining business or other unfair commercial advantage.  During the last 5 years there has been no action, suit, inquiry, investigation (including any internal investigation) or any other proceeding, including, to Company's knowledge, those threatened, involving Company, its Subsidiaries nor to their knowledge, any of their directors, officers, employees or agents, concerning compliance with the CFPOA, FCPA or any other applicable anti-corruption laws nor have any of the foregoing received any written communication alleging that they are not in compliance with, or that Company or any of its Subsidiaries is or has been the subject of any investigation by any governmental or regulatory agency concerning, the statutory and regulatory requirements under the CFPOA or FCPA.

(ll)	Government Contracts.
(i)
To the knowledge of Company, during the 3 years prior to the date hereof, no U.S. Government Contract was awarded pursuant to the Small Business Innovative Research (SBIR) program or on the basis of Company or its Subsidiaries having preferential status, including a small business, small disadvantaged business, 8(a), woman owned business status, and Company or its Subsidiaries have not represented to any customers that they hold such preferred bidder status as a condition of award.

(ii)
Section (ll)(ii) of the Company Disclosure Statement lists and separately identifies each contractor team arrangement as defined by FAR 9.601 to which any of Company or its Subsidiaries is a party and that has not terminated or expired (true and complete copies of which, including all modifications and amendments thereto, have been made available to Parent).  Each such contractor team arrangement is in full force and effect and is binding on Company or its Subsidiaries, as applicable, in accordance with its terms and, to the knowledge of Company, the other party or parties thereto, and no such contractor teaming arrangement is subject to any oral modifications or amendments.  To the knowledge of Company, during the 3 years prior to the date hereof, each of Company and its Subsidiaries has materially complied with all terms and conditions of each such contractor team arrangement.  To the knowledge of Company, there exist no disputes arising out of or relating to any such contractor team arrangement and that would reasonably be expected to have a Materially Adverse effect.

(iii)	During the 3 years prior to the date hereof, except as set forth in Section (ll)(iii) of the Company Disclosure Statement, with respect to each Government Contract and Government Bid:
(A)
To the knowledge of Company, each of Company and its Subsidiaries has materially complied with the terms and conditions of such Government Contract or Government Bid (including any agreements pertaining thereto and all applicable Law pertaining thereto, including all applicable government contract-related statutes, executive orders, and regulations (including the DFARS and FAR));

(B)
To the knowledge of Company, neither the United States Government nor any prime contractor, subcontractor, or Agency has notified Company or its Subsidiaries, either in writing or orally that Company or its Subsidiaries has breached a material contract requirement, certification, representation, clause, or provision, or otherwise materially violated any Law (including any Government Contract-or Government Bid-related statute, executive order, or regulation), in each case, pertaining to such Government Contract or Government Bid;

(C)
To the knowledge of Company and except for facts related to the topics set forth in Section (ll)(iii) of the Company Disclosure Statement, there are no facts that might give rise to or result in a claim by any Agency that Company or its Subsidiaries has breached a material contract requirement, certification, representation, clause, or provision, or otherwise violated any Law (including any Government Contract-related statue, executive order, or regulation), in each case, pertaining to such Government Contract;

(D)
no termination for convenience, termination for default, cure notice, or, show cause notice is currently in effect, has been issued and remains unresolved, or to the knowledge of Company, is expected with respect to such Government Contract;

(E)	To the knowledge of Company, no material cost incurred by Company or its Subsidiaries has been disallowed by any Agency or is the subject of any investigation by any Agency; and
(F)
No notice of criminal investigation or indictment has been received by Company or any of its Subsidiaries nor any of the persons set forth in Schedule 1.4(a). To the knowledge of Company neither Company, any of its Subsidiaries nor their respective Principals (as defined in FAR 52.209-5) is under criminal investigation or indictment

Except as set forth in Section (II)(iii) of the Company Disclosure Statement and facts related to the topics set forth in Section (II)(iii) of the Company Disclosure Statement, neither Company, nor any of its Subsidiaries: (1) has information with respect to any alleged fraudulent or criminal activity involving a Government Contract or a Government Bid; nor (2) to the knowledge of Company is under civil or administrative investigation.
To the knowledge of Company, during the 3 years prior to the date hereof, except as set forth in Section (ll)(iii) of the Company Disclosure Statement and facts related to the topics set forth in Section (ll)(iii) of the Company Disclosure Statement, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of non-responsibility or ineligibility on the part of Company, any of its Subsidiaries or any Principal with respect to any prior, current, or future Government Contract or Government Bid.
More specifically neither Company, any of its Subsidiaries nor any Principal subject to the provisions of FAR 52.209-5:
a)	is currently debarred, suspended, proposed for debarment, or declared ineligible for the award of a Government Contract or subcontract;
b)
has, within the 3 year period prior to the date hereof, been convicted of or had a civil judgment rendered against them for commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a public (federal, state, or local) contract or subcontract, or violation of Antitrust Laws relating to the submission of offers, or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, violating federal criminal tax laws, or receiving stolen property;

c)	is currently indicted for, or otherwise criminally or civilly charged by an Agency with, commission of any of the above-listed offenses.
(iv)
During the 3 years prior to the date hereof, except as set forth in Section (ll)(iv) of the Company Disclosure Statement, there (A) have been no and are no outstanding material claims or requests for equitable adjustment against Company or any of its Subsidiaries, either by any Agency or by any prime contractor, subcontractor, vendor, or other person, arising under or relating to any Government Contract or Government Bid and (B) are no outstanding and/or unresolved material disputes between Company or any of its Subsidiaries and the United States government under the Contract Disputes Act, as amended, or any other federal statute or between Company or any of its Subsidiaries and any prime contractor, subcontractor, vendor or any other person arising under or relating to any U.S. Government Contract or U.S. Government Bid.  During the 3 years prior to the date hereof, except as set forth in Section (ll)(iv) of the Company Disclosure Statement, Company and its Subsidiaries have no interest in any pending or potential material claim against any Agency or any prime contractor, subcontractor, or vendor arising under or relating to any Government Contract.

(v)
Section (ll)(v) of the Company Disclosure Statement sets forth a true and correct list of: (A) each Government Contract to which Company is a party and that is in effect as of the Effective Date (the "Assigned Contracts"); and (B) each Government Bid that is outstanding as of the Effective Date.

(vi)	To the knowledge of Company, during the 3 years prior to the date hereof, except as set forth on Section (ll)(vi) of the Company Disclosure Statement:
(A)
all material representations and certifications made by Company with respect each Government Contract and Government Bid (including but not limited to any certifications and/or representations made on or through the U.S. Government's SAM system) listed above in Section (ll)(v) of Company Disclosure Statement were complete and accurate as of their effective date and Company has materially complied and is in material compliance with all such representations and certifications;

(B)
other than pursuant to Government Contract requirements for withholding of fees under cost plus fixed fee Government Contracts, holdback payments related to licensure and labor withholdings under time and materials/labor hour Government Contracts, no money due to Company pertaining to any Government Contract or Government Bid listed above on Section (ll)(v) of the Company Disclosure Statement has been withheld or set off and is still outstanding nor has any claim been made to withhold or set off money that has not been or will be adequately reflected in the financial statements, and Company is entitled to all applicable progress payments received with respect thereto;

(C)
no stop work order or any other type of suspension of work has been issued with respect to any Government Contract or Government Bid listed above in Section (ll)(v) of Company Disclosure Statement and has not been resolved;

(D)
Company and its Subsidiaries have not received any written notice of any outstanding protests or complaints challenging the award of any Government Contract listed above in Section (ll)(v) of the Company Disclosure Statement;

(E)
there have not been any claims or equitable adjustments by Company or its Subsidiaries against any Agency or any prime contractor, higher or lower tier subcontractor or vendor arising under or relating to any Government Contract or Government Bid listed above in Section (ll)(v) of the Company Disclosure Statement in excess of $100,000;

(F)
Company has made available to Buyer materially complete and correct copies of Government Contracts and Government Bids listed above in Section (ll)(v) of the Company Disclosure Statement, including amendments, modifications, and task or delivery orders related thereto;

(G)
Company has not received any written notification from any Agency of any intention to make a material modification to any Government Contract listed above in Section (ll)(v) of the  Company Disclosure Statement for which no modification has been issued;

(H)
And except for facts related to the topics set forth in the Company Disclosure Statement referenced in Section (ll)(vii), there is no currently pending request and there are no facts that would reasonably be expected to give rise to or result in a request for an extension of Company's time for performance under any Government Contract listed above in Section (ll)(v), of the Company Disclosure Statement;

(I)
Company has all material authorizations and approvals from Agencies and all material third‑party certifications and approvals required in order to perform the work under each Government Contract listed above in Section (ll)(v) of Company Disclosure Statement, and has maintained compliance in all material respects with the terms on which such authorizations, certifications and approvals are conditioned;

(J)
There is no Government Contract (excluding Grants), for which the most recent estimated total costs of completion as estimated in good faith by Company indicate that such Government Contract will be completed without a profit to Company or its Subsidiaries, as applicable, (i.e. an estimation by Company or its Subsidiaries that Company's or its Subsidiaries' total cost of performance as reasonably calculated by Company and its Subsidiaries will exceed the total payments to Company and its Subsidiaries by the customer);

(vii)	Investigations/Audits. During the 3 years prior to the date hereof, except as set forth on Section (ll)(vii) of the Company Disclosure Statement:
(A)
neither Company nor any of its Subsidiaries nor, to the knowledge of Company, any Principal is (or during the last 3 years prior to the date hereof has been) under administrative, civil or criminal investigation, indictment or writ of information by any Agency, or any non-routine audit or investigation by any Agency with respect to the Company's Government Contracts.

(B)	To the knowledge of Company, no such investigation, indictment, or writ or non-routine audit has been threatened.
(C)
Company has not conducted or initiated any internal investigation (other than inquiries in the ordinary course of business to ensure compliance with applicable Law) or made any voluntary or mandatory disclosure under FAR 52.203-13 to any Agency arising under or relating to a Government Contract or Government Bid. To the knowledge of Company, during the 3 years prior to the date hereof, except as set forth in Section (ll)(vii) of the Company Disclosure Statement, there exists no credible evidence requiring a mandatory disclosure under FAR 52.203-13 that has led or could lead to any material damage, penalty assessment, recoupment of payment or disallowance of cost.

(D)	there are no Company Products delivered under any Government Contract that are currently quarantined.
(viii)
If required under a Government Contract, Company has submitted to the responsible United States Government contracting officer and applicable Governmental Authorities incurred cost submissions for the years through July 31, 2012 and any open years are disclosed in Section (II)(viii) of the Company Disclosure Schedule.

(ix)
Cost or Pricing Data:  To the knowledge of Company, during the 3 years prior to the date hereof, except as set forth in Section (ll)(ix) of the Company Disclosure Statement, Company has not submitted to any Agency any materially inaccurate, incomplete or non-current cost or pricing data relating to a Government Contract or Government Bid.

(x)
Business Accounting Practices:  To the knowledge of Company, during the 3 years prior to the date hereof, except as set forth in Section (ll)(x) of the Company Disclosure Statement, Company's business accounting practices have been in compliance in all material respects with applicable Law and has not been determined to be inadequate for accumulating and billing costs under Government Contracts by any Agency.  Except as set forth in Section (ll)(x) of the Company Disclosure Statement, to the knowledge of Company, during the 3 years prior to the date hereof, there has been no, and there is no finding of fraud, defective pricing, mischarging or improper payments on the part of Company by any Agency.

(xi)
Security Obligations:  Except as disclosed in Section (ll)(xi) of the Company Disclosure Statement, to the knowledge of Company, during the 3 years prior to the date hereof, Company is in material compliance with all applicable security requirements and export control requirements, including applicable export or import permit requirements, in its Government Contracts.

(xii)
Government Furnished Property:  To the knowledge of Company, during the 3 years prior to the date hereof, except as set forth in Section (ll)(xii), of the Company Disclosure Statement, Company is in material compliance with U.S. Government furnished property requirements, including reporting requirements.

(xiii)
Organizational Conflicts of Interest: Company is in compliance with organizational conflicts of interest requirements in its Government Contracts and, to the knowledge of Company, is aware of no published and current open and available opportunity involving the U.S. Government from which Company or its Subsidiaries are currently limited, prohibited or otherwise restricted from performing or bidding due to organizational conflicts of interest in connection with any Government Contract.

(xiv)	Technical Data and Software Rights:
(A)
With respect to any "technical data" or "computer software" developed by Company "exclusively at private expense" or "at private expense" as those terms are defined in the FAR, DFARS, or in any Contract with an Agency (such applicable Contract definition, together with FAR and the DFARS, the "Data Regulations") in no case has any Agency or any other Person asserted a challenge, or expressed an intent to challenge, any of Company's rights in such technical data or computer software pursuant to the Data Regulations.

(B)	Company has taken all measures that are reasonable and customary for companies in similar lines of business to protect its rights in technical data and computer software under the Data Regulations.
(xv)
General Services Administration Federal Supply Schedule Contract Compliance:  To the knowledge of Company, during the 3 years prior to the date hereof, except as set forth in Section (ll)(xv) of Company Disclosure Statement, with respect to any General Services Administration Federal Supply Schedule Contract held by Company, Company has materially complied with all (A) "Industrial Funding Fee" obligations; and (B) "Price Reductions" clause obligations.

(xvi)
Inventions:  To the knowledge of Company, during the 3 years prior to the date hereof, Company has materially complied with all reporting requirements related to inventions under its Government Contracts; and, except as provided in Section (ll)(xvi) of the Company Disclosure Statement or as required by statute, no Agency or third party has any ownership or licensing rights in any inventions of Company.

(mm)
No Other Representations and Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS SCHEDULE E, COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF COMPANY, ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.  THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO WILL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGEMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

SCHEDULE F
 REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER
Parent and Buyer jointly and severally represent and warrant to Company as follows (and acknowledge that Company is relying on such representations and warranties in entering this Agreement and completing the Transactions):

(a)
Organization, Standing and Corporate Power.  Each of Parent, Buyer and each of their Subsidiaries is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to own its assets and conduct its business as currently owned and conducted.

(b)
Authority; Non-Contravention.  Each of Parent and Buyer has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the Transactions and to perform its obligations under this Agreement.  On December 4, 2013, and December 11, 2013 the board of directors of Parent and Buyer, respectively, approved this Agreement and the Transactions.  The execution and delivery of this Agreement by each of Parent and Buyer and the consummation by Parent and Buyer, as applicable, of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Buyer, as applicable.  No approval of the shareholders or other securityholders of Parent or Buyer or other corporate proceedings on the part of Parent or any of its Subsidiaries are necessary to authorize this Agreement, the performance by Parent and Buyer of their obligations under this Agreement and the Transactions.  This Agreement has been duly executed and delivered by each of Parent and Buyer and constitutes a valid and binding obligation of each of Parent and Buyer, enforceable by Company against each of Parent and Buyer in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors' rights generally.  The execution and delivery of this Agreement does not, and the consummation of the Transactions and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, purchase, cancellation or acceleration of any obligation or to loss of any property, rights or benefits under, or result in the imposition of any additional obligation under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, (i) the certificate of incorporation or by-laws of Parent or the comparable organizational documents of any of its Subsidiaries; (ii) except as set forth on Section (b) of the Parent Disclosure Statement, any material Contract or material Permit to which Parent or any of its Subsidiaries is a party or by which any of them or their respective properties or assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law applicable to Parent or any of its Subsidiaries or their respective properties or assets, except with respect to (iii) only, as would not have a material effect on Parent or any of its Subsidiaries, taken as a whole.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Agency, is required by or with respect to Parent, Buyer or any of their Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Buyer or the consummation by Parent of the Transactions, except for (i) any approvals required by the Interim Order or the Final Order, and (ii) the Regulatory Approvals listed on Schedule G.

(c)
Competition Act. Assuming that the Effective Date is the date of this Agreement, Buyer together with its affiliates (as defined in the Competition Act) do not have: (i) assets in Canada that exceed CAN$105 million; or (ii) annual gross revenues from sales in, from or into Canada exceeding CAN $269 million, in either case, all as determined in accordance with Part IX of the Competition Act and the Notifiable Transactions Regulations thereunder, provided that, for the purposes of Section (c) of Schedule C, the assumption that the Effective Date is the date of this Agreement will not apply.

(d)	Investment Canada Act. Parent is a WTO investor within the meaning of the Investment Canada Act.
(e)
Litigation.  As of the date of this Agreement, there is no suit, action or proceeding pending, or, to the knowledge of Parent, threatened, against Parent, Buyer or any of their respective Subsidiaries that, individually or in the aggregate, would reasonably be expected to prevent or delay in any material respect the consummation of the Transactions.

SCHEDULE G
 REGULATORY APPROVALS
United States
•	HSR Approval by Parent and Company
•	Maryland Class 1 Chemical registration by Parent, Buyer and Company
•	DEA Approval by Parent, Buyer and Company